UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MF Global Holdings Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MF Global Holdings Ltd.

717 Fifth Avenue, 9th Floor

New York, New York 10022

July 7, 2011

Dear MF Global Shareholder:

You are cordially invited to attend our 2011 Annual Shareholders’ Meeting. We will hold the meeting on Thursday, August 11, 2011 at 10:00 a.m., Eastern Daylight Time, at Omni Berkshire Place, 21 East 52nd Street, New York, New York 10022. We hope you will be able to attend.

Enclosed you will find a notice setting forth the business expected to come before the meeting, the Proxy Statement, a proxy card and a copy of our 2011 Annual Report on Form 10-K.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted.

We encourage you to submit your proxy via the Internet using the control number that appears on the front of your proxy card and to choose to view future mailings electronically rather than receiving them by mail.

Sincerely,

Jon S. Corzine
Chairman and Chief Executive Officer

MF Global Holdings Ltd.

717 Fifth Avenue, 9th Floor

New York, New York 10022

Notice of 2011 Annual Shareholders’ Meeting

Time & Date	10:00 a.m., Eastern Daylight Time, on Thursday, August 11, 2011

Place	Omni Berkshire Place 21 East 52nd Street New York, New York 10022

Items of Business	•	the election of eight directors to serve until our next Annual Shareholders’ Meeting;

	•	an advisory vote to approve the compensation of the officers disclosed in this Proxy Statement, or a “say-on-pay” vote;

	•	an advisory vote to approve the frequency of future say-on-pay votes, or a “say-when-on-pay” vote;

	•	approval of the 2011 Executive Incentive Plan;

	•	ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2012;

	•	approval of the issuance of shares of Common Stock upon the exercise of warrants issued in connection with our 1.875% convertible senior notes due 2016 in excess of New York Stock Exchange limits for issuances without shareholder approval; and

	•	any other business that may properly be considered at the Annual Shareholders’ Meeting or any adjournment or postponement of the meeting.

Record Date	Close of business on June 15, 2011 (which will apply to the meeting and any adjournments or postponements).

List of Registered Shareholders	Available for inspection during ordinary business hours at our principal executive offices, 717 Fifth Avenue, New York, New York 10022, during the ten days before the Annual Shareholders’ Meeting, as well as at the Annual Shareholders’ Meeting.

Additional Information	Additional information regarding the matters to be acted on at the Annual Shareholders’ Meeting is included in the accompanying proxy materials.

Proxy Voting	Your shares should be represented. Please submit your proxy by Internet or by telephone or complete, sign and date and return your proxy card in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders’ Meeting to Be Held on August 11, 2011. The Proxy Statement and our 2011 Annual Report on Form 10-K are available at www.mfglobalinvestorrelations.com.

By Order of the Board of Directors:

Jacqueline M. Giammarco
Company Secretary

July 7, 2011

MF Global Holdings Ltd.

717 Fifth Avenue, 9th Floor

New York, New York 10022

PROXY STATEMENT

ANNUAL SHAREHOLDERS’ MEETING

August 11, 2011

VOTING INSTRUCTIONS AND INFORMATION

Who is receiving this Proxy Statement?

This Proxy Statement is furnished to holders of the common stock, par value $1.00 per share (“MF Global Common Stock” or “Common Stock”), of MF Global Holdings Ltd. (“MF Global”, “we”, “us” or the “Company”) as well as holders of shares of the Company’s 6.00% Cumulative Convertible Preferred Stock, Series A (the “Series A Shares”), in connection with the solicitation of proxies by the Board of Directors (the “Board” or the “Board of Directors”) for the Company’s 2011 Annual Shareholders’ Meeting (and any adjournments or postponements ). References in this Proxy Statement to “fiscal 2010”, “fiscal 2011” or “fiscal 2012” mean the 12-month period ended March 31, 2010, 2011 and 2012, respectively.

When is the Annual Shareholders’ Meeting?

The 2011 Annual Shareholders’ Meeting will be held on Thursday, August 11, 2011, at 10:00 a.m., Eastern Daylight Time, at Omni Berkshire Place, located at 21 East 52nd Street, New York, New York 10022. We will begin mailing this Proxy Statement and the accompanying proxy card to shareholders on or about July 7, 2011.

What proposals will be voted on?

Shareholders will vote on six proposals from MF Global at the Annual Shareholders’ Meeting:

1.	the election of eight directors of MF Global to hold office until the next Annual Shareholders’ Meeting;

2.	an advisory vote to approve the compensation of the officers disclosed in this Proxy Statement, or a “say-on-pay” vote;

3.	an advisory vote to approve the frequency of future say-on-pay votes, or a “say-when-on-pay” vote;

4.	approval of the 2011 Executive Incentive Plan;

5.	ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2012; and

6.	approval of the issuance of shares of Common Stock upon the exercise of warrants issued in connection with our 1.875% convertible senior notes due 2016 in excess of New York Stock Exchange limits for issuances without shareholder approval.

Shareholders will also vote on any other business as may lawfully be brought before the Annual Shareholders’ Meeting or any related adjournment or postponement.

How does the Board of Directors

recommend I vote?

Our Board of Directors recommends that you vote:

•	“FOR” all of the nominees to the Board of Directors;

•	“FOR” the advisory approval of the compensation of our named executive officers;

•	“FOR” future advisory votes on executive compensation to be held each year;

•	“FOR” the approval of the 2011 Executive Incentive Plan;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2012; and

•

“FOR” the approval of the issuance of shares of Common Stock upon the exercise of warrants issued in connection with our 1.875% convertible senior notes due 2016 in excess of New York Stock Exchange limits for issuances without shareholder approval.

Who can vote?

You may vote your MF Global Common Stock if you were a registered shareholder at the close of business on June 15, 2011, the record date for our 2011 Annual Shareholders’ Meeting and any adjournment or postponement. There were approximately 164,892,596 shares of Common Stock issued and outstanding and entitled to vote on June 15, 2011. In addition, the holders of our Series A Shares are entitled to vote, on an as-converted basis and together with the holders of our Common Stock, on all matters submitted for a vote to holders of Common Stock. Accordingly, as of the close of business on June 15, 2011, holders of our 1,500,000 outstanding Series A Shares, which are convertible into 12,000,000 shares of Common Stock, are entitled to vote with the holders of our Common Stock (and not as a separate class or series) on all of the matters presented in this Proxy Statement (assuming that such holders have not converted their Series A Shares into Common Stock).

You have one vote for each share of Common Stock you held on the record date (which includes the shares of Common Stock, on an as-converted basis, to which a holder of a Series A Share on the record date would be entitled).

VOTING INSTRUCTIONS AND INFORMATION

What are the different types of shareholders?

•	You are a “registered shareholder” if you hold Common Stock registered in your name on the records of Computershare Trust Company, N.A. (“Computershare”), our transfer agent.

•	You are a “beneficial shareholder” if you hold Common Stock in “street name” indirectly through a broker, bank or similar institution and are not a registered shareholder.

If you are a registered shareholder, Computershare is sending these proxy materials to you directly. If you hold Common Stock in street name, these materials are being sent to you by the bank, broker or similar institution through which you hold your Common Stock.

From August 1, 2011 to August 11, 2011, a list of the registered shareholders entitled to vote at the August 11, 2011 Annual Shareholders’ Meeting (to which this proxy solicitation relates) will be available for inspection during ordinary business hours at our principal executive offices located at 717 Fifth Avenue, New York, New York 10022. To make arrangements to review the list, shareholders should contact our Company Secretary at 717 Fifth Avenue, New York, New York 10022. The list will also be available at the Annual Shareholders’ Meeting.

What do I need to do to attend the

Annual Shareholders’ Meeting?

All MF Global shareholders as of the record date may attend the Annual Shareholders’ Meeting. To attend, you will need to bring an acceptable form of photo identification, such as a driver’s license or passport. In addition, if you hold your Common Stock in “street name,” you will need to bring an account statement or other acceptable evidence of ownership of Common Stock as of the record date. You may contact MF Global Shareholder Services at 1-800-662-7232 or 1-781-575-4238 for directions to attend the meeting and vote in person.

How do I vote?

You may submit your proxy with voting instructions in four ways:

BY INTERNET.    The web address and instructions for the submission of your proxy by Internet can be found on the enclosed proxy card. The submission of your proxy by Internet is available 24 hours a day. To be valid, the submission of your proxy by Internet must be received by 11:59 p.m., Eastern Daylight Time, on August 10, 2011.

BY TELEPHONE.    The toll-free number for the submission of your proxy by telephone can be found on the enclosed proxy card. The submission of your proxy by telephone is available 24 hours a day. There is no charge for the call. To be valid, the submission of your proxy by telephone must be received by 11:59 p.m., Eastern Daylight Time, on August 10, 2011.

BY MAIL.    Complete the enclosed proxy card, sign and date it, and return it in the postage-paid envelope we have provided. To be valid, the submission of your proxy by mail must be received by 8:00 a.m., Eastern Daylight Time, on August 11, 2011.

AT THE ANNUAL SHAREHOLDERS’ MEETING.    You can vote your shares in person at the Annual Shareholders’ Meeting. (See “What do I need to do to attend the Annual Shareholders’ Meeting?”). If you hold your shares in “street name,” you must bring a valid “legal proxy,” which you can obtain from your account representative at the institution through which you hold your shares.

If you choose to submit your proxy by Internet or telephone, you will be required to provide your assigned control number located on our proxy card but do not need to return a proxy card itself. To be valid, the submission of your proxy by Internet, telephone or mail must be received by the established deadline.

How can I revoke my proxy or substitute

a new proxy or change my vote?

You can revoke your proxy or substitute a new proxy by:

•	subsequently submitting in a timely manner (but before the established deadline) a new proxy through the Internet or by telephone;

•	executing and mailing a later-dated proxy card that is received on a later date (but before the established deadline); or

•	voting in person at the Annual Shareholders’ Meeting.

How can I obtain an additional proxy card

or voting instruction form?

If you lose, misplace or otherwise need to obtain a proxy card or voting instruction form, please follow the following instructions:

•	Registered Shareholders—If you are a registered shareholder, contact MF Global Shareholder Services at 1-800-662-7232 or 1-781-575-4238.

•	Street Name Shareholders—If you hold your Common Stock in street name, contact your account representative at your bank, broker or other holder of record.

What is a quorum for the

Annual Shareholders’ Meeting?

The presence of the holders of stock representing a majority of the voting power of all shares of stock issued and outstanding and entitled to vote at the Annual Meeting, in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

VOTING INSTRUCTIONS AND INFORMATION

What votes are required for each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed

Election of Directors	Majority of Votes Cast	No

Advisory Vote on Executive Compensation	Majority of Votes Cast	No

Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation	Not Applicable (Shareholder Preference—see below)	No

2011 Executive Incentive Plan	Majority of Votes Cast	No

Ratification of PricewaterhouseCoopers LLP	Majority of Votes Cast	Yes

Issuance of Shares of Common Stock upon the Exercise of Warrants issued in connection with our 1.875% Convertible Senior Notes due 2016 in excess of New York Stock Exchange Limits	Majority of Votes Cast (see below)	No

ELECTION OF DIRECTORS.    Notwithstanding our by-laws, our Board of Directors has voluntarily provided in its Corporate Governance Guidelines that a nominee for director must be elected by a majority of the votes cast in uncontested elections. This means that the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director’s election. You may vote “for” or “against” each director nominee, or “abstain” from voting on a director nominee. We will not count abstentions or broker non-votes as either “for” or “against” a director, so abstentions and broker non-votes have no effect on the election of a director. As required by our Corporate Governance Guidelines, each nominee for director has tendered an irrevocable resignation that will become effective if he or she fails to receive the required vote for election at the Annual Shareholders’ Meeting and the Board accepts the tendered resignation. For more information on the director resignation provisions in our Corporate Governance Guidelines, see the information under “Our Corporate Governance” below.

ADVISORY VOTE ON EXECUTIVE COMPENSATION.    The votes cast “for” must exceed the votes cast “against” to approve the compensation of our named executive officers. Abstentions and, if applicable, broker non-votes are not counted as votes “for” or “against” this proposal.

ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY ON EXECUTIVE COMPENSATION.    This matter is being submitted to enable shareholders to express a preference as to whether future advisory votes on executive compensation should be held every year, every two years, or every three years. Therefore, the provisions of our by-laws regarding the vote required to “approve” a proposal are not applicable to this matter. The option of one year, two years or three years that receives the highest number of votes from our shareholders will be the frequency for the advisory vote on executive compensation that has been recommended by shareholders. Abstentions and, if applicable, broker non-votes, will not be counted as expressing any preference.

The advisory votes on the compensation of our named executive officers (Proposal 2) and the frequency of future say-on-pay votes (Proposal 3) are not binding on us or the Board, but we will consider the shareholders’ advisory input on these matters when establishing compensation for our executive officers in future years and recommending the frequency of future say-on-pay votes.

APPROVAL OF 2011 EXECUTIVE INCENTIVE PLAN.    Under our by-laws, the votes cast “for” must exceed the votes cast “against” to approve the 2011 Executive Incentive Plan. Abstentions and, if applicable, broker non-votes, will not be counted as votes “for” or “against” this proposal.

RATIFICATION OF PRICEWATERHOUSECOOPERS LLP.    Under our by-laws, the votes cast “for” must exceed the votes cast “against” to approve the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Abstentions are not counted as votes “for” or “against” this proposal.

APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK UPON THE EXERCISE OF WARRANTS ISSUED IN CONNECTION WITH OUR 1.875% CONVERTIBLE SENIOR NOTES DUE 2016 IN EXCESS OF NYSE LIMITS.    Under our by-laws, the votes cast “for” must exceed the votes cast “against” to approve the issuance of Common Stock upon the exercise of warrants issued in connection with our 1.875% convertible senior notes due 2016 in excess of the New York Stock Exchange (“NYSE”) limits. However, in order to constitute shareholder approval for listing purposes in accordance with the NYSE rules, the total number of votes cast on the proposal must represent over 50% in interest of all shares entitled to vote on the proposal. Abstentions and, if applicable, broker non-votes, will not be counted as votes “for” or “against” this proposal.

If I submit a proxy, how will my

Common Stock be voted?

If you properly submit your proxy (whether by Internet, telephone or mail) and you do not validly revoke it, your Common Stock will be voted in accordance with your instructions. If you sign, date and return your proxy card but do not give voting instructions, your shares will be voted:

•	“FOR” each of the nominees to the Board of Directors;

•	“FOR” the advisory approval of the compensation of our named executive officers;

•	“FOR” future advisory votes on executive compensation to be held each year;

•	“FOR” the approval of the 2011 Executive Incentive Plan;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2012; and

•

“FOR” the approval of the issuance of shares of Common Stock upon the exercise of warrants issued in connection with our 1.875% convertible senior notes due 2016 in excess of NYSE limits for issuances without shareholder approval.

VOTING INSTRUCTIONS AND INFORMATION

If I hold my shares in “street name” and

do not provide voting instructions, can my broker still vote my shares?

Under the rules of the NYSE, member-brokers (other than affiliates of MF Global) that have not received voting instructions from their customers ten days prior to the Annual Shareholders’ Meeting may vote their customers’ shares in the brokers’ discretion on proposals that the NYSE determines are “routine”. If the NYSE does not consider a matter to be routine, then your broker is prohibited from voting your shares on the matter unless you have given voting instructions on that matter to your broker.

The NYSE currently considers the proposal to ratify our independent auditors (Proposal 5) to be a routine matter. Therefore, if you do not instruct your broker how to vote your shares, your broker may vote your shares in its discretion on Proposal 5. The NYSE does not consider the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 2), the advisory vote on frequency of future advisory votes on executive compensation (Proposal 3), the approval of the 2011 Executive Incentive Plan (Proposal 4) or the removal of the restriction on Common Stock issuances upon the exercise of warrants issued in connection with our 1.875% convertible senior notes due 2016 (Proposal 6) to be routine. Therefore, if you do not instruct your broker how to vote your shares, your broker may not vote your shares in its discretion on Proposal 1, 2, 3, 4 or 6. It is important, therefore, that you provide instructions to your broker if your shares of Common Stock are held by a broker so that your vote with respect to the election of directors is counted. When a broker is not given voting instructions with respect to non-discretionary matters for the shares it holds in street name, this is referred to as a “broker non-vote”.

If your broker is MF Global Inc. or another affiliate of ours, NYSE policy specifies that with respect to non-discretionary matters, in the absence of your specific voting instructions, your shares of Common Stock may only be voted in the same proportion as other shares are voted with respect to each proposal. For shares of Common Stock held in retail accounts at MF Global Inc. for which specific voting instructions are not received, we will vote such shares in proportion to the voted Common Stock in retail accounts at MF Global Inc.

Could other matters be decided at the

Annual Shareholders’ Meeting?

At the date this Proxy Statement went to press, we do not know of any matters to be raised at the Annual Shareholders’ Meeting other than those contained in this Proxy Statement. If you return your signed and completed proxy card or vote by telephone or on the Internet and other matters are properly presented at the Annual Shareholders’ Meeting for consideration, individuals appointed by the Board of Directors will have the discretion to vote for you.

Who pays for the expenses of this

proxy solicitation?

We will pay the cost of this solicitation of proxies. Proxies may be solicited by mail, email, telephone, facsimile and personal contact by our directors, officers and other employees. We have also retained Georgeson Inc. to assist in the solicitation of proxies at a fee of $8,000, plus reasonable out-of-pocket expenses and disbursements. Our directors, officers and other employees receive no additional compensation for the solicitation of proxies. We will reimburse some brokerage firms, banks, custodians and other fiduciaries for the reasonable mailing and other expenses they incur in forwarding proxy materials to the beneficial owners in accordance with applicable rules.

Who will count the votes?

Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as inspectors of election.

Where can I find more information about

MF Global?

A copy of our Annual Report to Shareholders, which includes our Annual Report on Form 10-K for fiscal 2011 filed with the Securities and Exchange Commission (the “SEC”), is enclosed with this Proxy Statement. You may also obtain, free of charge, a copy of the Annual Report to Shareholders and our Annual Report on Form 10-K for fiscal 2011 by writing to MF Global Holdings Ltd., 717 Fifth Avenue, New York, New York 10022, Attention: Investor Relations, by emailing to InvestorRelations@mfglobal.com or by calling 1-800-596-0523. These documents are also available on our website at www.mfglobalinvestorrelations.com under the link “SEC Filings”.

OUR CORPORATE GOVERNANCE AND GOVERNANCE INFORMATION

OUR CORPORATE GOVERNANCE

Overview

The following sections of this Proxy Statement provide an overview of MF Global’s corporate governance structure and processes, including the independence and other criteria we use in selecting director nominees, our Board leadership structure, our Board’s role in risk oversight and certain responsibilities and activities of the Board and its committees.

Our governance structure and processes are based upon a number of key governance documents, including our Corporate Governance Guidelines. MF Global’s Corporate Governance Guidelines embody many of our practices, policies and procedures, which are the basis of our commitment to best practices. The Board of Directors developed the Corporate Governance Guidelines to promote the functioning of the Board and its committees, to promote the interests of shareholders and to ensure a common set of expectations as to how the Board, its committees, individual directors and management should perform their functions. The Corporate Governance Guidelines outline, among other things, the responsibilities, operations, qualifications and composition of the Board. The Corporate Governance Guidelines are reviewed at least annually, and revised as necessary, to continue to reflect best practices.

Our Corporate Governance Guidelines and the following additional materials relating to corporate governance are published on our website, www.mfglobalinvestorrelations.com, under the link “Corporate Governance”.

•	Board of Director biographical information

•

Board Committees—committee composition and the charters of our Audit and Risk Committee, Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee of the Board of Directors

•	Director Independence Standards

•	Code of Business Conduct and Ethics

•	Shareholder Communication Policy

•	Our Certificate of Incorporation

•	Our By-laws

We will provide copies of any of these materials to any person upon written request made to our Company Secretary at 717 Fifth Avenue, New York, New York 10022 or companysecretary@mfglobal.com.

GOVERNANCE INFORMATION

Director Independence Standards

Our Board of Directors currently comprises eight members, a substantial majority of whom are independent. The current members of our Board of Directors are Mr. Jon S. Corzine (Chairman and Chief Executive Officer), Mr. David P. Bolger, Ms. Eileen S. Fusco, Mr. David Gelber, Mr. Martin J. Glynn, Mr. Edward L. Goldberg, Mr. David I. Schamis and Mr. Robert S. Sloan.

Our goal is that our Board of Directors be comprised substantially of “independent” directors, as defined by the NYSE. A majority of our directors must be independent, as determined by the Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee. In addition, our Corporate Governance Guidelines require that all members of the required committees (Audit and Risk, Nominating and Corporate Governance, and Compensation) be independent. Committee members are appointed by the Board upon the recommendation of the Nominating and Corporate Governance Committee.

For a director to be considered independent under the NYSE rules, the Board of Directors must affirmatively determine that the director does not have a material relationship with the Company other than as a director. The Board of Directors will consider all relevant facts and circumstances in making an independence determination, not only from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. Our Nominating and Corporate Governance Committee and our General Counsel are authorized to make such inquiries and determinations as they believe necessary or appropriate in order to identify the relevant facts to be presented to and considered by the Board of Directors in making independence determinations.

Our Board of Directors has adopted a formal set of Director Independence Standards to determine director independence. Our standards meet or exceed the independence requirements of the NYSE corporate governance listing standards. Under our standards, a non-employee director must be determined to have no material relationship with the Company other than as a director, and the standards specify the criteria by which the independence of our non-employee directors will be determined, including strict guidelines for such directors and their immediate families regarding employment or affiliation with the Company or its independent registered public accounting firm. The standards also prohibit our Audit and Risk Committee members from having any direct or indirect financial relationship with the Company, other than in the case of director fees, and they restrict both commercial and not-for-profit relationships of all non-employee directors with the Company. Directors may not receive personal loans or extensions of credit by the Company, and all directors are required to deal at arm’s length with the Company and its subsidiaries, and to disclose any circumstance that might be perceived as a conflict of interest.

GOVERNANCE INFORMATION

Criteria for Board Membership

It is the Board’s goal that its members encompass a range of skills, expertise, industry knowledge, and diversity of viewpoints, backgrounds, and experiences relevant to the Company’s business.

To fulfill its responsibilities to identify and recommend to the Board qualified candidates for Board membership, the Nominating and Corporate Governance Committee considers each candidate on his or her individual merits, taking into consideration the criteria included in the Corporate Governance Guidelines and such other criteria as it and the Board of Directors deems appropriate. Based on its review of director candidates, the Nominating and Corporate Governance Committee will recommend to the Board of Directors those candidates whom it believes should stand for election (or re-election) at the next Annual Shareholders’ Meeting or, in the case of vacancies, the candidate or candidates whom it believes should be appointed to fill a vacancy.

Directors serve until the next Annual Shareholders’ Meeting following their election or appointment. The Board has determined that the imposition of a maximum period of service is not in the interest of the Company or its shareholders. The Board has adopted a guideline retirement age of 72. It is expected that any director reaching the age of 72 will complete the term to which he or she was elected. On a case-by-case basis, the Board may determine that a director may serve beyond age 72. Furthermore, the Board may consider candidates who are older than the guideline retirement age in the event of unique circumstances or needs of the Board.

Members of the Nominating and Corporate Governance Committee discuss and evaluate director candidates and may employ professional search firms when seeking to identify new candidates. The qualities of director candidates that are considered include:

•	judgment, character, expertise, skills and industry knowledge useful to the oversight of a diversified financial services business that operates on a global scale;

•	diversity of viewpoints, backgrounds (including geographic) and experiences;

•	business or other relevant industry experience;

•	willingness and ability to devote the necessary time and effort required for service on the Board; and

•

the extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to the needs of the Company.

Although the Nominating and Corporate Governance Committee does not have a specific diversity policy, we believe that our Company benefits from having directors with a diversity of viewpoints, backgrounds (including geographic), experiences and other demographics. As noted above, among the factors the Nominating and Corporate Governance Committee considers in identifying and evaluating a potential nominee is the extent to which the nominee would add to the diversity of our Board of Directors, and the Nominating and Corporate Governance Committee considers the same factors in determining whether to re-nominate incumbent directors. In both cases, the Nominating and Corporate Governance Committee assesses the diversity of our Board of Directors and how a nominee may enhance that diversity. Furthermore, the Nominating and Corporate Governance Committee recognizes the importance of including women and/or minority candidates in the pool from which the Board will review new candidates for Board membership.

Led by our Lead Director, new candidates are interviewed by our Nominating and Corporate Governance Committee and have the opportunity to meet with members of management, including our Chief Executive Officer. The Nominating and Corporate Governance Committee engages a firm to conduct an analysis of the background of each new candidate. Each such candidate is also expected to have researched the Company and receives a package of materials to assist the candidate’s research efforts. Each new director also participates in a new director orientation program which includes various presentations by members of management.

The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders and will evaluate shareholder nominees on the same basis as all other nominees. Shareholders who wish to submit nominees for director for consideration by the Nominating and Corporate Governance Committee for election at the 2012 Annual Shareholders’ Meeting may do so by submitting in writing such nominees’ names, in compliance with the procedures described under “Other Matters—Shareholder Proposals for 2012 Annual Shareholders’ Meeting”.

Independence of Director Nominees

and Other Factors Considered by Board

of Directors

Based on the Director Independence Standards and the Board’s determination that a director does not have a material relationship with the Company, the Board of Directors has determined that six of our eight nominees, Mr. Bolger, Ms. Fusco, Mr. Gelber, Mr. Glynn, Mr. Goldberg and Mr. Schamis, are “independent” under the standards described in the Listed Company Manual of the NYSE.

In connection with the Board of Directors’ determination regarding the independence of each of the nominees, it considered certain transactions, relationships and arrangements as follows:

•

In June 2009, in accordance with our Related-Party Transactions Policy, the Nominating and Corporate Governance Committee considered and approved a proposed related-party transaction (the “S3 Transaction”) between one of our subsidiaries and S3 Partners, LLC (“S3”), a company in which one of our directors, Mr. Robert Sloan, has a majority interest. Mr. Sloan, as a then-member of the Nominating and Corporate Governance Committee, abstained from voting on the approval of the proposed related-party transaction. At that time, the Nominating and Corporate Governance Committee and the Board of Directors determined that, if the S3 Transaction was commenced, Mr. Sloan would have a material relationship with us and, as a result, would no longer be independent pursuant to the NYSE rules. The S3 Transaction became effective on September 1, 2009. Effective on that date, the Board of Directors modified the composition of its

GOVERNANCE INFORMATION

Compensation Committee and Nominating and Corporate Governance Committee on which Mr. Sloan then sat, so that Mr. Sloan was not a continuing member of such committees. In addition, the Board of Directors determined that Mr. Sloan could remain on the Board of Directors notwithstanding the conclusion that Mr. Sloan would not be considered independent under the NYSE standards. In light of the fact that Mr. Sloan has extensive knowledge of the products and markets the Company serves, as well as a strong executive corporate background, our Board of Directors has concluded that Mr. Sloan should be re-nominated to our Board of Directors. Additional information concerning the S3 Transaction is included below in this Proxy Statement under “Certain Relationships and Related Transactions—Transaction with S3 Partners, LLC”.

•

In re-nominating Mr. Schamis as a director and appointing Mr. Schamis as a member of the Audit and Risk Committee and the Compensation Committee of the Board of Directors, the Board of Directors and the Nominating and Corporate Governance Committee considered the fact that Mr. Schamis is employed by J.C. Flowers as a Managing Director. J.C. Flowers advises a series of limited partnerships (the “JCF Funds”) that collectively beneficially hold the Series A Shares, which are convertible into shares of MF Global Common Stock. Pursuant to an investment agreement between the Company and J.C. Flowers II L.P., the JCF Funds designated Mr. Schamis as its nominee for election to the Board of Directors. The Board of Directors has determined that Mr. Schamis’ affiliation with J.C. Flowers, a significant equity investor in MF Global, does not impair his ability to act independently of management and to serve as an independent director on the Board of Directors in accordance with the rules of the NYSE. The Board of Directors believes that J.C. Flowers’ interests are generally aligned with our shareholders. To the extent that the Board of Directors believes, or the Nominating and Corporate Governance Committee believes, that Mr. Schamis’ or J.C. Flowers’ interests conflict with or have the potential to conflict with the interests of our other shareholders with respect to a certain matter, or in the event that our Board of Directors or our Nominating and Corporate Governance Committee becomes aware of a conflict or potential conflict with respect to a certain matter, the Board of Directors will ask Mr. Schamis to recuse himself from discussions and voting on such matter. Additional information concerning J.C. Flowers’ relationship and investment agreement with MF Global is included below in this Proxy Statement under “Certain Relationships and Related Transactions—Relationship with J.C. Flowers”.

The Company values the experience directors bring from other boards on which they serve and other business affiliations they have, but recognizes that those boards or affiliations may also present demands on a director’s time and availability and may present conflicts or other issues. Accordingly, unless the Nominating and Corporate Governance Committee determines that the carrying out of a director’s responsibilities to the Company will not be adversely affected by the director’s other directorships: (a) management directors of the Company shall not serve on the boards of more than two other public companies; (b) non-management directors shall not serve on the boards of more than four other public companies and members of the Audit and Risk Committee shall not serve on the audit committees of more than two other public companies; and (c) non-management directors who are chief executive officers of other public companies shall not serve on the boards of more than two other public companies. Directors must advise the Chairman of the Nominating and Corporate Governance Committee before accepting membership on other boards of directors or other significant commitments involving affiliation with other businesses or governmental units (including changes in the director’s occupation). In connection with the foregoing, the following arrangements were considered by the Board of Directors:

•

In appointing Mr. Glynn as a member of the Audit and Risk Committee of the Board of Directors, the Board of Directors and the Nominating and Corporate Governance Committee considered the fact that Mr. Glynn currently serves as a member of the audit committees of three other non-U.S. public companies and determined that such service does not impair Mr. Glynn’s ability to effectively serve on our Audit and Risk Committee. This determination is based on Mr. Glynn’s background, including his extensive experience in financial and accounting matters and service on other audit committees, and the fact that Mr. Glynn’s service on some of the other audit committees on which he currently serves is likely to require less of Mr. Glynn’s time due to the size of the other companies and the nature of their business.

•

In appointing Mr. Gelber as a member of the Audit and Risk Committee of the Board of Directors, the Board of Directors and the Nominating and Corporate Governance Committee considered the fact that Mr. Gelber currently serves as a member of the audit committees of three other non-U.S. public companies, and determined that such service does not impair Mr. Gelber’s ability to effectively serve on our Audit and Risk Committee. This determination is based on Mr. Gelber’s background, including his significant experience in financial and accounting matters and service on other audit committees, and the fact that Mr. Gelber’s service on some of the other audit committees on which he currently serves is likely to require less of Mr. Gelber’s time due to the size of two of the three other companies.

During fiscal 2011, the Nominating and Corporate Governance Committee did not make any recommendations to the Board of Directors that the composition of the Board of Directors should change as a result of any significant changes in a director’s principal occupation or a director’s acceptance of an invitation to serve on another board.

Agreement between Mr. Corzine and

J.C. Flowers & Co. LLC (“J.C. Flowers”)

During the term of Mr. Corzine’s employment agreement with the Company, Mr. Corzine will spend substantially all of his business time and attention on Company matters, except that he may serve as an operating partner of J.C. Flowers. Pursuant to his contract with J.C. Flowers, Mr. Corzine will not receive any salary from J.C. Flowers as long as he is serving as Chief Executive Officer of the Company, but he will have a financial interest as a limited partner in certain of J.C. Flowers’s investment management entities. Mr. Corzine’s employment agreement with the Company contains a provision regarding corporate opportunities. In general, this provision provides that, if Mr. Corzine acquires knowledge from J.C. Flowers (and not the Company) of a potential transaction or other business opportunity that may be a business opportunity for the Company, he will have no duty to communicate or present such opportunity to the Company, will not be liable to the

GOVERNANCE INFORMATION

Company or its shareholders for failing to do so and will otherwise be deemed to have fulfilled his duties to the Company and its shareholders with regard to such opportunity, in each case to the maximum extent permitted under Delaware law. The employment agreement further provides that a corporate opportunity offered to Mr. Corzine will belong to the Company unless it is offered to him or he otherwise acquires knowledge of it through his capacity as an operating partner of J.C. Flowers and not through the Company or his capacity as an officer or director of the Company. The employment agreement confirms that, except as permitted in the corporate opportunities provision, Mr. Corzine remains subject to any duties (including fiduciary duties and duties of confidentiality) he may owe to the Company by reason of his service as an officer or director of the Company.

The Board’s Majority Voting Policy

Under our by-laws, a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Shareholders’ Meeting and voting on the matter is required for the election of directors. Our Board of Directors, however, has voluntarily provided in its Corporate Governance Guidelines that, subject to certain exceptions, directors must be elected by a majority of shareholders having cast a vote at the Annual Shareholders’ Meeting. For purposes of the election of directors, a “majority of the votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election, with “abstentions” not counted as votes cast either “for” or “against” that director’s election. Accordingly, unless the election of directors is contested by other director candidates nominated by third parties and not otherwise supported by the Company, the directorships to be filled at the Annual Shareholders’ Meeting will be filled by the nominees receiving a majority of the votes cast by shareholders entitled to vote and voting on the election of directors. Under our by-laws, if a nominee who is currently serving as a director is not re-elected, that nominee would continue to serve as a “holdover director”. Accordingly, to ensure that we can replace “holdover directors”, each of our nominees has submitted a contingent, irrevocable resignation in writing that the Board of Directors may accept if shareholders do not elect the director by a majority of votes cast. In that situation, our Nominating and Corporate Governance Committee would make a recommendation to the Board of Directors about whether to accept or reject the resignation, or whether to take other action. Our Nominating and Corporate Governance Committee may also make a recommendation to the Board of Directors regarding the names of potential directors who may fill the vacancy left by any resigning director. The Board of Directors may then act on these recommendations, including by appointing a new director to fill any resulting vacancy.

Board Leadership

Our Board of Directors consists of a substantial majority of independent directors and each of our Audit and Risk Committee, Nominating and Corporate Governance Committee and Compensation Committee is comprised solely of and chaired by independent directors. In addition, at each regularly scheduled Board meeting, the non-management directors meet in executive session.

The Company’s by-laws provide that the directors will annually elect a Chairman of the Board from its directors. As provided in the current Corporate Governance Guidelines, the Board will select its Chairman taking into account the best interests of the Company and its shareholders. In March 2010, our Board appointed Mr. Jon S. Corzine as Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Corzine brings more than three decades of leadership and expertise to the Company. He served as Governor of the State of New Jersey from 2006 to 2010, and in the United States Senate from 2001 to 2006. Prior to entering public service, Mr. Corzine was Chairman and Senior Partner of Goldman Sachs, where he was employed for 24 years. During his tenure, Mr. Corzine led Goldman Sachs’ fixed income division, worked to build the firm’s significant footprint in Asia and served as its Chief Financial Officer. He became Senior Partner of Goldman Sachs in one of its most difficult periods in 1994, and quickly re-established the firm’s position of profitability and reputation. Mr. Corzine also initiated and led the firm’s successful decision to go public in 1998-1999, a decision which secured its permanency of capital and facilitated its expansion of global activities.

The Board believes that appointing Mr. Corzine as both the Chairman of the Board and Chief Executive Officer is the right corporate governance structure for the Company at this time, as it most effectively leverages Mr. Corzine’s extensive experience, including his business leadership, governance expertise and strategic insight. Particularly in a period when the broader financial services industry is undergoing significant regulatory and structural changes, the firm benefits from Mr. Corzine’s crossover knowledge of, and reputation in, the public and private sectors. We believe that Mr. Corzine’s combined service as Chairman and Chief Executive Officer creates cohesive leadership for the Board and the Company, with one unified vision for our firm. Moreover, our Board believes that Mr. Corzine has the knowledge, expertise and experience to understand the opportunities and challenges facing the Company, as well as the leadership and management skills to promote and execute the Company’s strategy in a way that creates value for all its constituents—our shareholders, clients and employees alike.

The Board recognizes the importance of strong independent leadership and governance. For this reason, our Corporate Governance Guidelines provide that if the individual appointed as Chairman of the Board is the Company’s Chief Executive Officer, the independent directors will elect an independent Lead Director. Accordingly, in addition to maintaining a significant majority of independent directors and independent Board committees, in May 2010, the independent directors selected Mr. Goldberg to serve as the Board’s Lead Director. The Board believes that the Lead Director provides strong independent leadership, oversight and benefits for the Company and the Board which it might otherwise look to an independent Chairman to provide.

Each year, the duties and responsibilities of the Lead Director are reviewed and approved by the Board’s independent directors based on recommendations from the Nominating and Corporate Governance Committee. Such duties and responsibilities include:

•	presiding over Board meetings in the absence of the Chairman of the Board;

GOVERNANCE INFORMATION

•

convening and presiding over executive sessions of the non-management and independent members of the Board and providing feedback to the Chairman and Chief Executive Officer and other senior executives, as appropriate, from such executive sessions;

•	together with the Chairman and Chief Executive Officer, setting the annual calendar of Board meeting dates and Board agendas;

•

advising the Chairman and Chief Executive Officer as to the quality, quantity and timeliness of the flow of information from management, including the materials provided to directors at board meetings;

•

together with the Chairman and Chief Executive Officer, ensuring that appropriate matters are brought before the Board for information, discussion, deliberation and decision, including matters which directors may wish to raise;

•	acting as a liaison between the Chairman and Chief Executive Officer and the non-management directors;

•	together with the Chairman of the Compensation Committee, organizing the evaluation of the Chairman and Chief Executive Officer; and

•	being available for consultation and/or direct communication with shareholders as arranged by the Company.

We believe the roles and responsibilities of our Lead Director are well-defined and reflect an effective corporate governance framework for our Company.

Board Role in Risk Oversight

The Board has responsibility for providing direction and oversight for management of the Company’s business and affairs, establishing the Company’s long-term objectives and strategy while overseeing the Company’s business performance and management, including risk management. The Company’s enterprise risk management approach flows from the Board, which determines the Company’s risk appetite, and permeates through the Company via a culture that expects all employees to function as risk managers. This approach involves a strong governance structure that clearly defines responsibilities, delegated authorities for risk control as well as risk-taking and documented policies designed to identify, measure, control and mitigate risk.

The Company’s risk appetite, as defined by the Board, recognizes the need for purposeful and appropriate risk-taking in the Company’s efforts to execute its strategy and subsequently achieve its objectives. The risk appetite translates to defined risk tolerances and, subsequently, delegations of authority and concomitant controls designed to ensure Company operation within those risk tolerances.

While the Audit and Risk Committee maintains primary risk management oversight, the full Board has retained responsibility for general oversight and reviews full reports from the Chairman of the Audit and Risk Committee regarding the committee’s considerations and actions. The full Board has responsibility for reviewing and approving the Company’s enterprise risk management policy, based on a recommendation from the Audit and Risk Committee, and also receives regular reports directly from officers responsible for oversight of particular risks within the Company, including the Company’s Chief Risk Officer. Audit and Risk Committee meeting agendas include review and discussion of quarterly reports prepared by the Chief Risk Officer, the Company’s enterprise risk management framework and governance model, enterprise risk management policy and related processes, the enterprise risk management committee charter, and risk management resources and training programs. Senior management reviews and discusses the Company’s risk issues at meetings of the enterprise risk management committee, which is chaired by the Chief Risk Officer.

Relationship of Compensation Policies and Practices to Risk Management

Our Compensation Committee is responsible for reviewing management’s risk assessment of the Company’s compensation policies and practices. In that connection, the Compensation Committee reviews with management, including our Global Head of Human Resources and our Chief Risk Officer, the relationship between the Company’s risk management policies and practices and our compensation programs.

The Company’s risk management framework is an integral part of our control structure. Our risk management approach emphasizes compliance with our risk management policies and practices and each employee’s responsibility to function as a risk manager. Moreover, a culture of compliance is emphasized top-down. Management has communicated to every employee the importance of upholding the firm’s core values, including their individual obligation to demonstrate and support a strong compliance culture, and to be sensitive to reputational risk issues and act in accordance with the highest ethical standards. They have also communicated that adherence to these values will be a factor in compensation decisions wherever appropriate.

In fiscal 2011, the Company continued to review its compensation programs to limit unnecessary or excessive risks. The results of the review, together with certain aspects of our risk management framework, support our conclusion that the Company’s compensation programs do not encourage unnecessary risk-taking. Moreover, we believe that there are in effect adequate safeguards that would prevent, discourage, or detect excessive risk-taking. Our employees receive compensation through commission-based, net revenue based and/or discretionary compensation tied to their individual, product line and/or Company performance, the components or mix of which varies as appropriate from business to business. This is consistent with industry practice, and we believe is an effective approach for aligning pay and performance and retaining employees.

We recognize that certain compensation structures have some inherent risk that we believe is best managed through effective compliance and risk management programs. Where possible, we have also sought to deter unnecessary or excessive risk-taking by (a) aligning our employee’s interest with those of shareholders by incorporating equity-based instruments that vest over time and/or deferred payment strategies into our compensation programs; (b) enforcing a policy that prohibits derivative and hedging transactions in the Company’s Common Stock; and (c) applying recoupment and clawback policies to certain senior executives and key revenue producers. These measures help to mitigate risks inherent in our business models, tie the individual employee’s long-term

GOVERNANCE INFORMATION

financial interest to the firm’s overall success, and align the long-term interests of our employees with those of our shareholders.

As a result of this review, we have concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company, and we will continue to monitor such plans in this regard on a periodic basis in the future. Moreover, as our business model evolves, we intend to continue to review and implement strategies designed to effectively manage risks associated with our compensation programs.

Annual Shareholders’ Meeting Attendance; Board Meetings

Directors are expected to attend all Board meetings and meetings of committees on which they serve. Directors are also expected to attend each Annual Shareholders’ Meeting. Each then-director and nominee for director attended last year’s Annual Shareholders’ Meeting.

There were seven meetings of the Board of Directors during fiscal 2011. Each of our directors attended 100% of the total number of meetings of the Board of Directors. Our Chairman of the Board and Lead Director participate in committee meetings; however, our Chairman of the Board does not participate in any discussions regarding his compensation during Compensation Committee meetings.

In addition, our non-management directors meet regularly in executive session. In his role as Lead Director, during fiscal 2011, Mr. Goldberg presided at those executive sessions and executive sessions held with independent directors only.

Board Evaluation Program

We believe the Board has developed an effective board and individual director evaluation program, which includes both oral and written components. With respect to evaluating the Board’s performance during fiscal 2011, directors were requested to complete various assessment tools, including those that are designed to gain information at the Board and committee level as well as those intended to enhance personal performance of our directors. In addition, our Lead Director met with directors individually to further evaluate board effectiveness. During this evaluation process, each committee reviews its charter and recommends to the Board of Directors such improvements (if any) to the committee’s charter as the committee deems appropriate.

Committees

The Board has established four standing committees: Audit and Risk, Compensation, Nominating and Corporate Governance and Executive. These committees act on behalf of the Board and report on their activities to the entire Board. The Board appoints the members of each committee based on the recommendation of the Nominating and Corporate Governance Committee.

The following table provides membership information for each of the Board’s standing committees as of the date of this Proxy Statement.

	Audit and Risk Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee
David P. Bolger	✓		✓
Jon S. Corzine				Chair
Eileen S. Fusco	Chair		✓	✓
David Gelber	✓	Chair		✓
Martin J. Glynn	✓	✓
Edward L. Goldberg		✓	Chair	✓
David I. Schamis	✓	✓

AUDIT AND RISK COMMITTEE.    The Board of Directors has determined that each member of the Audit and Risk Committee is independent, financially literate under applicable NYSE standards, and qualified as a financial expert under the rules of the SEC. The Audit and Risk Committee held nine meetings during fiscal 2011. Each member of the Audit and Risk Committee attended over 85% of the total number of meetings of the committee.

Our Audit and Risk Committee is responsible for, among other things:

•	discussing the content of our annual and quarterly consolidated financial statements with management and the Company’s independent public accountants;

•	overseeing the Company’s independent public accountants, including responsibility for selecting, retaining, evaluating and setting the compensation of our independent public accountants;

•	approving all audit, audit-related, tax and non-audit services to be provided by the Company’s independent public accountants;

•	overseeing the internal audit function, including reviewing its audit plan and results of audit activities;

•

reviewing the Company’s enterprise risk management framework and related governance model, and discussing the risk profile of the Company against the risk appetite and risk tolerances adopted by the Board of Directors;

•	discussing significant legal, compliance and regulatory matters with management; and

•

establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters. (The procedures established by the Audit and Risk Committee are accessible to a Company employee via the use of a hotline and/or web-based tool, each of which is posted on the Company’s intranet site.)

COMPENSATION COMMITTEE.    The Board of Directors has determined that each member of the Compensation Committee is an independent director under the NYSE standards. During fiscal 2011, no member of the Compensation Committee served as an officer or employee of MF Global at any time. During fiscal 2011, none of our executive officers served as a member of the board of directors or compensation committee of any unrelated entity that had one or more executive officers serving on our Board or Compensation Committee.

GOVERNANCE INFORMATION

Mr. Gelber, Mr. Glynn and Mr. Goldberg, who compose a subcommittee of the Compensation Committee, are each an outside director for purposes of Section 162(m) of the Internal Revenue Code and a non-employee director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). During fiscal 2011, no member of the subcommittee of the Compensation Committee served as an officer or employee of MF Global at any time or had any relationship with MF Global requiring disclosure as a related-party transaction. The subcommittee of the Compensation Committee is responsible for approving certain aspects of compensation pursuant to Section 162(m) of the Internal Revenue Code and Rule 16b-3 of the Exchange Act (and exercises such other authority as the Board of Directors or the Compensation Committee may delegate to the subcommittee from time to time). The Compensation Committee held seven meetings during fiscal 2011. Each member of the Compensation Committee attended over 85% of the total number of meetings of the committee.

The Compensation Committee is responsible for, among other things:

•	reviewing the Company’s general compensation philosophy;

•	determining and approving the compensation of the Company’s Chief Executive Officer and the compensation of the Company’s other executive officers;

•	overseeing the Company’s management development and succession planning programs;

•	administering the Company’s executive and equity-based compensation plans; and

•	reviewing and approving the Company’s disclosure regarding executive compensation required by the rules and regulations of the Securities and Exchange Commission.

Pursuant to its charter and as discussed above, the Compensation Committee may, as it deems appropriate, form and delegate authority to subcommittees of the Compensation Committee, with respect to, among other things, the approval to grant awards and other responsibilities regarding the administration of compensation plans and programs. The Compensation Committee has delegated to our Chief Executive Officer and Chairman of the Compensation Committee, acting together, the authority, under our Amended and Restated 2007 Long Term Incentive Plan, as it may be amended from time to time, and any new equity plan(s), to approve off-cycle equity compensation awards and to accelerate vesting and/or to extend the exercisability of awards in limited circumstances. In addition, the Compensation Committee’s delegation includes a delegation to the Company’s Global Head of Human Resources to determine matters relating to vesting of awards upon certain events. The delegations of authority do not apply to individuals designated as “executive officers” by the Board of Directors or who are “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code and does not cover grants that would fail to be exempt under Section 16(b) of the Exchange Act if made pursuant to the delegation of authority. Reports of actions taken or grants made pursuant to the delegation of authority are included in the materials presented at regularly scheduled meetings of the Compensation Committee.

The Compensation Committee has sole discretion to retain, compensate, oversee and/or terminate outside compensation consulting firms engaged by it and also has the authority to obtain advice and assistance from internal or external legal, accounting and other advisors. The Compensation Committee’s use of compensation consultants is described below under “Executive Compensation—Compensation Discussion and Analysis—Role of Compensation Consultant”.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE.    The Board of Directors has determined that each of Mr. Bolger, Ms. Fusco and Mr. Goldberg is an independent director under the NYSE standards. The Nominating and Corporate Governance Committee held four meetings during fiscal 2011. Each member of the Nominating and Corporate Governance Committee attended 100% of the total number of meetings of the committee.

The Nominating and Corporate Governance Committee is responsible for, among other things:

•	reviewing the adequacy of the Board’s policies and practices on corporate governance, including the Corporate Governance Guidelines, and recommending to the Board proposed changes;

•	identifying and evaluating qualified individuals to become Board members, consistent with the criteria included in the Corporate Governance Guidelines;

•	recommending to the Board the director nominees for the next annual meeting of shareholders;

•	promoting the effective functioning of the Board and its committees; and

•	overseeing the evaluation of the performance of the Board and its committees.

EXECUTIVE COMMITTEE.    The Executive Committee of our Board of Directors is currently comprised of Mr. Corzine, Ms. Fusco, Mr. Gelber and Mr. Goldberg, with Mr. Corzine serving as the committee Chairman. The Executive Committee is responsible for, among other things, facilitating the approval of actions between Board meetings that do not require consideration by the full Board. The Executive Committee of the Board of Directors held three meetings during fiscal 2011. Each member of the Executive Committee attended 100% of the total number of meetings of the committee.

Our Code of Business Conduct and Ethics

Our directors, executive officers and other employees are required to abide by MF Global’s Code of Business Conduct and Ethics to ensure that our business is conducted in a consistently legal and ethical manner. The Code of Business Conduct and Ethics forms part of the foundation of a comprehensive framework that provides for compliance with corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct,

GOVERNANCE INFORMATION

and a high level of integrity. Our firm’s policies and procedures cover all major areas of professional conduct, including employment policies, conflicts of interest and the protection of confidential information, as well as strict adherence to laws and regulations applicable to the conduct of our business.

Policy Regarding Communications with the Board of Directors and Our Non-Management Directors

The Board of Directors and our non-management directors are interested in receiving communications from shareholders and other interested parties. Shareholders and other interested parties may communicate with the Board of Directors by writing to the Board of Directors, in care of our Company Secretary, at 717 Fifth Avenue, New York, New York 10022 or companysecretary@mfglobal.com. Our Company Secretary will acknowledge the communication and forward all communication she receives from shareholders to the Lead Director or to the non-management directors of the Board of Directors as a group. Our Shareholder Communication Policy, which details how to contact our Board of Directors, is available on our website, www.mfglobalinvestorrelations.com, under the link “Corporate Governance”.

Termination of Shareholders’ Rights Plan

We adopted a shareholders’ rights plan in connection with our initial public offering in July 2007, a description of which can be found in our SEC filings. In May 2010, the Board of Directors terminated such plan effective June 1, 2010, which originally was set to expire in July 2010.

Involvement in Certain Legal Proceedings

There are no pending legal proceedings to which any director, officer, nominee or principal shareholder, or any affiliate thereof, is a party adverse to the Company or has a material interest adverse to the Company.

Compensation of Non-Employee Directors

Except as provided below, our current non-employee director compensation program has the following elements:

•	an annual fee of $200,000, 50% of which is paid in restricted shares of Common Stock;

•	an additional annual cash fee of $25,000 to our Lead Director;

•	additional committee chairmen cash fees, as described below; and

•	reimbursement for reasonable out-of-pocket expenses incurred in connection with board services.

Directors who are our employees receive no additional compensation as directors. Generally, directors are entitled to receive their annual fee upon their election to the Board of Directors, but the payment of the fee is spread over the one-year period beginning on their election at an Annual Shareholders’ Meeting and paid on the last day of each fiscal quarter of service. For directors not elected at an Annual Shareholders’ Meeting, the annual fee is pro-rated and paid in equal installments on the remaining quarterly payment dates on which the annual fee is paid. The portion of the annual fee paid in the form of restricted Common Stock is granted at the Board meeting following the Annual Shareholders’ Meeting or, if later, their election to the Board of Directors, in each case based on the closing price of the Company’s Common Stock on the NYSE on such grant date. Assuming the continued service of a director, these restricted stock awards vest in four equal installments (or, if the director joins the Board of Directors other than in connection with being elected at an Annual Shareholders’ Meeting, in equal installments on the remaining quarterly payment dates on which the annual fee is paid) on the same dates that cash fees are normally paid (on the last day of each fiscal quarter of service, i.e. September 30, December 31, March 31 and June 30). All payments made in connection with Mr. Schamis’ service as a director are paid in cash directly to J.C. Flowers & Co. LLC.

Each non-employee committee chairman receives an additional annual fee, the amount of which differs depending upon the committee as follows: Audit and Risk Committee, $25,000; Compensation Committee, $10,000; and Nominating and Corporate Governance, $10,000. Both committee chairman fees and the Lead Director fee are paid in cash, in equal installments on the last day of each fiscal quarter of service.

Mr. Gelber serves as a member of the board of directors and chairman of the audit committee of our wholly-owned subsidiary, MF Global U.K. Limited. Mr. Gelber receives an additional £50,000 per year ($77,815, using an average annual exchange rate of $1.5563/£1 for fiscal 2011) for these director services; this fee is payable pro rata in arrears at the end of each fiscal quarter, and Mr. Gelber commenced receiving this fee as of September 30, 2010.

The Board of Directors adopted share ownership guidelines, effective commencing August 2010, requiring directors to own Common Stock or certain securities convertible into Common Stock equal to at least three times the cash portion of a director’s annual fee (the annual cash portion of the annual fee being $100,000). Although the majority of our directors already hold meaningful amounts of equity in our Company, the Board of Directors adopted specific share ownership guidelines to underscore the importance of demonstrating that their financial interests were aligned with our shareholders. The share ownership guidelines provide that the directors have three years following the implementation of the new director compensation program or, if later, their election to the Board of Directors, to attain their target minimum share ownership levels. In determining whether the target minimum share ownership level has been achieved, pre-existing ownership of our Common Stock (whether Common Stock purchased in the open market or received upon the vesting of restricted Common Stock) is taken into account, with ownership of all Common Stock to be valued at the greater of cost or market value. Once a director satisfies the target minimum share ownership level, the director will be deemed to meet the share ownership guidelines regardless of market fluctuations; provided, that the director continues to hold all of the Common Stock that was taken into account in satisfying the ownership guidelines until retirement or termination of Board service. The share ownership guidelines do not apply to Mr. Schamis. Mr. Schamis’ compensation is paid in cash directly to J.C. Flowers & Co. LLC.

GOVERNANCE INFORMATION

FISCAL 2011 DIRECTOR COMPENSATION

The following table contains information with respect to the fees paid to non-employee directors during fiscal 2011:

Name	Total Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
David P. Bolger (3)	$137,500	$100,000	$237,500
Alison J. Carnwath (4)	187,500	0	187,500
Eileen S. Fusco (5)	162,500	100,000	262,500
David Gelber (6)	207,601	100,000	307,601
Martin J. Glynn (7)	137,500	100,000	237,500
Edward L. Goldberg (8)	166,250	100,000	266,250
David I. Schamis (9)	212,500	0	212,500
Robert S. Sloan (10)	137,500	100,000	237,500

(1)	This column includes (a) the final quarterly payment made to directors on June 30, 2010 under the director compensation program in place prior to our 2010 Annual Shareholders’ Meeting (the “Last 2010 Quarterly Payment”); and (b) cash payments made to each director totaling $75,000 under the current director compensation program as described above. (The Last 2010 Quarterly Payment to be made to directors elected at our 2010 Annual Shareholders’ Meeting will occur on June 30, 2011, which is in fiscal 2012 and, therefore, the related cash component is not reflected in this table.) Under the director compensation program in place prior to our 2010 Annual Shareholders’ Meeting, our directors received $250,000 per year and could elect to receive their compensation in cash, equity or a combination thereof. In accordance with SEC regulations, the amounts shown (with respect to the Last 2010 Quarterly Payment only) are reflected as cash ($62,500) and do not give effect to each director’s election to receive all or a portion of his or her annual fee in the form of restricted shares of Common Stock.
(2)	Under the current director compensation program, except in the case of Mr. Schamis, we pay half of each non-employee directors’ annual fee in the form of restricted Common Stock. This column reflects the fair value, as of the grant date, of the equity portion of the directors’ fees granted following the 2010 Annual Shareholders’ Meeting. The amount of this restricted Common Stock was based upon the closing price of the Company’s Common Stock on the NYSE on August 12, 2010, the date these shares of restricted Common Stock were granted, which was $7.22 per share. As of April 1, 2011, each non-employee director owned 3,463 shares of unvested restricted Common Stock, remaining from the grant of 13,850 shares of restricted Common Stock granted in respect of their fiscal 2011 annual fee, which will vest on June 30, 2011, subject to such director’s satisfaction of vesting requirements.
(3)	Per Mr. Bolger’s election under the director compensation program in place prior to our 2010 Annual Shareholders’ Meeting, the Last 2010 Quarterly Payment made to Mr. Bolger was in the form of 9,542 shares of Common Stock (based on a grant-date value of $62,500).
(4)	Ms. Carnwath retired as a director of our Company, effective as of our 2010 Annual Shareholders’ Meeting on August 12, 2010. However, because she served as a director during part of fiscal 2011, we are required by the SEC’s rules to disclose the compensation that she received while serving as a director during fiscal 2011. In connection with her election at our 2009 Annual Shareholders’ Meeting to our Board of Directors, Ms. Carnwath elected to receive all of the $750,000 annual directors’ fee for her services as Chairman in cash, to be paid in four equal quarterly installments starting on September 30, 2009. The final quarterly payment was June 30, 2010 (in fiscal 2011).
(5)	Includes $25,000 earned by Ms. Fusco during fiscal 2011 for her services as Chairman of the Audit and Risk Committee. Per Ms. Fusco’s election under the director compensation program in place prior to our 2010 Annual Shareholders’ Meeting, the Last 2010 Quarterly Payment made to Ms. Fusco was in the form of 1,874 shares of Common Stock (based on grant-date value of $12,500) and $50,000 (payable in cash).
(6)	Includes $10,000 earned by Mr. Gelber during fiscal 2011 for his services as Chairman of the Compensation Committee and fees earned for his services as a director of MF Global U.K. Limited. Per Mr. Gelber’s election under the director compensation program in place prior to our 2010 Annual Shareholders’ Meeting, the Last 2010 Quarterly Payment made to Mr. Gelber was in the form of 3,181 shares of Common Stock (based on grant-date value of $20,833) and $41,667 (payable in cash).

(7)	Per Mr. Glynn’s election under the director compensation program in place prior to our 2010 Annual Shareholders’ Meeting, the Last 2010 Quarterly Payment made to Mr. Glynn was $62,500 (payable in cash).
(8)	Includes $10,000 earned by Mr. Goldberg during fiscal 2011 for his service as Chairman of the Nominating and Corporate Governance Committee and $18,750 earned by Mr. Goldberg for his services as Lead Director. Per Mr. Goldberg’s election under the director compensation program in place prior to our 2010 Annual Shareholders’ Meeting, the Last 2010 Quarterly Payment made to Mr. Goldberg was in the form of 2,811 shares of Common Stock (based on grant-date value of $18,750) and $43,750 (payable in cash).
(9)	All payments made in connection with Mr. Schamis’ service as a director are paid directly to J.C. Flowers & Co. LLC in cash. The Last 2010 Quarterly Payment made to J.C. Flowers was $62,500 (payable in cash).
(10)	Per Mr. Sloan’s election under the director compensation program in place prior to our 2010 Annual Shareholders’ Meeting, the Last 2010 Quarterly Payment made to Mr. Sloan was in the form of 1,874 shares of Common Stock (based on grant-date value of $12,500) and $50,000 (payable in cash). The compensation paid to Mr. Sloan and reflected in this table does not include payments he received with respect to the agreement between S3, a company in which Mr. Sloan has a majority interest, and the Company. During fiscal 2011, Mr. Sloan received approximately an additional $240,000 in connection with such agreement. For more information regarding the relationship between S3 and the Company, see “Certain Relationships and Related Transactions—Transaction with S3 Partners, LLC”.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our Board of Directors maintains a Related-Party Transactions Policy providing that the Nominating and Corporate Governance Committee reviews and approves transactions in excess of $120,000 of value in which we participate and in which any “Related Party” has or will have a direct or indirect material interest. “Related Party” is defined as a director or director nominee, an executive officer, a person known by the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities or a person known by the Company to be an immediate family member of any of the foregoing. Under this policy, the Nominating and Corporate Governance Committee is to obtain all information it believes to be relevant to a review and approval of these transactions. After consideration of the relevant information, the Nominating and Corporate Governance Committee is to approve only those related-party transactions that they determine are not inconsistent with the best interests of the Company. In determining whether to approve a Related-Party transaction, the Nominating and Corporate Governance Committee will consider, among other factors, the following factors to the extent relevant to the Related-Party transaction:

•	whether the terms of the Related-Party transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a Related Party;

•	whether there are business reasons for the Company to enter into the Related-Party transaction;

•	whether the Related-Party transaction would impair the independence of a non-management director; and

•

whether the Related-Party transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or Related Party, the direct or indirect nature of the director’s, executive officer’s or Related Party’s interest in the transaction and the ongoing nature of any proposed relationship and any other factors the Committee deems relevant.

Notwithstanding the foregoing, the following shall not be Related-Party transactions:

•

Any transaction or relationship involving a director or a director’s immediate family member that is (1) of a kind specifically deemed not to preclude independence under the NYSE director independence standards then in effect or (2) deemed to be immaterial under any director independence standards of the Company which may then be in effect.

•	Indemnification payments made pursuant to the Company’s by-laws or pursuant to any agreement or instrument.

•	Any transaction that involves the providing of compensation to a director or executive officer for their services in that capacity.

All Related-Party transactions must be approved or ratified by the Nominating and Corporate Governance Committee or the Board of Directors in accordance with our policy. A Related-Party transaction entered into without pre-approval of the Nominating and Corporate Governance Committee or the Board of Directors shall not be deemed to violate this policy, or be invalid or unenforceable, as long as the transaction is brought to either body within a reasonable period of time after it is entered into or comes to the attention of the appropriate personnel.

Relationship with J.C. Flowers

We signed a definitive agreement, dated as of May 20, 2008 and as amended on June 10, 2008, which we refer to as the “investment agreement”, with J.C. Fund II, an affiliate of J.C. Flowers, pursuant to which J.C. Flowers agreed to provide a commitment of up to $300.0 million toward the sale of equity or equity-linked securities. Under the terms of the investment agreement, on July 18, 2008, J.C. Flowers purchased $150.0 million in aggregate liquidation preference of a new series of equity securities in the form of convertible preferred shares, which we have designated the Series A Shares. The proceeds from the investment agreement were used to repay a portion of a bridge facility that was to mature on December 12, 2008.

Subject to certain exceptions, none of the Series A Shares sold to J.C. Flowers were permitted to be transferred for a period of 12 months after closing, and J.C. Flowers may not beneficially own 20% or more of our outstanding Common Stock for a period of three years after the closing, which was July 18, 2008. Immediately prior to signing the definitive agreement with J.C. Flowers, we also amended our shareholder rights plan to exclude J.C. Flowers (including any affiliate of J.C. Flowers), after the first time it becomes the beneficial owner of 15% or more of our Common Stock, and until such time as either it falls below the threshold or becomes the owner of 20% or more of our Common Stock, from the provision that triggers the rights plan when any person acquires 15% or more of our issued and outstanding Common Stock without approval of our Board.

Each Series A Share is convertible at any time at the option of the holder into our Common Stock at the rate of eight shares of Common Stock per Series A Share, representing an initial conversion price of $12.50 per share of Common Stock. The conversion rate and the conversion price are subject to adjustments in certain circumstances. Dividends on the Series A Shares are cumulative at the rate of 10.725% per annum, payable in cash or Common Stock, at our option, and holders will participate in Common Stock dividends, if any. Dividends are payable if, as and when determined by the Board of Directors, but, if not paid, they accumulate and dividends accrue on the arrearage at the same annual rate. Accumulated dividends on the Series A Shares become payable in full upon any conversion or any liquidation of us. We will not be permitted to pay any dividends on or to repurchase our Common Stock during any period when dividends on the Series A Shares are in arrears. Holders will have the right to vote with holders of the Common Stock on an “as-converted” basis. We may require the holders to convert the Series A Shares at any time after May 15, 2013 when the closing price of our Common Stock exceeds 125% of the conversion price for a specified period. In accordance with certain adjustment provisions of the investment agreement with J.C. Flowers, which were triggered as a result of our issuance and sale of our 9.75% Non-Cumulative Convertible Preferred Stock, Series B and certain 9.00% Convertible Senior Notes on June 25, 2008, we reduced the purchase price paid by J.C. Flowers by

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

approximately $36.3 million and reset the annual dividend rate on the Series A Shares from 6.00% to 10.725%. The dividend rate of the Series A Shares will remain at 10.725% until J.C. Flowers sells those Series A Shares. We also reduced the purchase price by an additional $4.5 million in respect of J.C. Flowers’ commitment to purchase more Series A Shares than we sold to it, and we reimbursed J.C. Flowers for certain transaction-related expenses.

In connection with the investment, J.C. Flowers was granted the right to appoint one director to our Board of Directors. Pursuant to this right, on July 29, 2008, Mr. David I. Schamis was appointed to our Board of Directors. In addition, if we fail to pay dividends on the Series A Shares for six quarterly periods, whether or not consecutive, the holders of the Series A Shares will have the right as a class to elect two additional directors to our Board of Directors. The terms of the J.C. Flowers transaction are described in our Current Reports on Form 8-K filed with the SEC on May 23, 2008 and July 18, 2008, which we incorporate herein by reference (except for any portion of such reports which are furnished rather than filed).

Upon consummation of the J.C. Flowers investment on July 18, 2008, we entered into an agreement to grant J.C. Flowers registration rights with respect to the Series A Shares and the Common Stock into which the Series A Shares may be converted. Under the registration rights agreement, we must, subject to certain exceptions, upon J.C. Flowers’ request, file registration statements to cover the resale of the Series A Shares or our Common Stock into which the Series A Shares may be converted at the request of J.C. Flowers. The registration rights agreement also entitles J.C. Flowers to register their Series A Shares or our Common Stock into which the Series A Shares may be converted if we file registration statements to register Common Stock or any other securities, either on our own accord or at the request of another shareholder.

On February 3, 2010, we entered into a Transfer Agreement with J.C. Flowers II L.P. (“JCF Fund II”), whereby JCF Fund II and certain controlled affiliates transferred their ownership interest in the Series A Shares to JCF MFG Holdco LLC (“JCF LLC”), another controlled affiliate, and JCF LLC agreed to be bound by certain terms and conditions of the investment agreement. For this purpose, the term “controlled affiliate” means a controlled affiliate of J.C. Flowers, of which JCF Fund II is a controlled affiliate.

One of our directors, Mr. Schamis, is employed as a managing director by J.C. Flowers, which acts as an investment advisor to a number of limited partnerships that hold the Series A Shares. In addition, Mr. Schamis owns indirect minority interests in the JCF Funds.

Our Chairman of the Board and Chief Executive Officer, Mr. Corzine, also serves as an operating partner of J.C. Flowers. Pursuant to his contract with J.C. Flowers, Mr. Corzine will not receive any salary or benefits from J.C. Flowers, but, if he ceases to serve as an officer of the Company, he and J.C. Flowers will discuss in good faith his expected time commitment with J.C. Flowers and any related annual salary and benefits. Mr. Corzine has a financial interest as a limited partner in certain of J.C. Flowers’ investment management entities (none of which presently are investors in our Company). Mr. Corzine’s employment agreement with us contains a provision regarding corporate opportunities. In general, this provision provides that, if Mr. Corzine acquires knowledge from J.C. Flowers (and not the Company) of a potential transaction or other business opportunity that may be a business opportunity for the Company, he will have no duty to communicate or present such opportunity to the Company, will not be liable to the Company or, to the maximum extent permitted under Delaware law, its shareholders for failing to do so and will otherwise be deemed to have fulfilled his duties to the Company and its shareholders with regard to such opportunity. Mr. Corzine’s employment agreement further provides that a corporate opportunity offered to Mr. Corzine will belong to the Company unless it is offered to him or he otherwise acquires knowledge of it through his capacity as an operating partner of J.C. Flowers and not through the Company or his capacity as an officer or director of the Company. His employment agreement confirms that, except as permitted in the corporate opportunities provision, Mr. Corzine remains subject to any duties (including fiduciary duties and duties of confidentiality) he may owe to the Company by reason of his service as an officer or director of the Company.

Transaction with S3 Partners, LLC

In June 2009, in accordance with our Related-Party Transactions Policy, the Nominating and Corporate Governance Committee and the Board of Directors considered and approved a proposed related-party transaction between one of our subsidiaries and S3, a company in which one of our directors, Mr. Robert Sloan, has a majority interest. Mr. Sloan, as a then-member of the Nominating and Corporate Governance Committee, abstained from voting on the approval of the proposed related-party transaction.

Pursuant to a two-year agreement, dated as of August 21, 2009, we and S3 agreed to outsource a portion of our stock lending business in the United States to a group of employees of S3 (including Mr. Sloan). S3 employees registered with us and S3’s office was designated a branch office of MF Global. In fiscal 2011, in accordance with the agreement, we paid a total of $1,000,000 to S3 and to the S3 employees (representing non-reimbursable draws and expenses), of which approximately $240,000 was paid directly to Mr. Sloan. The Company and S3 have agreed to end the arrangement effective August 2011. In connection with the ending of the arrangement, the Company may owe S3 certain monies; however, at this time, such amount is not known, as it requires a performance look-back from August 31, 2011, although we do not believe this amount to be material.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of June 15, 2011 unless otherwise specified, regarding the beneficial ownership of our Common Stock for:

•	each person who is known by us to own beneficially 5% or more of our outstanding Common Stock;

•	each of our directors and each of our named executive officers (unless otherwise indicated, the business address of each such person is 717 Fifth Avenue, New York, New York 10022); and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Common Stock subject to options or warrants that are currently exercisable or exercisable within 60 days of June 15, 2011 are considered outstanding and beneficially owned by the person holding the options or warrants for the purposes of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each shareholder identified in the table possesses sole voting and investment power over all shares of our Common Stock shown as beneficially owned by that shareholder. Percentage of beneficial ownership is based on the number of shares of our Common Stock outstanding as of the date of this Proxy Statement unless otherwise specified. As of June 15, 2011, we had 164,892,596 shares of Common Stock issued and outstanding.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Shares	Percentage

5% Holder:
FMR LLC (1)	24,377,518	14.8%
Guardian Life Insurance Company of America (2)	12,259,714	7.4%
J.C. Flowers Group (3)	12,000,000	6.8%
TIAA-CREF Investment Management, LLC (4)	10,920,604	6.6%
Piper Jaffray Companies (5)	10,442,188	6.3%
Cadian Capital Management, LLC (6)	9,137,886	5.5%
Dimensional Fund Advisors LP (7)	9,094,063	5.5%
Columbia Wanger Asset Management LP (8)	8,399,000	5.1%

Directors and Executive Officers:
Bradley I. Abelow	0	—
Michael C. Blomfield	0	—
David P. Bolger (9)	57,933	*
Thomas Connolly (10)	58,004	*
Jon S. Corzine (11)	2,888,200	*
Laurie R. Ferber (12)	305,968	*
Eileen S. Fusco (13)	60,120	*
David Gelber (14)	23,711	*
Martin J. Glynn (15)	52,912	*
Edward L. Goldberg (16)	52,385	*
J. Randy MacDonald (17)	601,039	*
Richard W. Moore	22,950	*
David I. Schamis (18)	12,020,000	6.8%
Robert S. Sloan (19)	29,069	*
Henri J. Steenkamp (20)	74,334	*
Michael Stockman	10,000	*
All current directors and executive officers as a group (16 persons): (21)	16,256,625	9.0%
(1)	FMR LLC’s address is 82 Devonshire Street, Boston, MA 02109. FMR LLC is a Delaware limited liability company and may be deemed the beneficial owner of all of the shares. This information is based on a Schedule 13G/A filed on February 14, 2011 with the SEC pursuant to Section 13 of the Exchange Act. In its filing, FMR LLC has disclaimed its ownership interest in 528,700 shares owned by an affiliate, FIL Limited.
(2)	Guardian Life Insurance Company of America’s address is c/o RS Investment Management Co. LLC, 388 Market Street, Suite 1700, San Francisco, CA 94111. Guardian Life Insurance Company of America is a New York mutual life insurance company that beneficially owns our Common Stock. This information is based on a Schedule 13G/A filed on February 9, 2011 with the SEC pursuant to Section 13 of the Exchange Act.
(3)

The J.C. Flowers Group’s address is c/o J.C. Flowers & Co. LLC, 717 Fifth Avenue, 26th Floor, New York, New York 10022. The J.C. Flowers Group collectively owns 1,500,000 Series A Shares, which are generally convertible at the option of the Group into 12,000,000 shares of Common Stock. The J.C. Flowers Group includes : JCF MFG Holdco LLC (“JCF MFG Holdco”), JCF Fund II, J.C. Flowers II-A L.P. (“JCF Fund II-A”), J.C. Flowers II-B L.P. (“JCF Fund II-B”), and Financial Service Opportunities L.P. (“FSO”, and together with JCF Fund II, JCF Fund II-A and JCF Fund II-B, the “JCF Funds”). Each of (a) JCF Associates II L.P., as the general partner of JCF Fund II and JCF Fund II-B; (b) JCF Associated II Ltd., as the general partner of JCF II L.P. (“JCF II Ltd.”); (c) JCF Associates II-A L.P., as the general partner of JCF Fund II-A; (d) JCF Associates II-A LLC, as the general partner of JCF II-A L.P.; (e) FSO GP L.P., as the general partner of FSO; (f) FSP GP Ltd., as the general partner of FSO L.P. and (g) Mr. J. Christopher Flowers, as the sole director of JCF Associates II Ltd. and FSO GP Ltd. and the sole managing member of JCF II-A LLC, may be deemed to share beneficial ownership of, or to hold shared voting or dispositive rights with respect to, the Series A Shares. However, each of the parties listed in the foregoing clauses (a) through (g) expressly disclaims beneficial ownership of such shares except to the extent of any indirect pecuniary interest therein. This information is based on a Schedule 13D filed on July 28, 2008 with the SEC pursuant to Section 13 of the Exchange Act, as amended by a Schedule 13D/A filed on February 16, 2010. To determine ownership percentage, we used 176,892,596 shares as the divisor.

(4)	TIAA-CREF Investment Management, LLC’s address is 730 Third Avenue, New York, New York 10017. TIAA-CREF Investment Management, LLC is a Delaware limited liability company that beneficially owns our Common Stock. This information is based on a Schedule 13G filed on February 11, 2011 with the SEC pursuant to Section 13 of the Exchange Act.
(5)	Piper Jaffray Companies’ address is 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402. Piper Jaffray Companies is a Delaware corporation and its subsidiary, Advisory Research Inc., a registered investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). This information is based on a Schedule 13G/A filed on February 11, 2011 with the SEC pursuant to Section 13 of the Exchange Act.
(6)

Cadian Capital Management, LLC’s address is 461 Fifth Avenue, 24th Floor, New York, New York 10017. Cadian Capital Management, LLC is a Delaware limited liability company that beneficially owns our Common Stock. This information is based on a Schedule 13G filed on March 14, 2011 with the SEC pursuant to Section 13 of the Exchange Act.

(7)	Dimensional Fund Advisors LP’s address is Palisades West, Building One, 6300 Bee Cave Road, Austin Texas 78746. Dimensional Funds Advisors LP is a Delaware limited partnership which is an investment adviser furnishing investment advice to four registered investment companies and serving as investment manager to certain other commingled group trusts and separate accounts. This information is based on a Schedule 13G filed on February 11, 2011 with the SEC pursuant to Section 13 of the Exchange Act.
(8)	Columbia Wanger Asset Management LP’s address is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606. Columbia Wagner Asset Management LP is a Delaware limited partnership and an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). This information is based on a Schedule 13G/A filed on February 10, 2011 with the SEC pursuant to Section 13 of the Exchange Act.
(9)	Of these shares, 3,463 represent restricted shares of Common Stock that Mr. Bolger is deemed to beneficially own. Mr. Bolger has voting rights but not dispositive rights with respect to these shares. The balance of the Common Stock is owned by the director and is not subject to any restrictions.
(10)	Includes 22,523 vested options to purchase common stock in each case subject to the terms and conditions of our Amended and Restated 2007 Long Term Incentive Plan.
(11)	Of these shares, 2,500,000 represent vested options to purchase shares of our Common Stock at an exercise price of $9.25 per share. The balance of the Common Stock is owned either directly or by certain trusts affiliated with Mr. Corzine and are not subject to any restrictions.
(12)	Includes (i) 22,147 restricted stock units that will vest within the next 60 days; (ii) stock options that will vest within the next 60 days representing the right to purchase 116,486 shares of Common Stock; and (iii) 116,487 vested options to purchase common stock in each case subject to the terms and conditions of our Amended and Restated 2007 Long Term Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(13)	Of these shares, 3,463 represent shares of restricted Common Stock that Ms. Fusco is deemed to beneficially own. Ms. Fusco has voting rights but not dispositive rights with respect to these shares. The balance of the Common Stock is owned by the director and is not subject to any restrictions.
(14)	Of these shares, 3,463 represent shares of restricted Common Stock that Mr. Gelber is deemed to beneficially own. Mr. Gelber has voting rights but not dispositive rights with respect to these shares. The balance of the Common Stock is owned by the director and is not subject to any restrictions.
(15)	Of these shares, 3,463 represent shares of restricted Common Stock that Mr. Glynn is deemed to beneficially own. Mr. Glynn has voting rights but not dispositive rights with respect to these shares. The balance of the Common Stock is owned by the director and is not subject to any restrictions.
(16)	Of these shares, 3,463 represent shares of restricted Common Stock that Mr. Goldberg is deemed to beneficially own. Mr. Goldberg has voting rights but not dispositive rights with respect to these shares. The balance of the Common Stock is owned by the director and is not subject to any restrictions.
(17)	Includes 112,613 vested options to purchase common stock, in each case subject to the terms and conditions of our Amended and Restated 2007 Long Term Incentive Plan.
(18)	Mr. Schamis is an employee of J.C. Flowers & Co. LLC, which acts as an investment advisor to the JCF Funds, and the owner of indirect minority interests in such funds. However, Mr. Schamis does not have any voting or dispositive rights with respect to the Series A Shares held by the JCF Funds and disclaims beneficial ownership thereof except to the extent of any indirect pecuniary interest therein. Mr. Schamis also personally owns 20,000 shares of Common Stock. To determine ownership percentage, we used 176,892,596 shares as the divisor.
(19)	Of these shares, 3,463 represent shares of restricted Common Stock that Mr. Sloan is deemed to beneficially own. Mr. Sloan has voting rights but not dispositive rights with respect to these shares. The balance of the Common Stock is owned by the director and is not subject to any restrictions.
(20)	Includes 35,962 vested options to purchase common stock in each case subject to the terms and conditions of our Amended and Restated 2007 Long Term Incentive Plan.
(21)	To determine ownership percentage, we used 179,796,667 shares as the divisor, which includes Series A Shares held by the JCF Funds as well as the number of vested options held by our executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our equity securities with the SEC. Such directors, executive officers and 10% shareholders are also required to furnish us with copies of all Section 16(a) reports they file.

Based solely on the review of the Forms 3, 4 and 5 and amendments thereto furnished to MF Global and certain written representations and other information that we received during fiscal 2011, MF Global believes that all of such reporting persons complied with all Section 16(a) requirements applicable to them, except that Mr. Rowsell, the Company’s former Managing Director of Europe, did not file on a timely basis a Form 4 reporting a sale of stock occurring on August 11, 2010, and Mr. Roseman, the Company’s former Chief Risk Officer, did not file on a timely basis a Form 4 reporting the acceleration of his restricted stock units on the last day of his employment with MF Global.

PROPOSALS REQUIRING YOUR VOTE

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight directors. Each director elected will hold office until our next Annual Shareholders’ Meeting and until his or her successor is elected or until the director’s earlier resignation, removal or vacation from office.

At our Annual Shareholders’ Meeting, we will ask our shareholders to elect the eight director nominees set forth below, each of whom is a current director of MF Global. All of the nominees have been recommended for election by our Nominating and Corporate Governance Committee and approved and nominated for election by the Board of Directors. Although we do not expect that any nominee will become unavailable for election as a director, proxies will be voted for such other person or persons who are recommended by the Nominating and Corporate Governance Committee and designated by the Board of Directors if that occurs (or else the size of the Board of Directors will be reduced).

Set forth below is information as of May 20, 2011 regarding the director nominees, which has been confirmed by each for inclusion in this Proxy Statement.

Name and year first became a Director of the Company	Age	Principal occupation during the past five years

Jon S. Corzine 2010	64	Mr. Corzine is Chairman of our Board of Directors and Chief Executive Officer of our Company. Before joining MF Global, Mr. Corzine most recently served as New Jersey’s 54th Governor from January 2006 until January 2010. Before serving as Governor, he was elected to represent New Jersey in the United States Senate and served from January 2001 until January 2006. During his tenure as a United States Senator, Mr. Corzine served on the Senate Banking, Budget, Energy and Natural Resources, and Intelligence Committees. Prior to serving in the United States Senate, Mr. Corzine was the Chairman and Senior Partner of The Goldman Sachs Group, L.P. from December 1994 to June 1998 and Co-Chairman and Co-Chief Executive Officer of The Goldman Sachs Group, L.P. from June 1998 to January 1999. Mr. Corzine began his career at Goldman Sachs as a bond trader in 1975. Mr. Corzine is also an operating partner and advisor at J.C. Flowers & Co. LLC, which is an affiliate of the holder of our Series A Shares. He will also hold the title of John L. Weinberg/Goldman, Sachs & Co. Visiting Professor at Princeton University’s Woodrow Wilson School of Public and International Affairs for the 2010-2011 academic year. The Board considered Mr. Corzine’s significant leadership experience as the Governor of New Jersey and as a United States Senator, as well as his extensive financial background and experience at Goldman Sachs, in concluding that Mr. Corzine should be appointed the Chief Executive Officer of the Company and Chairman of our Board of Directors.

David P. Bolger 2010	53	Mr. Bolger is a member of our Board of Directors. He most recently served as Chief Operating Officer of Chicago 2016, a not-for-profit entity that sought to bring the 2016 Olympic and Paralympic Games to Chicago. From 2003 to 2008, he served as Executive Vice President and Chief Financial Officer of Aon Corporation, the world’s largest insurance and reinsurance intermediary with operations in 140 countries. Prior to joining Aon, Mr. Bolger served in various capacities with Bank One Corporation and its predecessors, including as President of American National Bank & Trust Company of Chicago and Treasurer of First Chicago Corporation. Mr. Bolger serves on the boards of the Chicago History Museum, Lincoln Park Zoo, Merit School of Music, World Sport Chicago and MB Financial Inc., a bank holding company listed on NASDAQ, each of which are based in Chicago. He has a B.S. degree in Accounting and Finance from Marquette University and a M.M. degree from Northwestern University’s J.L. Kellogg Graduate School of Management. In light of the fact that Mr. Bolger is a seasoned executive and has an extensive background in finance and operations, our Board of Directors has concluded that Mr. Bolger should be re-elected to our Board of Directors.

Eileen S. Fusco 2007	54	Ms. Fusco is a member of our Board of Directors and Chairman of the Audit and Risk Committee of the Board of Directors. Ms. Fusco retired as a Senior Partner of Deloitte & Touche’s Financial Services Industry Group, where she was a Partner from 2001 to 2007. While at Deloitte & Touche, Ms. Fusco was the Lead Client Service Partner to several of the firm’s largest global financial services institutional clients. Ms. Fusco also held management positions on the Northeast Management Committee and the Global Financial Services Tax Board for Deloitte & Touche. From 1997 to 2000, Ms. Fusco was Regional Tax Counsel of UBS AG. Prior to her position with UBS AG, in 1996, she was the Chief Financial Officer of Twenty-First Securities Corporation, a firm that specialized in structured transactions. From 1992 to 1995, Ms. Fusco was a Managing Director and Director of Tax of Kidder, Peabody & Co., Inc. Ms. Fusco began her career as a Tax Partner at Ernst & Young LLP and Spicer & Oppenheim. Ms. Fusco serves as an independent director of GlobeOp Financial Services SA (an independent hedge fund administrator listed on the London Stock Exchange), , chairs their audit committee and is a member of their compensation committee. Until it was recently sold, she was a board member and audit committee chair of ICT Group, Inc., a company listed on the NASDAQ. She is also the Vice Chair of Pro Mujer International and an advisory board member and former director of the Susan G. Komen for the Cure New York City Affiliate. Ms. Fusco is both an attorney and a certified public accountant and received a B.A. from Douglass College, a J.D. and M.B.A. (Accounting) from Rutgers University and an LL.M. in Taxation from New York University. In light of the fact that Ms. Fusco has held senior positions in the professional services industry representing financial services institutional clients and directly in major financial institutions, and has an extensive background in both accounting and tax, our Board of Directors has concluded that Ms. Fusco should be re-elected to our Board of Directors.

PROPOSALS REQUIRING YOUR VOTE

Name and year first became a Director of the Company	Age	Principal occupation during the past five years

David Gelber 2010	63	Mr. Gelber is a member of our Board of Directors and Chairman of the Compensation Committee of the Board of Directors. From 1994 until his retirement in 2005, he was a director and Chief Operating Officer of ICAP plc, which is listed on the London Stock Exchange and is the world’s largest inter-dealer money broker, and served as director for an additional year following his retirement from ICAP and as a consultant to ICAP until December 2009. Prior to joining ICAP, Mr. Gelber served as Chief Operating Officer of HSBC Global Markets from 1989 to 1994 and had held a variety of senior trading positions in the foreign exchange and derivatives businesses at Citibank NA, Chemical Bank and HSBC. Mr. Gelber served on the board of directors at the International Swaps and Derivatives Association, Inc. from 1988 to 1994. Currently, Mr. Gelber is a non-executive director of IPGL Ltd., a private holding company which invests in financial services businesses and serves as a non-executive director with a number of IPGL’s investee companies. He also holds non-executive directorships with eSecLending (a company which assists financial institutions in designing and implementing customized securities lending programs), GlobeOp Financial Services SA (an independent hedge fund administrator listed on the London Stock Exchange) and Altus Resource Capital plc (a closed-end investment company listed on the London Stock Exchange). He is Chairman of Walker Crips Group plc (an integrated financial services group listed on the London Stock Exchange) and a director of its subsidiaries. He also is a member of the Global Advisory Board of Millennium Associates. He has a B.Sc. in Statistics and Law from Hebrew University in Jerusalem and an M.Sc. in Computer Science from London University. In light of the fact that Mr. Gelber has wide-ranging financial industry knowledge, has held various executive positions, including managing global operations, as well as extensive experience in the boardroom, our Board of Directors has concluded that Mr. Gelber should be re-elected to our Board of Directors.

Martin J. Glynn 2008	59	Mr. Glynn is a member of our Board of Directors. Immediately prior to his retirement after 24 years with the HSBC Group, Mr. Glynn was Chief Executive Officer of HSBC Bank USA from 2003 to 2006 and Chairman of HSBC Bank Canada. While at HSBC, he also served as Group General Manager of HSBC Holdings plc from 2001 to 2006, and Chief Executive Officer of HSBC Bank Canada from 1999 to 2003. Mr. Glynn began his career at HSBC in 1982. He is a director of Husky Energy Inc., one of Canada’s largest energy and energy-related companies listed on the Toronto Stock Exchange, Hathor Exploration Limited, a junior resource exploration company listed on the Toronto Stock Exchange, the VinaCapital Vietnam Opportunity Fund Ltd., a closed-end fund listed on the London Stock Exchange, and Sun Life Financial Inc., an insurance company listed on the Toronto Stock Exchange, the NYSE and the Philippines Stock Exchange, and its wholly-owned subsidiary Sun Life Assurance Company of Canada. Mr. Glynn is also on the board of the VGH and UBC Hospital Foundation in Vancouver, Canada, and the American Associates of the National Galleries Scotland. He has a B.A. in economics from Carleton University and an M.B.A. from the University of British Columbia. In light of the fact that Mr. Glynn has significant executive experience in international commercial banking, as well as public-company boardroom experience, our Board of Directors has concluded that Mr. Glynn should be re-elected to our Board of Directors.

Edward L. Goldberg 2007	71	Mr. Goldberg is the lead independent director of our Board of Directors and Chairman of the Nominating and Corporate Governance Committee of the Board of Directors. Mr. Goldberg is a founder of Dix Hills Partners, LLC and its affiliate management company, Dix Hills Associates, LLC and serves as a managing member of both companies. Mr. Goldberg is the managing member of Longview Investments, LLC, a company formed to manage his personal family office and assets as well as provide advice for other family offices. Mr. Goldberg retired from Merrill Lynch after over 42 years of dedicated service to the firm. At Merrill Lynch, he served as the Executive Vice President of the operations services group and was a member of the executive management and technology committee. In this role, he had responsibility for operations, client services and technology throughout the firm’s global network of offices. Mr. Goldberg was also Chairman of the Merrill Lynch Securities Services Division, which provides integrated third-party execution, settlement, custody and financing services. He also worked on the audit and finance committee of the firm’s board of directors and was a member of the risk oversight committee. During his tenure at Merrill Lynch, Mr. Goldberg held a variety of senior level positions in sales, marketing and operations that included responsibilities for the firm’s worldwide operations, information technology, real-estate and purchasing activities; Senior Vice President of the firm’s Professional Securities Services Group, which provided financial, clearing and operational services to independent broker/dealers; and Regional Director of the Mid-East Region, overseeing a sales force of 1,100 financial consultants in 39 branch offices. Mr. Goldberg was also a member of the board of directors of The Depository Trust Company, a member of the NYSE’s financial and operational surveillance committee, a member of the board of directors of the NASD where he served on the disciplinary and management development committees, and a member of the board of directors of the NASDAQ, on which board he also served as a member of the executive committee and Chairman of the firm’s finance committee. Mr. Goldberg is a graduate of the New York Institute of Finance. In light of the fact that Mr. Goldberg has extensive executive experience at a leading financial institution, holding various positions at senior levels, including overseeing worldwide operations and information technology activities, as well as boardroom experience overseeing audit, risk and finance matters, our Board of Directors has concluded that Mr. Goldberg should be re-elected to our Board of Directors.

PROPOSALS REQUIRING YOUR VOTE

Name and year first became a Director of the Company	Age	Principal occupation during the past five years

David I. Schamis 2008	37	Mr. Schamis is a member of our Board of Directors. Mr. Schamis is a Managing Director and member of the Operating Committee of J.C. Flowers & Co. LLC, a private equity firm which invests solely in the financial services sector. Mr. Schamis has been employed by J.C. Flowers & Co. and its affiliates since May 2000. Prior to joining the firm, Mr. Schamis was in the financial institutions investment banking group at Salomon Smith Barney (previously known as Salomon Brothers and since renamed Citigroup) from 1995 to 2000. Mr. Schamis has spent virtually his entire career focused on the financial services sector. Mr. Schamis is Chairman of the board of directors of Crump Group, Inc., a multi-line wholesale insurance broker and retirement services administrator; and a member of the board of directors of Affirmative Insurance Holdings Inc., a producer and provider of non-standard automobile insurance. Mr. Schamis had previously been Chairman of the board of directors of Fox-Pitt, Kelton, a full service investment bank, and a member of the board of directors of Symetra Financial Corporation, a life insurance company. He currently serves as a member of the board of directors of the Yale Alumni Fund. Mr. Schamis graduated with a B.A. in Economics from Yale University. In light of the fact that Mr. Schamis has extensive experience in corporate finance and strategic planning, as well as a significant background in financial services companies, our Board of Directors has concluded that Mr. Schamis should be re-elected to our Board of Directors.

Robert S. Sloan 2007	47	Mr. Sloan is a member of our Board of Directors. Mr. Sloan is the Managing Partner of S3 Partners, LLC, a hedge fund financing firm that specializes in global collateral management and counterparty risk management. Mr. Sloan is also the author of the book Don’t Blame the Shorts: Why Short Sellers Are Always Blamed for Market Crashes and How History Is Repeating Itself (McGraw-Hill, Fall 2009). Prior to founding S3 Partners in 2003, Mr. Sloan was a Managing Director and the Global Head of Prime Brokerage, Equity Finance and Delta One products at Credit Suisse First Boston. In addition, Mr. Sloan was a member of Credit Suisse’s Securities Division Operating Committee and the Product Managers Committee. In 1998, Mr. Sloan founded and chaired the Dow Jones Credit Suisse Index Co. Mr. Sloan received a B.A. from Washington & Lee University. In light of the fact that Mr. Sloan has extensive knowledge of the products and markets the Company serves, as well as a strong executive corporate background, our Board of Directors has concluded that Mr. Sloan should be re-elected to our Board of Directors.

There are no family relationships between any of our directors or executive officers and any other of our directors or executive officers.

As the foregoing indicates, our eight director nominees collectively have the skills and experience to create a board that is well-suited to oversee and guide MF Global. Each has the integrity, business judgment, collegiality and commitment that are among the essential characteristics for a member of our Board of Directors. They also bring to our Board of Directors highly developed skills in, among other areas, finance, investing, accounting, business operations and leadership. They are established leaders in important areas of business and public service, including leadership and governance. In addition, members of our Board of Directors have had a great diversity of experiences and bring to our Board of Directors a wide variety of views that strengthen their ability to guide our firm. They have had extensive involvement in international business and emerging markets and deep professional experience across a broad range of industries. All have direct experience in the oversight of public companies through their service on our Board of Directors and/or those of other public companies, their current and past senior executive positions at MF Global and/or other companies and institutions and their involvement in the other international, educational and charitable organizations described above.

Additional information, including information concerning the operation of our Board of Directors as well as the security ownership and compensation of our directors, is included above in this Proxy Statement under “Governance Information—Compensation of Non-Employee Directors” and “Security Ownership of Certain Beneficial Owners and Management”.

BOARD RECOMMENDATION

The Board of Directors Recommends a Vote for the Election of each of the Nominees Listed above to the Board of Directors.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL TWO: ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

This year, we are asking you to vote on whether you endorse the compensation we pay to our named executive officers. We have described this compensation in detail under “Executive Compensation—Compensation Discussion and Analysis” below.

Shareholders are urged to read the Compensation Discussion and Analysis and other information in the “Executive Compensation” section of this Proxy Statement. The Compensation Committee and the Board of Directors believe that the information provided in that section demonstrates that our executive compensation program supports our pay-for-performance philosophy and closely aligns each executive officer to the long-term growth of the Company and the corporate strategy for which each executive is most responsible. We believe this has allowed us the flexibility we need to support our success with sound judgment and assessment of both quantitative and qualitative performance measures and to respond to changing market conditions.

Four basic principles guide the Compensation Committee in maintaining our executive compensation program and evaluating its effectiveness in helping us achieve our goals and objectives:

•

Offer a total compensation package that is designed to attract, motivate and retain talent of the caliber necessary to deliver successful business performance as we compete with larger, more established financial institutions.

•

Link pay to company performance while differentiating the level of compensation paid to executives based on individual contributions and objectives, business or functional performance, leadership potential and demonstrated leadership ability, and level of responsibility within the organization.

•

Set compensation levels by comparing the Company’s pay levels and practices to other companies in the compensation peer group (discussed in more detail under “Executive Compensation—Compensation Discussion and Analysis—Compensation Peer Group and Benchmarking” below), by evaluating internal pay equity and by considering each executive’s industry and business knowledge, leadership style, individual performance and strategic impact.

•	Retain the flexibility the Company needs to build a world-class financial organization and support its success by responding to changing market conditions.

The challenges of building and growing a successful company are complex and multi-faceted. Accordingly, our approach to compensation decisions necessarily recognizes this complexity. The process is enhanced by quantitative and qualitative measures of progress across a number of dimensions, but the Compensation Committee recognizes its responsibility to synthesize these measures into appropriate compensation decisions through careful thought and consideration of all factors.

The annual discretionary compensation (consisting of cash and long-term equity-based awards) paid to executive officers, including our named executive officers, is determined after the completion of each fiscal year and is based on Company and individual performance. The annual discretionary compensation pool from which allocations have been made by the Compensation Committee to our executive team has been primarily established on a discretionary basis, taking into account adjusted earnings per share targets established at the beginning of the fiscal year. Actual allocations to the executive team are based on both Company and individual performance. In order to reinforce the long-term focus of our incentive compensation program, a significant portion of executive compensation is delivered in the form of long-term equity awards.

The Compensation Committee considered fiscal 2011 annual discretionary compensation at its May 2011 meetings and various related executive sessions. In determining 2011 annual discretionary compensation, the Compensation Committee reviewed with Mr. Corzine each other executive officer’s performance during the fiscal year, taking into account strategic, leadership, financial and risk management achievements.

Fiscal 2011 was a transformative year for the Company under the leadership of Mr. Corzine, who joined the firm in March 2010. Mr. Corzine continues to evaluate his management team against the needs of the firm as the Company resets its business strategy from being a broker to ultimately a commodities- and capital markets-focused investment bank. The Company will rely heavily on its executive team to lead the firm through this transformation successfully. The Compensation Committee took this and the following factors into account for each continuing named executive officer, as well as contractual obligations, when individually tailoring each executive’s total compensation for fiscal 2011.

Based on the foregoing, the following non-binding resolution will be submitted for a shareholder vote at the Annual Shareholders’ Meeting:

“RESOLVED, that the shareholders of MF Global approve the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the Proxy Statement related to this Annual Shareholders’ Meeting.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the executive compensation philosophy, policies and programs described in this Proxy Statement. Because your vote is advisory, it will not be binding upon the Company, Board or the Compensation Committee. The Compensation Committee or the Board may choose whether or not to take the results of the vote into account. Although non-binding, the Compensation Committee values the opinions of our shareholders and will review and consider the voting results when considering future executive compensation arrangements.

BOARD RECOMMENDATION

The Board of Directors Recommends a Vote for the Approval of the Compensation of the Company’s Named Executive Officers, as Stated in the above (Non-Binding) Resolution.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL THREE: ADVISORY (NON-BINDING) VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to seeking our shareholders’ advisory vote on the compensation of our named executive officers, we are asking our shareholders to express a preference as to how frequently future advisory votes on executive compensation should take place. Shareholders have the opportunity to express a preference to cast such advisory votes annually, every two years or every three years; shareholders also have the option to abstain from voting on this matter.

The Board of Directors has determined that holding an advisory vote on executive compensation annually is appropriate at this time. The Board believes that annual votes provide assurance that the Board and the Compensation Committee receive input from its shareholders concerning executive compensation decisions on a frequent basis, illustrating our commitment to our shareholders to listen to their views regularly as we transform our Company over the next three to five years. The Board’s determination was further based on the premise that this recommendation could be modified in future years if it becomes apparent that an annual vote is not meaningful, is burdensome or is more frequent than recommended by best corporate governance practices.

This vote is advisory, and, therefore, will not be binding upon the Company, the Board or the Compensation Committee. Although non-binding, the Compensation Committee values the opinions of our shareholders and will review and consider the voting results when considering how frequently future advisory votes on executive compensation will occur.

BOARD RECOMMENDATION

The Board of Directors Recommends that Shareholders Vote for Conducting Future Advisory Votes on Executive Compensation Annually.

PROPOSAL FOUR: APPROVAL OF THE 2011 EXECUTIVE INCENTIVE PLAN

Our Board of Directors has adopted a new cash incentive plan called the MF Global Holdings Ltd. 2011 Executive Incentive Plan (the “2011 Executive Incentive Plan”), subject to approval by our shareholders at the Annual Shareholders’ Meeting. For the reasons discussed below, the Board of Directors recommends a vote “FOR” approval of the 2011 Executive Incentive Plan. A copy of the 2011 Executive Incentive Plan is attached as Exhibit A.

Purpose of the 2011 Executive Incentive Plan

The purpose of the 2011 Executive Incentive Plan is to create a performance-based cash bonus program for selected senior executives and other key employees that:

•

is aligned with the business imperatives and strategic goals and priorities of the Company and operates as an important component of a total compensation package that is designed to attract, motivate and retain talent of the caliber necessary to deliver successful business performance;

•	reinforces a high performance, shareholder value focused culture in which incentive compensation is linked to the achievement of objective performance measures;

•

is flexible because the Compensation Committee retains discretion to adjust the amount of awards to differentiate based on individual contributions and objectives, notwithstanding that the specific performance measures are achieved, but disciplined in that such adjustment cannot operate to increase the pre-established maximum;

•	is protective of the Company by providing for recoupment and clawback in the event of a restatement of the Company’s financial statements or detrimental conduct by the participant; and

•	is tax efficient because it enables the Company to obtain a deduction for payments that would otherwise be limited by Section 162(m) of the Internal Revenue Code.

Relevance of Section 162(m)

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1,000,000 paid by a public company to its “covered employees” (essentially, the named executive officers other than the chief financial officer) in any taxable year, unless the compensation is qualified performance-based compensation pursuant to a shareholder approved plan.

The Company has not been required to comply with Section 162(m) since its initial public offering in fiscal 2008 for cash incentive awards, as it had the benefit of a special three-year exemption during the post-IPO transition period. However, this exemption automatically expires at the 2011 Annual Shareholders’ Meeting.

In the absence of shareholder approval, the 2011 Executive Incentive Plan will not become effective and we will likely consider other performance-based annual cash bonus programs for executives as may be necessary or appropriate to incentivize key executive talent. In such case, the Company will not be able to deduct most incentive compensation awarded to some or all of the covered employees because of the limitations imposed by Section 162(m).

Consistent with our need to attract and retain talent of the caliber necessary to build a world class financial organization, notwithstanding the approval or rejection of the 2011 Executive Incentive Plan and its submission to shareholders, the Company reserves the right to pay its executives, including participants in the 2011 Executive Incentive Plan, amounts which may or may not be deductible under Section 162(m) or other provisions of the Internal Revenue Code.

Five-Year Plan

The 2011 Executive Incentive Plan has a term of five years and is scheduled to terminate on March 31, 2016, unless sooner terminated by our Board of Directors or the Compensation Committee.

Plan Summary

The material terms of the 2011 Executive Incentive Plan are summarized below, but the summary is qualified in its entirety by reference to the full text of the 2011 Executive Incentive Plan, attached as Exhibit A.

PROPOSALS REQUIRING YOUR VOTE

OVERVIEW.    The intent of the 2011 Executive Incentive Plan is to incentivize selected senior executives and other key employees of the Company and its affiliates by means of “performance-based compensation” that preserves the corporate tax deductibility of such incentive awards under Section 162(m) of the Internal Revenue Code. Individuals will be designated as participants in the 2011 Executive Incentive Plan for the relevant performance period. As discussed in greater detail below, individuals who are designated as participants in the 2011 Executive Incentive Plan will be paid a cash incentive award based upon the level of achievement of pre-established, objective performance goals during the performance period, subject to the Compensation Committee’s right to reduce the amount of such incentive award even if the performance goals have been achieved.

ADMINISTRATION.    The 2011 Executive Incentive Plan generally will be administered by a committee of the Board of Directors made up of at least two directors, each of whom is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. Unless otherwise determined by the Board of Directors, our Compensation Committee or a sub-committee thereof (the applicable administering committee being referred to as the “EIP Committee”) will administer the 2011 Executive Incentive Plan. The EIP Committee may, in a manner consistent with Section 162(m) of the Internal Revenue Code, allocate among its members and may also delegate some or all of its authority or administrative responsibility to one or more individuals who are not members of the EIP Committee. Decisions of the EIP Committee are final and binding on all parties. The Board of Directors or the Compensation Committee (or a subcommittee thereof) may, at any time, amend, suspend or terminate the 2011 Executive Incentive Plan; provided that any such action complies with applicable requirements of Section 162(m) of the Internal Revenue Code.

ELIGIBILITY AND PARTICIPATION.    For each performance period, the EIP Committee will select participants from among the Company’s executive employees who are, or are expected to be, (i) “covered employees” as defined in Section 162(m) of the Internal Revenue Code; (ii) executive officers subject to the reporting requirements of Section 16(a) of the Exchange Act; or (iii) are otherwise selected by the EIP Committee to participate in the 2011 Executive Incentive Plan. It is expected that approximately nine individuals will be eligible to participate in the 2011 Executive Incentive Plan, although this number may change if the EIP Committee determines that it is appropriate to cover a different number of individuals.

In its discretion, the EIP Committee may add participants to, or remove participants from, the 2011 Executive Incentive Plan at any time during a performance period or otherwise, except that no participant may be added after the earlier of the 90th day after the beginning of a performance period or the time at which 25% of the performance period has elapsed (or otherwise at a time that is not consistent with Section 162(m) of the Internal Revenue Code).

No employee shall, at any time, have a right to be selected as a participant, or to be entitled automatically to an incentive award, or, having been selected as a participant for one performance period, to be a participant in any subsequent or future performance period.

PERFORMANCE PERIOD.    Unless the EIP Committee determines otherwise, each performance period will commence on the first day and end on the last day of the Company’s fiscal year. The EIP Committee may also establish performance periods of other duration, including multi-year performance periods and shorter performance periods for individuals who are hired or become eligible to participate in the 2011 Executive Incentive Plan after the commencement of a performance period. It is expected that the first performance period under the 2011 Executive Incentive Plan will run from April 1, 2011 to March 31, 2012.

PERFORMANCE GOALS.    Within 90 days of the commencement of a performance period (or, if earlier, before 25% of the performance period elapses), the EIP Committee will establish written objective performance goals for each performance period and the amount of incentive award that may be earned by participants upon the level of performance achievement, which amount may be expressed as a percentage of an incentive pool or other measure prescribed by the EIP Committee. At the same time that the performance goals are established, the EIP Committee will also specify the manner in which the level of achievement of such performance goals will be calculated and, if applicable, the relevant weighting assigned to such performance goals.

PERFORMANCE CRITERIA.    The performance goals will be based on one or more of the following performance criteria as the EIP Committee may deem appropriate: (i) earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share of Common Stock of the Company; (ii) income before or after giving effect to compensation expense; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) economic income; (vi) revenue, revenue growth or rate of revenue growth; (vii) return on assets (gross or net), return on investment, return on capital, or return on equity; (viii) returns on sales or revenues; (ix) operating expenses; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations or cash flow in excess of cost of capital; (xi) the Company’s cost of borrowing or credit quality; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) share price or total shareholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) planning accuracy (as measured by comparing planned results to actual results); (xviii) market share; (xix) risk management; (xx) performance relative to budget, forecast or market expectations; and (xxi) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, acquisitions, divestitures, joint ventures and similar transactions.

Performance goals may be (a) measured in absolute or relative terms; (b) measured on a pre-tax, after-tax, GAAP or non-GAAP basis; (c) measured by the performance of an individual, the Company as a whole or a subsidiary, business unit, product line or segment of the Company, or one or more divisions, product lines or specific markets; (d) based upon an increase or positive result, maintaining the status quo or limiting economic losses; (e) measured against one or more companies, competitors or peer groups referenced in the Company’s Annual Report or Proxy Statement; (f) measured against the market as a whole and/or compared to the performance of a published or special index deemed applicable by the EIP Committee; and/or (g) different from participant to participant and from incentive award to incentive award.

PROPOSALS REQUIRING YOUR VOTE

In establishing the performance goals, the EIP Committee may, no later than the date such performance goals are required to be established, provide for the adjustment of such performance goals in recognition of unusual or nonrecurring events (including any recapitalization, reclassification, merger, amalgamation, consolidation, split-up, spin-off, reorganization, combination, reductions in force or any other change in corporate structure or in the event of any extraordinary distribution, as well as acquisitions and dispositions of businesses and assets or reductions in force) affecting the Company or any subsidiary, business unit or segment of the Company, or the financial statements of the Company or any subsidiary, business unit or segment, or in response to changes in applicable laws, regulations, accounting principles or methods, tax rates and regulations, currency fluctuations or business conditions.

COMMITTEE’S NEGATIVE DISCRETION.    The EIP Committee may, in its sole discretion, reduce, but not increase, the amount of any incentive award (on a formula and/or discretionary basis) prior to payment, regardless of the level of achievement of the applicable performance goals.

CERTIFICATION.    Following the completion of each performance period and prior to payment of an incentive award, the EIP Committee will certify in writing whether the performance goals for such performance period have been achieved and, if they have, specify the amount that is to be awarded to each participant. If a participant’s employment with the Company or its affiliates terminates for any reason prior to the end of the applicable performance period, the participant’s incentive award and all rights of the participant to such incentive award for such performance period will be cancelled.

PAYMENT OF INCENTIVE AWARDS.    The applicable incentive award (if any) is expected to be paid no later than June 15th of the fiscal year following the Company’s fiscal year in which the performance period during which it is earned ends. Notwithstanding the foregoing, the EIP Committee may determine to make payments at a later date and/or from time to time establish procedures pursuant to which participants will be permitted or required to defer receipt of incentive awards under the 2011 Executive Incentive Plan.

MAXIMUM INCENTIVE AWARD UNDER THE PLAN.    Under no circumstance will any participant be paid an incentive award during any fiscal year exceeding $10,000,000.

FORFEITURE AND RECOUPMENT EVENTS.    Incentive awards are subject to any recoupment policy of the Company as in effect from time to time, and incentive awards may be subject to reduction, cancellation, forfeiture or recoupment in accordance with any such policy. Furthermore, an incentive award may be reduced, cancelled, forfeited or recouped by the Company (before or after payment) if the EIP Committee determines that a participant received an incentive award based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, knowingly engaged in providing inaccurate information or knowingly failing to timely correct inaccurate information relating to financial statements or performance metrics or materially violated the Company’s Code of Business Conduct and Ethics or other written policies established by the Company. The EIP Committee may, in its sole discretion, impose additional forfeiture or recoupment conditions on any incentive award.

NEW PLAN BENEFITS.    The amount of each participant’s incentive award will be subject to the achievement of the performance goals set by the EIP Committee and will be subject to the EIP Committee’s right to reduce such amount as described above. As a result, we cannot determine the amount that will be payable under the 2011 Executive Incentive Plan to any participant for the initial performance period; however, such amount will be no more than $10,000,000 per participant during a performance period. Moreover, because the EIP Committee can in its discretion reduce each participant’s incentive award determined under the 2011 Executive Incentive Plan prior to payment, we cannot determine the incentive award that would have been provided to any person under the 2011 Executive Incentive Plan had it been in effect in fiscal 2011.

DIRECTORS’ RECOMMENDATION.    We believe strongly that the approval of the 2011 Executive Incentive Plan is essential to our continued success. Our employees are one of our most valuable assets. Incentive awards, such as those provided under the 2011 Executive Incentive Plan, are vital to our ability to attract, motivate and retain outstanding individuals, and the 2011 Executive Incentive Plan is vital to preserving the Company’s tax deductibility of incentive awards made to certain of our senior executives and other key employees.

BOARD RECOMMENDATION

The Board of Directors Recommends that Shareholders Vote for the 2011 Executive Incentive Plan.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL FIVE: RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

Our Audit and Risk Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2012. Upon recommendation of the Audit and Risk Committee, the Board of Directors proposes that shareholders ratify the appointment of PricewaterhouseCoopers LLP as MF Global’s independent registered public accounting firm for fiscal 2012.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Shareholders’ Meeting and will have an opportunity to make a statement if he or she desires to do so. The representative will be available to respond to appropriate questions from shareholders.

Fees Paid to PricewaterhouseCoopers LLP

The following table shows information about fees paid by MF Global and its consolidated subsidiaries through May 16, 2011 to PricewaterhouseCoopers LLP for the periods indicated.

Fees paid by MF Global:	Fiscal Year 2010 (in ,000)	Fiscal Year 2011 (in ,000)
Audit fees (1)	$10,954	$10,942
Audit-related fees (2)	70	67
Tax fees (3)	238	219
All other fees	209	558

(1)	Audit fees include fees for professional services rendered in connection with the Company’s development of and adherence to its Sarbanes-Oxley procedures, the audit of the Company’s combined and consolidated financial statements included in its registration statements and annual SEC filing, the review of interim quarterly financial statements and the audits provided in connection with statutory and regulatory filings or engagements and associated out-of-pocket expenses.
(2)	Audit-related fees include attest services not required by statute or regulation and employee benefit plan audits and associated out-of-pocket expenses.
(3)	Tax fees include tax return preparation, tax advice relating to transactions and consultation on tax matters.

In fiscal 2010 and 2011, 100% of the services provided by PricewaterhouseCoopers LLP and the fees paid by MF Global were authorized and approved by the Audit and Risk Committee in compliance with the pre-approval procedures described above. None of the non-audit services performed by PricewaterhouseCoopers LLP were performed under the SEC’s de minimis exception to audit committee pre-approval.

Pre-Approval Procedures and Policies

The Board of Directors maintains an Audit and Non-Audit Services Pre-Approval Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved. The purpose of the policy is to help ensure that the independent auditor of MF Global maintains the highest level of independence from MF Global.

According to MF Global’s pre-approval policy, unless a class of service has received “class” pre-approval, it will require “specific” pre-approval by the Audit and Risk Committee if it is to be provided by the Company’s independent auditor. Any proposed services exceeding pre-approved fee levels will also require specific approval by the Audit and Risk Committee. The Audit and Risk Committee establishes pre-approval fee levels for all services on an annual basis.

For both class and specific pre-approval, the Audit and Risk Committee will consider whether such services are consistent with the SEC’s rules on auditor independence and whether the provision of such services by an independent auditor would impair the independent auditor’s independence. The Audit and Risk Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service for reasons such as (1) its familiarity with MF Global’s business, personnel, accounting systems, risk profile and other factors; and (2) whether the service might enhance MF Global’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily determine the result of the approval process. Below are services that have received class pre-approval from the Audit and Risk Committee.

AUDIT SERVICES.    Audit Services include the annual financial statement audit (including required quarterly reviews), subsidiary audits and other procedures required to be performed by MF Global’s independent auditor to enable the auditor to form an opinion on MF Global’s consolidated financial statements. Such other procedures include reviews of information systems, procedures and testing performed in order to understand and place reliance on the systems of internal control and consultations relating to the audit or quarterly reviews of operations and financial results. Audit Services also include the attestation engagement for the independent auditor’s report on Management’s Report on Internal Controls for Financial Reporting. The Audit and Risk Committee pre-approves the annual audit engagement terms and fees and any changes in terms, conditions and fees resulting from changes in audit scope, structure or other items. In addition to those specifically pre-approved services contained in the independent auditor’s engagement terms and fees, from time to time the Audit and Risk Committee may grant class pre-approval to certain other specified Audit Services.

AUDIT-RELATED SERVICES.    Audit-Related Services are assurance and related services that are related to the performance of the audit or review of MF Global’s financial statements or that are more effectively performed by MF Global’s independent auditor. The Audit and Risk Committee believes that the providing of Audit-Related Services by MF Global’s independent auditor does not impair the independence of that auditor and is consistent with the SEC’s rules on auditor independence. In addition to those specifically pre-approved Audit-Related Services contained in the independent auditor’s engagement terms and fees, the Audit and Risk Committee may from time to time grant class approval to certain specified Audit-Related Services.

TAX SERVICES.    Tax Services are tax compliance, tax planning and tax advice. The Audit and Risk Committee may grant class approval to those recurring Tax Services that have historically been provided by the auditor. The Audit and Risk Committee will not permit the retention of MF Global’s independent auditor in connection with any transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit and Risk Committee may consult with the Global Head of Tax or the General Counsel and determine whether MF Global’s tax planning and reporting policies and practices are consistent with this policy.

PROPOSALS REQUIRING YOUR VOTE

However, the Audit and Risk Committee is ultimately responsible for the determination of whether a Tax Service would impair independence. The Audit and Risk Committee has granted class pre-approval to certain recurring Tax Services and non recurring Tax Services.

The Audit and Risk Committee will periodically review and revise, if appropriate, the list of services that have received class approval. MF Global’s Company Secretary maintains the record of class-approved services at the Company’s headquarters. From time to time, in its discretion, the Audit and Risk Committee may modify the list of class-approved services and so inform the Company Secretary who will record such changes. No service that is absent from the record of class-approved services may be commenced without specific approval.

All requests or applications for services to be provided by the independent auditor shall be submitted to the Chief Accounting Officer (or his designee) with a copy to the Company Secretary and must include a detailed description of the services to be rendered as well as other justification. The Chief Accounting Officer, in consultation with the Office of General Counsel, will determine whether or not such services are included among the services that have received class approval or require specific approval of the Audit and Risk Committee. The Audit and Risk Committee will be informed by the Company Secretary on a timely basis of any such services proposed to be rendered by the Company’s independent auditor and requiring specific approval, and requests for approval will be presented within reasonable time for the Audit and Risk Committee to consider them. Requests or applications to provide services that require specific approval of the Audit and Risk Committee will be submitted to the Audit and Risk Committee by the Company Secretary and must include a statement as to whether, in the Chief Accounting Officer’s view, the request or application is consistent with the SEC’s rules on auditor independence and any other factors to be considered.

REPORT OF AUDIT AND RISK COMMITTEE AND APPROVAL OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit and Risk Committee

The Audit and Risk Committee is responsible for assisting the Board of Directors in its oversight of (i) the integrity of MF Global’s financial statements and internal controls over financial reporting; (ii) MF Global’s compliance with legal and regulatory requirements; (iii) the independent auditors’ qualifications and independence; (iv) the performance of MF Global’s internal audit function and independent auditors; and (v) the Company’s risk management policies, processes and profile.

In performing its oversight role, the Audit and Risk Committee reviewed and discussed with management and PricewaterhouseCoopers LLP, its independent auditors, the audited financial statements of MF Global for fiscal 2011. The Audit and Risk Committee also discussed with its independent auditors the matters required under AU Section 380, The Auditor’s Communication with Those Charged with Governance, of the Public Company Accounting Oversight Board (“PCAOB”), as currently in effect. The Audit and Risk Committee received the written disclosures and the letter from its independent auditors required by Rule 3526, Communication with Audit Committees Concerning Independence, of the PCOAB, as currently in effect, and discussed with its auditors the auditors’ independence. All non-audit services performed by the independent auditors are specifically approved by the Audit and Risk Committee or a member thereof. On the basis of the foregoing, the Audit and Risk Committee recommended to the Board of Directors that the audited financial statements of MF Global for fiscal 2011 be included in its Annual Report on Form 10-K for such fiscal year.

Audit and Risk Committee: Eileen S. Fusco, Chairman David P. Bolger David Gelber Martin J. Glynn David I. Schamis

BOARD RECOMMENDATION

The Board of Directors Recommends a Vote for Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for Fiscal 2012.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL SIX: VOTE ON THE ISSUANCE OF OUR COMMON STOCK UPON THE EXERCISE OF WARRANTS ISSUED IN CONNECTION WITH THE COMPANY’S 1.875% CONVERTIBLE SENIOR NOTES DUE 2016 IN EXCESS OF THE NEW YORK STOCK EXCHANGE LIMITS FOR ISSUANCES WITHOUT SHAREHOLDER APPROVAL.

On February 11, 2011, we issued $287.5 million in aggregate principal amount of 1.875% Convertible Senior Notes due 2016 (the “Notes”). Concurrently with the pricing of the Notes, we entered into related convertible note hedge transactions (collectively, the “Note Hedge Transactions”) with various underwriters (or their affiliates) for the Notes offering (collectively, the “Counterparties”). The Note Hedge Transactions cover, subject to anti-dilution adjustments substantially identical to those in the Notes, 27,735,585 shares of our Common Stock. Separately and concurrently with the pricing of the Notes, we entered into related warrant transactions (collectively, the “Warrant Transactions”) whereby we sold to the Counterparties warrants to acquire, subject to anti-dilution adjustments, 27,735,585 shares of our Common Stock.

The warrants will be “net share” settled, meaning that, upon exercise, if the market price for our Common Stock (as determined by reference to the volume weighted average price per share of our Common Stock) exceeds the strike price of the warrants on any expiration date of the warrants, we will owe the Counterparties a number of shares of our Common Stock or, under certain circumstances, at our election, an amount of cash, based on the excess of such market price per share over the strike price per warrant. The initial strike price is $14.2275 per warrant, and the warrants expire on various dates through August 2016.

Under the rules of the NYSE (the “NYSE Rules”), subject to certain exceptions, we cannot issue shares of our Common Stock or securities convertible into Common Stock that will, or will upon issuance, equal or exceed 20% of the voting power of all outstanding shares of Common Stock prior to the issuance of such stock or 20% of the total number of outstanding shares of Common Stock prior to the issuance of such stock. The issuance of shares of Common Stock upon conversion of the Notes is exempt from the NYSE Rules because the Notes were sold in a public offering for cash. The warrants, however, are subject to the NYSE Rules because they were sold in a private transaction. Because there were 163,501,848 shares of our Common Stock outstanding at the time we sold the warrants, we would only be permitted to issue up to 32,684,016 shares of our Common Stock (the “Maximum Amount”) upon exercise of the warrants without first obtaining shareholder approval.

As indicated above, upon exercise, the warrants will be “net share” settled and the number of shares that may be issuable in the future will depend upon the market price of our Common Stock and other factors. As a result, the maximum number of shares of our Common Stock that are potentially issuable upon the exercise of the warrants could, in certain circumstances, exceed the Maximum Amount. Under the agreements relating to the sale of the warrants (the “Warrant Agreements”), we have agreed with the Counterparties to use our reasonable best efforts to obtain shareholder approval prior to December 31, 2012 for the issuance of shares of Common Stock upon conversion of the warrants in excess of the Maximum Amount.

If we fail to obtain shareholder approval at this meeting, the Warrant Agreements obligate us to continue to use our reasonable best efforts to obtain such approval at a subsequent meeting prior to December 31, 2012. If we fail to obtain the approval by that date and we are unable to issue shares of Common Stock upon exercise of the warrants due to the 20% limit imposed by the NYSE Rules, we could elect to satisfy our obligations under the warrants by making cash payments to the Counterparties with respect to the remaining components under the Warrant Agreements. Finally, if at any time the number of shares of Common Stock that would be deliverable upon net share settlement of the warrants exceeds 80% of the Maximum Amount, failure to obtain shareholder approval would entitle the Counterparties to terminate the warrants. Upon termination, we would be obligated to make termination payments in amounts that would depend on the fair value of the warrants and losses incurred by the Counterparties in connection with the termination.

At the time we entered into these transactions, we determined that the offering of the Notes and the Note Hedge and Warrant Transactions could provide us with financing on terms that were more favorable to us as compared to our other available financing options, including an attractive interest rate, the absence of collateral requirements and fewer covenant restrictions on our ongoing business, despite the potential dilution of our Common Stock. We entered into the Note Hedge and Warrant Transactions to reduce the potential dilution from any conversions of the Notes and believe these transactions are beneficial to the Company. Obtaining shareholder approval of this proposal will provide us with greater flexibility in discharging our obligations under the warrants and, if required, reduce our cash expenditures. We are, therefore, asking you to consider and vote upon this proposal to approve the issuance of shares of Common Stock upon exercise of the warrants in excess of the Maximum Amount.

BOARD RECOMMENDATION

The Board of Directors Recommends that Shareholders Vote for the Proposal to Approve the Issuance of Shares of Common Stock upon Exercise of the Warrants in Excess of the NYSE Share Limits for Share Issuance without Shareholder Approval.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with senior management of the Company. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee: David Gelber, Chairman Martin J. Glynn Edward Goldberg David Schamis

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the principles, policies and practices that formed the foundation of our executive compensation program in fiscal 2011 and explains how they applied to five of our executive officers: our Chief Executive Officer, Mr. Jon S. Corzine, our former Chief Financial Officer, Mr. J. Randy MacDonald, who now serves as our Global Head of Retail Operations, and the three other most highly compensated executive officers, our President and Chief Operating Officer, Mr. Bradley I. Abelow, our Global Head of Human Resources, Mr. Thomas F. Connolly, and our General Counsel, Ms. Laurie R. Ferber. We also discuss the compensation of our former Managing Director of Europe and our former Chief Risk Officer. These seven executive officers are named in the Summary Compensation Table and other tables that follow this Compensation Discussion and Analysis, and we collectively refer to them as our “named executive officers”. Separately, we also provide supplemental information with respect to our Managing Director of Asia-Pacific, Mr. Michael C. Blomfield, because had Mr. Blomfield commenced employment with us earlier in fiscal 2011, he would have been a named executive officer with respect to fiscal 2011.

Executive Summary

We have an executive compensation program that is designed to tie pay to performance, balance rewards with prudent business decisions and risk management, as well as focus on both the annual and long-term performance of the Company. Total direct compensation for our executive team includes: base salary and annual discretionary compensation in the form of cash and long-term, equity-based awards.

Fiscal 2011 began our transformation under our new Chairman and Chief Executive Officer, Mr. Jon S. Corzine. Since Mr. Corzine joined the firm in March 2010, a new strategic direction has been developed by management and approved by the Board of Directors. That direction calls for transforming the Company from a broker to ultimately a commodities- and capital markets-focused investment bank over the next three to five years. The new strategic direction is designed to leverage our strengths, including our heritage and expertise in commodities, market leadership in derivatives, clearing expertise, broad global footprint and recent designation as a primary dealer. The plan includes reorganizing the firm into four lines of business: capital markets; retail services; prime services; and asset management.

While the market faced low exchange volumes, historically low interest rates, and commission rate compression, making for a challenging fiscal 2011, the Company, led by its executive team, took certain actions aimed at improving its profitability and increasing revenue. The initiatives included continuing to diversify product/business areas and geographic presence; rationalizing business relative to opportunities; improving capital structure; reducing costs and continuing to strengthen the Company’s leadership team. As a result, our fiscal 2011 net revenue rose by 5% over last year, we benefited from significant improvements in net revenue per employee reflecting enhanced productivity, our client payables expanded 13% over the last 12 months, our balance sheet continued to be de-levered and adjusted earnings per share increased by $0.22 for the quarter ending March 31, 2011 and $0.36 for the full fiscal year reflecting improved diversity of revenue and lower cost structure.

While the Company continued to focus on achieving profitability and increasing revenue in fiscal 2011, the Compensation Committee recognizes that its executive officers have and continue to take significant steps to transform the Company. The Compensation Committee realizes that a successful transformation requires the right leadership team to drive real progress over a sustained period. Accordingly, it has determined that our continuing named executive officers would receive discretionary cash and long-term, equity-based compensation (taking into account guarantees) which reflect their strategic, leadership, financial and risk management achievements during fiscal 2011. In particular, the long-term nature of equity-based awards helps motivate the executive team to successfully lead the firm through the transformation and aligns the long-term economic interests of our executive team with those of our shareholders. The Compensation Committee’s decisions with respect to fiscal 2011 are discussed in more detail under the heading “—Fiscal 2011 Compensation Decisions” below.

Our Compensation Objectives

We believe that a highly talented, dedicated and results-oriented executive team is critical to our successful transformation to an investment bank, our growth and related long-term success. Our executive compensation program is designed to support our business objectives by enabling MF Global to:

•	attract and retain a highly talented executive team with competitive compensation packages that emphasize building long-term value;

•

align the long-term economic interests of our executive team with those of our shareholders by paying a substantial portion of annual discretionary compensation in the form of long-term equity awards and by paying executives with greater levels of responsibility a greater percentage of their total direct compensation in the form of long-term equity awards;

•	make compensation sensitive to both Company and individual performance, and for our executive team, emphasize elements of compensation that are “at risk” on the basis of this performance;

•

promote transparency through the use of relatively few, straightforward compensation components – primarily a base salary and annual discretionary opportunity in the form of cash and long-term equity-based awards; and

•	ensure that our executive compensation program maintains a proper balance between prudent risk-taking and risk management, and competitive incentive opportunities.

Our Guiding Principles

Four basic principles guide the Compensation Committee in maintaining our executive compensation program and evaluating its effectiveness in helping us achieve our goals and objectives:

•

offer a total compensation package that is designed to attract, motivate and retain talent of the caliber necessary to deliver successful business performance, including as we compete with larger, more established financial institutions;

EXECUTIVE COMPENSATION

•

link pay to company performance while differentiating the level of compensation paid to executives based on individual contributions and objectives, business or functional performance, leadership potential and demonstrated leadership ability and level of responsibility within the organization;

•

set compensation levels by comparing the Company’s pay levels and practices to other companies in the compensation peer group (discussed in more detail under the heading “—Compensation Peer Group and Benchmarking” below), by evaluating internal pay equity and by considering each executive’s industry and business knowledge, leadership style, individual performance and strategic impact; and

•	retain the flexibility the Company needs to build a world-class financial organization and support its success by responding to changing market conditions.

The challenges of building and growing a successful company are complex and multi-faceted. Accordingly, our approach to compensation decisions necessarily recognizes this complexity. The process is enhanced by quantitative and qualitative measures of progress across a number of dimensions, but the Compensation Committee recognizes its responsibility to synthesize these measures into appropriate compensation decisions through careful thought and consideration of all factors.

The Compensation Committee’s Responsibilities

The Compensation Committee is responsible for, among other things:

•	reviewing our general compensation philosophy;

•	approving the Company’s peer companies against which we benchmark our compensation;

•	assessing the performance of the Chief Executive Officer and our other executive officers;

•	determining the compensation of our Chief Executive Officer and our other executive officers; and

•	reviewing management’s risk assessment of compensation policies and practices.

For additional discussion of the Compensation Committee’s role and responsibility, see “Our Corporate Governance—Governance Information—Committees—Compensation Committee” above.

Role of Compensation Consultant

The Compensation Committee’s practice has been to retain an independent compensation consultant to advise it on executive and director compensation. In this capacity, the consultant has reported directly to the Compensation Committee and, as directed by the Compensation Committee, works with the Chairman of the Compensation Committee and management. The consultant generally reviews, analyzes and provides evaluative advice about the Company’s executive compensation programs for senior executives in relation to the objectives of those programs, including comparisons to designated peer group companies and comparisons to “best practices”. In addition, the consultant provides information and advice on competitive compensation practices and trends, governance issues and projects of current interest to the Compensation Committee. During fiscal 2011, Pearl Meyer & Partners (“PM&P”), the Compensation Committee’s independent compensation consultant, advised the Compensation Committee; its responsibilities included, among other things:

•	advising the Compensation Committee on management proposals, as requested;

•	reviewing Compensation Committee agendas and certain supporting materials in advance of a Compensation Committee meeting;

•	attending Compensation Committee meetings;

•	conducting a competitive market benchmarking study, including evaluation of the Company’s compensation peer group;

•

reviewing the Company’s performance relative to the peer group and analyzing the compensation levels and practices of peer group companies as context for the Compensation Committee’s consideration of management’s recommendations for fiscal 2011 executive officer compensation and fiscal 2012 compensation opportunities;

•

reviewing the key terms of new employment arrangements (discussed below under “—Employment Agreements Entered into During Fiscal 2011 with Named Executive Officers”) for existing and new executive officers;

•	reviewing non-employee director compensation;

•	advising on the design of long-term incentive plans, as necessary;

•	reviewing the Compensation Committee’s charter;

•	reviewing the Compensation Discussion and Analysis, compensation tables and other compensation-related disclosures included in this Proxy Statement; and

•	advising the Committee on market trends and developments concerning executive compensation.

The Compensation Committee has determined that PM&P’s work for the Compensation Committee did not raise any conflicts of interest, consistent with the proposed SEC regulations as of March 31, 2011. In making this determination, the Compensation Committee noted that during fiscal 2011, PM&P did not provide any services to the Company or its management other than service to the Compensation Committee. In addition, the Compensation Committee reviewed fees received by PM&P as a percentage of its total revenues, policies and procedures maintained by PM&P to prevent conflicts of interest, any business or personal relationships between PM&P and any Compensation Committee member and any Common Stock owned by employees of PM&P who support the Compensation Committee. In the future, the Compensation Committee may consider the same or other factors as the final SEC regulations and stock exchange listing requirements become available.

Compensation Peer Group and Benchmarking

The Compensation Committee, with the assistance of its independent compensation consultant, annually reviews the makeup of a compensation peer group and makes adjustments

EXECUTIVE COMPENSATION

to the composition of the group as it deems appropriate in order to provide a competitive market context for the Compensation Committee’s determinations regarding compensation program design and levels of compensation for our executive officers. The Compensation Committee also draws upon the many years of financial services industry experience of its members as it determines the peer group composition and reviews, evaluates and interprets the market data.

The Company’s current peer group is comprised of 12 companies in the financial services industry (“Compensation Peer Group”) that are comparable to the Company in service offerings to its clients and companies with which we compete for executive talent. The Compensation Committee believes that use of the Compensation Peer Group is the most effective method for providing data about the competitive market as the Compensation Committee evaluates and sets the compensation needed to attract, motivate and retain the executive talent needed to manage the Company’s businesses and operations successfully. Use of this Compensation Peer Group provides a basis for the Company to obtain accurate, representative compensation information for the majority of its executive positions. For the purpose of determining annual discretionary compensation based on fiscal 2011 performance for our current executive officers and fiscal 2012 base salary and target compensation levels, the Compensation Peer Group consisted of the following companies:

E*Trade Financial Corporation

ICAP plc

Interactive Brokers Group, Inc.

Jefferies Group, Inc.

Knight Capital Group, Inc.

Lazard Ltd.

Piper Jaffray Companies, Inc.

Raymond James Financial, Inc.

Stifel Financial Corp.

TD Ameritrade Holding Corporation

The Charles Schwab Corporation

Tullett Prebon PLC

In connection with fiscal 2011 compensation decisions for our executive officers (other than fiscal 2011 base salary), PM&P reviewed the Company’s previous peer group and recommended that the Compensation Committee replace seven companies within the then existing 14-company peer group in order to better align the peer group with the Company’s new strategic direction and size. The then-peer group included exchanges and firms of a size not comparable to the Company at this time. In particular, we do not view ourselves as competing with exchanges as we transform in the short-term to a broker-dealer and in the long-term to a commodities- and capital markets-focused investment bank. At the time of the Company’s initial public offering in 2007 and for a period thereafter, exchanges and financial services firms offering only brokerage services were appropriately included in the Company’s peer group. Accordingly, CME Group Inc., IntercontinentalExchange Inc., NYSE Euronext, The NASDAQ OMX Group, Inc. optionsXpress Holdings Inc., Investment Technology Group, Inc. and GFI Group Inc. were replaced with full-service financial services companies: Lazard Ltd., Raymond James Financial, Inc., Stifel Financial Corp., Tullett Prebon PLC and Piper Jaffray Companies, Inc.

While incentive compensation decisions are ultimately discretionary in nature, the Compensation Committee will take into account each executive officer’s industry and business knowledge, leadership style, individual performance and strategic impact, and use the Compensation Peer Group’s pay practices as competitive market context to set executive officer compensation. The Compensation Committee reviews each pay element (including base salary, annual discretionary compensation opportunities and targets for cash compensation and long-term, equity-based awards) and particularly considers total direct compensation in comparison with the market mid-range of the Compensation Peer Group’s pay practices.

Fiscal 2011 Compensation Decisions

Annual discretionary compensation (consisting of cash and long-term equity-based awards) is determined after the completion of each fiscal year and is based on Company and individual performance. The annual compensation pool from which allocations have been made by the Compensation Committee to our executive team was primarily established on a discretionary basis, taking into account adjusted earnings per share targets established at the beginning of the fiscal year. Actual allocations to the executive team are then based on both Company and individual performance. In order to reinforce the long-term focus of our incentive compensation program, a significant portion of executive compensation is delivered in the form of long-term equity awards.

The design of our annual incentive plan supports our pay-for-performance philosophy and closely aligns each executive officer to the long-term growth of the Company and the business strategy for which each executive is most responsible. We believe this has allowed us the flexibility we need to support our success with sound judgment and assessment of both quantitative and qualitative performance measures and to respond to changing market conditions.

The Compensation Committee reviews the Company’s compensation objectives and philosophies and our executive compensation program on an annual basis to determine if our program will remain effective in achieving our future objectives. The Compensation Committee reviews and makes executive base salary decisions annually, and at that time, the Compensation Committee generally determines the target amount and mix of total direct compensation to be paid to our executive team for performance in the coming year. In some cases, performance targets are established when a new employment agreement with an executive officer is entered into.

Evaluating Performance of Executive Team

The Compensation Committee receives the recommendation of our Chief Executive Officer with respect to the compensation of our other executive officers. The Compensation Committee reviews these recommendations with its independent compensation consultant and seeks their input on the competitiveness of the overall package and its components. The Compensation Committee also seeks their input on the degree to which pay and performance are actually aligned. All executive compensation decisions are made within the Compensation Committee’s sole discretion. Members of our human resources department participate in

EXECUTIVE COMPENSATION

the compensation process at the request of the Compensation Committee by providing information necessary for the Compensation Committee to make its determinations and by assisting the Compensation Committee with the administration and implementation of its decisions.

The Compensation Committee considered fiscal 2011 annual discretionary compensation at May 2011 meetings and various related executive sessions. In determining fiscal 2011 annual discretionary compensation, the Compensation Committee reviewed with Mr. Corzine each other executive officer’s performance during the fiscal year, taking into account strategic, leadership, financial and risk management achievements.

Fiscal 2011 was a transformative year for the Company under the leadership of Mr. Corzine, who joined the firm in March 2010. Mr. Corzine continues to evaluate his management team against the needs of the firm as the Company resets its business strategy from being a broker to ultimately a commodities- and capital markets-focused investment bank. The Company will rely heavily on its executive team to lead the firm through this transformation successfully. The Compensation Committee took this and the following factors into account for each continuing named executive officer, as well as contractual obligations, when individually tailoring each executive’s total compensation for fiscal 2011.

The Compensation Committee recognized that, while the market faced low exchange volumes, historically low interest rates and commission rate compression, making for a challenging fiscal 2011, the Company, led by its executive team, took certain actions aimed at improving its profitability and increasing revenue. The initiatives included continuing to diversify product/business areas and geographic presence; rationalizing business relative to opportunities; improving capital structure; reducing costs and continuing to strengthen the Company’s leadership team. In particular, as a result, fiscal 2011 net revenue grew year over year, significant improvements in net revenue per employee reflected enhanced productivity, client payables expanded, our balance sheet continued to be de-levered and adjusted earnings per share increased year over year.

JON S. CORZINE.    The Compensation Committee evaluated Mr. Corzine’s fiscal 2011 performance and concluded that his performance has been exemplary since joining the firm just over one year ago. Most significantly, Mr. Corzine reviewed with the Board the strategic direction of the firm and developed a new strategic plan. We are now executing on that plan, including the realignment of the firm’s organization into four business lines. The Compensation Committee believes that Mr. Corzine’s leadership in fiscal 2011 has accomplished key near-term building blocks, including significant improvements in the reputation of the firm as demonstrated by its ability to hire quality professionals, the Company’s success in securing primary dealer status, its growing client balances and its improved posture with regulators. Mr. Corzine has effectively enhanced his senior management team, recruiting for the positions of Managing Director in both Europe and the Asia-Pacific region, global Chief Operating Officer and Chief Risk Officer. Strong leadership in each of these areas will be critical to the firm’s future success. Moreover, even in a period of low exchange volumes, historically low interest rates and commission rate compression, under Mr. Corzine’s leadership, the firm delivered a 5% year-over-year increase in revenues and improved adjusted earnings per share. The firm has also de-levered its balance sheet, stabilized credit agency ratings, restructured its capital, improved its cost structure and employee productivity, and substantially improved its liquidity facilities.

Mr. Corzine’s then-current employment agreement provided that, with respect to fiscal 2011, he would receive target annual discretionary cash compensation of $3,000,000, with a guarantee of $2,000,000. During fiscal 2011, Mr. Corzine voluntarily lowered his cash guarantee from $2,000,000 to $750,000. In March 2011, the Company and Mr. Corzine agreed to extend his employment agreement for an additional three years. See the discussion below under the heading “—Employment Agreements Entered Into During Fiscal 2011 with Named Executive Officers”.

Upon joining our Company, Mr. Corzine received an inducement award in the form of a stock option to purchase 2,500,000 million shares of the Company’s Common Stock at an exercise price of $9.25 per share, equal to the closing price of a share of the Company’s Common Stock on the NYSE on April 7, 2010. The option vested in full on March 31, 2011 and will remain exercisable for its full ten-year term, except if he is terminated for cause. Mr. Corzine joined our Company following the resignation of our former Chief Executive Officer. At the time, the Board of Directors determined that given Mr. Corzine’s knowledge and recognized experience as the chief executive officer of a major financial services firm, as well as his past tenure in the United States Senate and as the governor of a major industrial state, a competitive inducement award in line with industry standards would be necessary to secure Mr. Corzine’s commitment. This was especially the case, given his competing employment opportunities. In particular, the Board of Directors considered that Mr. Corzine’s unique experience would position him to address the opportunities and challenges facing the Company, and that his leadership and management skills would enable him to promote and execute the Company’s strategy in a way that creates value for all of our shareholders, clients and employees.

J. RANDY MACDONALD.    As the Company’s former Chief Financial Officer, Mr. MacDonald, prior to Mr. Abelow’s joining the firm in September 2010, was responsible for leading the Company’s financial operations (which includes finance, tax, treasury, marketing, investor relations and corporate communications), as well as its corporate strategy, human resources, procurement and facilities management. Upon Mr. Abelow’s joining the firm in September 2010, Mr. MacDonald maintained responsibility for the Company’s financial operations. In addition to this sizeable portfolio of responsibilities, during fiscal 2011, Mr. MacDonald was named Global Head of the Company’s Retail Operations. In evaluating the compensation awards for Mr. MacDonald, the Compensation Committee took into consideration his broader and more complex scope of responsibilities compared with those of the typical chief financial officer position.

The Compensation Committee evaluated Mr. MacDonald’s fiscal 2011 performance and concluded his performance has been strong. Considering the challenging industry-wide and firm-specific circumstances, Mr. MacDonald and his team achieved a number of critical objectives, including a successful stock offering; a convertible debt offering; the extension of the

EXECUTIVE COMPENSATION

Company’s liquidity facility; and the stabilization of its credit ratings. Additionally, Mr. MacDonald was instrumental in implementing the firm’s strategic restructuring initiatives and created a succession plan that has, effective April 1, 2011, successfully placed Mr. Henri Steenkamp, the Company’s Chief Accounting Officer, in the role of Chief Financial Officer. During Mr. Corzine’s initial transition as our Chief Executive Officer, Mr. MacDonald facilitated the successful orientation of Mr. Corzine and played a meaningful role in resetting the strategic direction of the firm.

BRADLEY I. ABELOW.    Mr. Abelow joined the firm during fiscal 2011 in September 2010 as the Company’s Chief Operating Officer. In March 2011, Mr. Abelow assumed the additional position of the Company’s President. Upon joining the firm, Mr. Abelow was responsible for overseeing the day-to-day execution of the firm’s strategy and had direct responsibility for operations, information technology, human resources, risk management, procurement and facilities management globally. Upon his appointment to President, he assumed the additional responsibility of further developing and executing the Company’s new strategic direction.

The Compensation Committee evaluated Mr. Abelow’s fiscal 2011 performance and concluded his performance and contribution to the firm have been outstanding. In his brief tenure with the Company, Mr. Abelow has assumed a lead management role within the Company and has been instrumental in the design of the Company’s strategic restructuring. Mr. Abelow has successfully led efforts to free up working capital, ensure greater liquidity, install new operational processes and implement strict cost controls. He has spearheaded the Company’s ongoing work to recruit, upgrade and develop talent in all parts of the firm, an effort which has resulted in the hiring of many key employees in both the operations and producing areas. In addition, Mr. Abelow has successfully enhanced the firm’s risk management procedures. Alongside the senior management team, Mr. Abelow has played a significant role in the firm’s improving net revenues and adjusted earnings per share.

Mr. Abelow’s employment agreement provides that, with respect to fiscal 2011, he would receive target annual discretionary cash compensation of $1,500,000, with a guarantee of $1,500,000, and target annual long-term equity-based compensation of $1,500,000 (based on grant date value). During fiscal 2011, Mr. Abelow, like Mr. Corzine, voluntarily lowered his cash guarantee, in Mr. Abelow’s case, from $1,500,000 to $1,000,000. No further guarantees are currently in place or intended. Upon joining the firm, Mr. Abelow received an inducement award in the form of a stock option to purchase 1,750,000 shares of the Company’s Common Stock at an exercise price of $7.31 per share, equal to the closing price of the Company’s Common Stock on the NYSE on September 13, 2010. The option will vest in pro rata amounts on the first, second and third anniversaries of the grant date and will expire on the seventh anniversary of the grant date unless terminated earlier in accordance with its terms. In determining the terms of the employment agreement, including the inducement award, the Compensation Committee considered that Mr. Abelow was being recruited as a key hire and an essential part of expanding the depth, breadth and skill sets of the Company’s executive team. Mr. Corzine strongly supported the employment of Mr. Abelow to the Board of Directors and, with the other members of the Board, believed that Mr. Abelow would effectively step into a senior role with the firm and facilitate the successful transformation of the Company. Given his extensive experience in leading the regional and global operations of a major financial services institution, as well as his successful tenure in managing multi-billion dollar state budgets, pension funds, and workforces, Mr. Abelow stood out ahead of other candidates as an invaluable addition to the executive team and as an individual who could effectively facilitate the successful transformation of the Company.

THOMAS F. CONNOLLY.    Mr. Connolly is responsible for our human resources functions: leading our HR practices, recruiting and staffing, employee relations, talent development and compensation and benefits administration, all on a global basis.

The Compensation Committee evaluated Mr. Connolly’s fiscal 2011 performance and concluded he has successfully completed critical human resources actions to improve the firm and transform its work force. During fiscal 2011, Mr. Connolly stewarded a significant shift in global talent as the firm upgraded its work force in connection with its restructuring efforts. In addition, he was instrumental in recruiting and on-boarding key employees, including Managing Directors in Europe and Asia, and a Chief Risk Officer, Global Head of Sales, and Global Head of Trading. Working with the firm’s business units, Mr. Connolly oversaw a successful effort to reduce compensation levels and to target compensation ratios more in line with industry standards. Mr. Connolly and his team successfully launched human resources programs never maintained by the Company in the past, including launching the firm’s first Analyst and Associate Programs.

LAURIE R. FERBER.    As the Company’s General Counsel, Ms. Ferber is responsible for legal and compliance functions. She also has operational and administrative responsibility for the firm’s internal audit function and is responsible for its regulatory relationships.

The Compensation Committee evaluated Ms. Ferber’s fiscal 2011 performance and concluded she has successfully managed the Company’s legal activities. As a Company, the current senior management team inherited significant legacy legal and regulatory challenges. Under Ms. Ferber’s stewardship, the Company has addressed these legacy challenges impressively and generally achieved positive outcomes for the firm. The Compensation Committee further recognized Ms. Ferber’s contributions and leadership in enhancing and improving the Company’s global compliance operations, and in working with the various business groups to ensure that client needs are addressed in a way that is consistent with good corporate governance. Furthermore, given the changing regulatory landscape in the wake of the events of 2008 and 2009, Ms. Ferber has provided the firm with expert guidance in adapting to new statutory and regulatory demands in both the United States and Europe and helped ensure that the firm had a meaningful voice in the public debate over how such reforms are enacted through the follow-on rulemaking process.

Ms. Ferber’s employment agreement provides that, with respect to fiscal 2011, she would receive annual discretionary cash compensation in an amount no less than $850,000. Ms. Ferber received initial guarantees in connection with joining the firm. No further guarantees are currently in place or intended.

EXECUTIVE COMPENSATION

Details regarding the annual discretionary compensation paid to our named executive officers is provided below under the heading “—Elements of Named Executive Officer 2011 Compensation and Benefits”.

Elements of Named Executive Officer 2011 Compensation and Benefits

The elements of our executive compensation program are:

•	base salary;

•	annual discretionary cash compensation;

•	annual discretionary compensation in the form of long-term equity-based awards;

•	retirement benefits; and

•	limited other benefits and perquisites.

We believe that the use of relatively few, straightforward, compensation components promotes the effectiveness and transparency of our executive compensation program.

BASE SALARY.    We provide our executive officers with a level of base salary that we intend to be appropriate in light of their roles and responsibilities within our organization. Base salaries are intended to provide stable compensation to our executive team and allow us to attract talented executives and minimize attrition. The base salary levels of executive officers are reviewed annually. In light of the continued difficult economic environment and its impact on our industry, the named executive officers did not receive any base salary increases in fiscal 2011. In May 2011, effective April 1, 2011, the Compensation Committee increased the base salary of certain of the Company’s executive officers, including Mr. MacDonald from $450,000 to $500,000, Mr. Connolly from $250,000 to $350,000 and Ms. Ferber from $350,000 to $500,000, to reflect an alignment with the mid-market range of base salaries for comparable executives within the Compensation Peer Group.

ANNUAL DISCRETIONARY COMPENSATION (CASH AND LONG-TERM EQUITY-BASED AWARDS).    Our total executive compensation framework emphasizes the variable, performance-based component of compensation.

As part of our executive compensation program, our executive officers are eligible to receive a portion of their annual discretionary compensation in the form of long-term equity awards. The Compensation Committee has determined that executives with higher levels of responsibility will generally receive a higher percentage of their total compensation in the form of long-term equity awards. The Compensation Committee believes that the higher emphasis on long-term equity awards is appropriate because these executives are responsible for the strategic direction of the Company and have a greater ability to impact the long-term success of our business.

As noted above, while the Company continued to focus on achieving profitability and increasing revenue in fiscal 2011, the Compensation Committee recognizes that its executive officers have and continue to take significant steps to transform the Company. The Compensation Committee realizes that a successful transformation requires the right leadership team to drive real progress over a sustained period. We believe the decisions made by the Compensation Committee reflect achievements of the continuing executive officers through fiscal 2011, appropriate incentivizing of the team while leading the firm through the transformation successfully and the alignment of the long-term economic interests of our executive team with those of our shareholders.

The following table shows the base salary and annual discretionary compensation paid to Mr. Corzine, Mr. MacDonald, Mr. Abelow, Mr. Michael Blomfield, the Company’s Managing Director of Asia-Pacific, and Ms. Ferber for their performance in fiscal 2011 in the manner it was considered by the Compensation Committee. This presentation differs from that contained in the Summary Compensation Table (which meets the requirements of the SEC) by (a) showing the grant date value of the restricted stock units granted on May 20, 2011, which relate to fiscal 2011 performance but is not reflected in the Summary Compensation Table because they were granted after the end of our 2011 fiscal year, (b) notwithstanding the relevant start date of a new executive officer, showing base salary for a full year, and (c) excluding Mr. Connolly and adding Mr. Blomfield. We have presented Mr. Blomfield’s total direct compensation instead of Mr. Connolly’s because had Mr. Blomfield commenced his employment with the Company earlier in the fiscal year, Mr. Blomfield would have been a named executive officer with respect to fiscal 2011. We believe that the supplemental compensation table better reflects how the Compensation Committee viewed the executive team and determined compensation matters relating to the performance by the executive officers during fiscal 2011. This table is not a substitute for the information required by SEC rules, specifically the Summary Compensation Table and the related tables appearing later in this Proxy Statement.

EXECUTIVE COMPENSATION

Fiscal 2011 Supplemental Compensation Table

Name & Principal Position	Base Salary	Annual Discretionary Cash Compensation	Annual Discretionary Restricted Stock Units (6)	Total Direct Compensation

Jon S. Corzine, Chairman and Chief Executive Officer (1)	$1,500,000	$1,250,000	$—	$2,750,000
J. Randy MacDonald, Former Chief Financial Officer (2)	$450,000	$1,250,000	$1,500,000	$3,200,000
Bradley I. Abelow, President and Chief Operating Officer (3)	$1,500,000	$1,250,000	$1,500,000	$4,250,000
Michael Blomfield, Managing Director, Asia-Pacific (4)	$500,000	$600,000	$750,000	$1,850,000
Laurie R. Ferber, General Counsel (5)	$350,000	$850,000	$1,050,000	$2,250,000

(1)	Mr. Corzine’s then-employment agreement provided that, with respect to fiscal 2011, he would receive target annual discretionary cash compensation of $3,000,000, with a guarantee of $2,000,000. During fiscal 2011, Mr. Corzine voluntarily lowered his cash guarantee from $2,000,000 to $750,000. Mr. Corzine did not receive any annual discretionary long-term compensation in the form of restricted stock units. At the time the Company and Mr. Corzine agreed to extend his employment agreement for an additional three years, Mr. Corzine received certain stock option grants. See the discussion below under the heading “—Employment Agreements Entered Into During Fiscal 2011 with Named Executive Officers”.
(2)	In May 2011, the Compensation Committee approved an increase in Mr. MacDonald’s base salary from $450,000 to $500,000. Mr. MacDonald’s employment agreement provides that, with respect to fiscal 2011, he would receive annual discretionary cash compensation and long-term equity-based compensation as determined by the Board (or a committee of the Board) based on his job responsibilities, a comparison of similarly situated executives, and external market practices.
(3)	Mr. Abelow’s employment agreement provides that, with respect to fiscal 2011, he would receive target annual discretionary cash compensation of $1,500,000, with a guarantee of $1,500,000, and target annual long-term equity-based compensation of $1,500,000 (based on grant date value). During fiscal 2011, Mr. Abelow, like Mr. Corzine, voluntarily lowered his cash guarantee from $1,500,000 to $1,000,000.
(4)	Mr. Blomfield’s employment agreement provides that, with respect to fiscal 2011, he would receive target annual discretionary compensation (which can be paid in cash, equity or a combination of both) of $750,000, with a guarantee of $500,000, and annual long-term equity-based compensation in an amount no less than $750,000 (based on grant date value). Mr. Blomfield also received a cash sign-on bonus of $300,000, which is not included in the table above.
(5)	In May 2011, the Compensation Committee approved an increase in Ms. Ferber’s base salary from $350,000 to $500,000. Ms. Ferber’s employment agreement provides that, with respect to fiscal 2011, she would receive annual cash compensation in the amount of no less than $850,000.
(6)	The number of restricted stock units granted to the executive officers is based on the closing price of our Common Stock on May 20, 2011 of $7.45, the effective grant date. The Compensation Committee determines the number of restricted stock units to be awarded to each executive officer based on its evaluation of Company and individual performance. The restricted stock units granted vest over a three-year period, subject to the executive’s continued employment with the Company.

RETIREMENT BENEFITS.    We do not provide any special retirement benefits to our executive officers. Rather, we provide retirement benefits only through defined contribution plans in which our executive officers participate on the same basis as all other employees. The particular plans provided are based on the location of the executive, and, to the extent local law mandates particular coverage, these benefits will not be at our discretion.

For our U.S. employees, we provide retirement benefits through a 401(k) plan. Our 401(k) plan enables employees to contribute, on a pre-tax or after-tax basis, or both, up to 50% of their base salaries, subject to federal tax limitations under the Internal Revenue Code. We match employee contributions to the 401(k) plan up to 100% of an employee’s elective pre-tax contributions, subject to an annual maximum of $4,000. Matching contributions vest at the rate of 20% for each year starting after the second year of service, with full vesting to occur after completion of six years of service.

OTHER BENEFITS AND PERQUISITES.    Our executive officers generally participate in our employee health and welfare benefits on the same basis as all employees. In addition to these generally available benefits, Mr. Corzine, Mr. MacDonald, Mr. Abelow and Ms. Ferber are eligible to receive supplemental medical, dental and vision coverage during employment, and, subject to a ten-year service requirement, after retirement through our executive medical reimbursement program. This coverage is subject to an annual cap on benefits and is secondary to our basic group coverage up to age 65. Our executive officers are eligible to participate, on the same basis as all employees, in tax-qualified share purchase plans that we sponsor in the United States and the United Kingdom to allow our employees to purchase our shares of Common Stock at a slightly discounted price through payroll deductions, subject to certain statutory maximums.

We do not have a formal perquisite policy and do not emphasize special perquisites for our executive officers, although the Compensation Committee periodically reviews perquisites for our executive officers in the context of new employment agreements. We currently provide limited special perquisites that constitute a small component of total compensation for each executive officer and we believe that the perquisites currently offered are reasonable in comparison to those typically provided by peer companies. We do not provide tax “gross-ups” for perquisites provided to our executive officers. The perquisites provided to our named executive officers in fiscal 2011 are described in further detail below under “—Fiscal 2011 Compensation—Additional Detail Regarding All Other Compensation Column”.

Employment Agreements Entered Into During Fiscal 2011 with Named Executive Officers

During fiscal 2011, we entered into employment agreements with some of our named executive officers (and Mr. Blomfield). The terms of each of these employment agreements were approved by the Compensation Committee in its sole discretion. The Compensation Committee sought the advice and guidance of PM&P as part of its decision process. In

EXECUTIVE COMPENSATION

addition, during fiscal 2011, and as discussed under “—Fiscal 2011 Compensation—Potential Payments on Termination and Change in Control”, we amended the employment agreements of Messrs. Corzine and MacDonald and of Ms. Ferber to eliminate “gross-up” provisions in the event that these executives must pay excise taxes on certain income in connection with a change in control.

Because the competition for talented executives is intense, we have found employment agreements to be a useful tool to attract, motivate and retain talented individuals. Furthermore, we believe that these employment agreements also are protective of our shareholders and of our business because they provide for recoupment protection in the event of a restatement of MF Global’s financial statements and also contain non-competition and non-solicitation (of both clients and employees) provisions. Information about termination benefits under the employment agreements, including, in specified circumstances, severance payments, are discussed in greater detail under “—Fiscal 2011 Compensation—Potential Payments on Termination and Change in Control”.

AMENDED AND RESTATED AGREEMENT OF JON CORZINE. MF Global entered into an amended and restated employment agreement (the “New Agreement”) in March 2011 with Mr. Corzine, our Chairman and Chief Executive Officer, for a three-year term ending March 31, 2014. The Compensation Committee believes that establishing the continuity of Mr. Corzine’s service for the next three years is critical to the Company’s success in delivering long-term shareholder value. Furthermore, the Compensation Committee determined that performance-based stock options with increasing exercise prices reinforce the Company’s commitment to aligning pay with performance for shareholders. Except as discussed below, the terms of the New Agreement are substantially similar to, and replace, Mr. Corzine’s existing employment agreement, which has been previously disclosed. Mr. Corzine’s salary, incentive compensation, and other benefits are described elsewhere in this Compensation Disclosure and Analysis, as well as in the executive compensation tables that follow this section.

Under the New Agreement, we have agreed to pay Mr. Corzine a $1,500,000 retention bonus upon the earlier of March 31, 2014 or his termination of employment (other than a termination by the Company for “cause” or by Mr. Corzine without “good reason”). In addition, if Mr. Corzine resigns for certain other reasons, he will be paid a pro-rated portion of his retention bonus.

We have also agreed to grant Mr. Corzine stock options to purchase an aggregate of 3,000,000 shares of our common stock as follows:

•

On May 20, 2011 (the “First Grant Date”), we granted a stock option to purchase 1,000,000 shares of our Common Stock, with a per share exercise price equal to $7.45, the closing price of our Common Stock on the First Grant Date (the “2011 Fair Market Value”), which will vest ratably on the first, second and third anniversaries of the First Grant Date, and which will have a 10-year term from the First Grant Date;

•

Also on the First Grant Date, we granted a stock option to purchase 600,000 shares of our Common Stock with a per share exercise price equal to $8.45, which is the 2011 Fair Market Value plus $1.00, which will vest ratably on the second, third and fourth anniversaries of the First Grant Date, and which will have a 10-year term from the First Grant Date;

•

On the first trading day following MF Global’s earnings announcement for the fiscal quarter ending December 31, 2011 (the “Second Grant Date”), we will grant a stock option to purchase 400,000 shares of our Common Stock with a per share exercise price equal to $8.45, which is the 2011 Fair Market Value plus $1.00 (but if the closing price per share of our Common Stock on the Second Grant Date is higher, then this closing price will be set as the exercise price and the Board of Directors may, at its discretion, increase the number of shares of Common Stock subject to the stock option), which will vest ratably on the second, third and fourth anniversaries of the First Grant Date, and which will have a 10-year term from the Second Grant Date; and

•

On the Second Grant Date, we will grant a stock option to purchase 1,000,000 shares of our Common Stock with a per share exercise price equal to the 2011 Fair Market Value plus $2.50 (but if the closing price per share of our Common Stock on the Second Grant Date is higher, then this closing price will be set as the exercise price and the Board of Directors may, at its discretion, increase the number of shares of Common Stock subject to the stock option), which will vest ratably on the third, fourth and fifth anniversaries of the First Grant Date, and which will have a 10-year term from the Second Grant Date.

The stock options granted to Mr. Corzine have been designed to correspond with the annual equity awards that would otherwise have been considered by the Compensation Committee over the three-year term of his New Agreement.

Vested stock options granted under the New Agreement will remain exercisable for five years following Mr. Corzine’s termination (but not beyond the stated option term), except that if the closing price of our Common Stock on the date of termination is at least two times the closing price on the First Grant Date, vested stock options will remain exercisable through the stated option term.

EMPLOYMENT AGREEMENT OF BRADLEY ABELOW.    MF Global entered into an employment agreement in August 2010 with Mr. Bradley Abelow, our President and Chief Operating Officer, for a three-year term ending March 31, 2013. Mr. Abelow’s salary, incentive compensation and other benefits are described elsewhere in this Compensation Disclosure and Analysis section, as well as in the executive compensation tables that follow this section. As an inducement to his employment with the Company, we granted Mr. Abelow a stock option to purchase 1,750,000 million shares of Common Stock at an exercise price of $7.31, and which vests in one-third increments on each anniversary of the grant date.

EMPLOYMENT AGREEMENT OF MICHAEL BLOMFIELD.    MF Global entered into an employment agreement in October 28, 2010 with Mr. Michael Blomfield, our Managing Director of Asia-Pacific. Mr. Blomfield’s salary, bonus payments and incentive compensation earned or accrued through the end of fiscal 2011 are described in the supplemental information provided above in the Compensation Disclosure and Analysis section. Mr. Blomfield’s annual base salary is $500,000 and, with respect to fiscal 2011, he was guaranteed a minimum annual cash bonus of $500,000 and a minimum stock award in the form of restricted stock units valued at $750,000. All cash amounts paid to Mr. Blomfield under his employment agreement are payable in U.S. dollars. Mr. Blomfield must repay a pro-rata portion (net of taxes) of his $300,000 sign-on

EXECUTIVE COMPENSATION

bonus if his employment is terminated for any reason other than death, permanent disability, redundancy or a termination without cause during the two-year period commencing on his employment commencement date. In addition, because Mr. Blomfield is Australian, and he has agreed per our request to relocate to Singapore, we also provide Mr. Blomfield with perquisites related to his expatriate assignment that our other executive officers would not otherwise receive, including relocation, housing, education and transportation expenses.

Stock Ownership Guidelines

While the Company does not have formal stock ownership guidelines for executive officers at this time, the Compensation Committee does expect executives to retain meaningful ownership in Common Stock. The Compensation Committee and the Board of Directors review the appropriateness of formal stock ownership guidelines on at least an annual basis.

Hedging Policy

The Company’s Insider Trading Policy that applies to all of the Company’s employees, including the executive officers, provides that employees cannot purchase or sell options on Common Stock, engage in short sales with respect to Common Stock or trade in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to our Common Stock.

Recoupment of Compensation

The employment agreements with our executive officers provide that, in the event of a restatement of our financial statements, the Company has the right to recoup from the executive any portion of any annual bonus and other equity or non-equity compensation the grant of which was tied to the achievement of one or more specific performance targets, with respect to the period for which such financial statements are or will be restated, regardless of whether the executive engaged in any misconduct or was at fault or responsible in any way for causing the restatement, if, as a result of such restatement, the executive would not have received such annual bonus or other compensation (or portion thereof).

The Compensation Committee may also specify in any award agreement under our Amended and Restated 2007 Long-Term Incentive Plan that the executive’s rights, payments, and benefits with respect to an award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an award. Such events may include, without limitation, the executive’s failure to accept the terms of the award agreement, termination of employment under certain circumstances, violation of material company policies, breach of noncompetition, confidentiality, non-solicitation, non-interference, corporate property protection or any supplementary policy or agreement that may apply to the executive, or other conduct by the executive that is detrimental to us or our affiliates’ business or reputation.

Tax and Accounting Considerations

When it reviews compensation matters, the Compensation Committee considers the anticipated tax treatment of various payments and benefits to MF Global and, when relevant, to its executives.

The provisions of Section 162(m) of the Internal Revenue Code generally disallow a tax deduction to a publicly-traded company that pays compensation in excess of $1,000,000 to any of its “covered employees” (essentially, the named executive officers excluding the chief financial officer) in any taxable year. However, performance-based compensation is not subject to the $1,000,000 deduction limit if certain requirements are met. Prior to our 2011 Annual Shareholders’ Meeting, MF Global has not been required to comply with Section 162(m) with respect to incentive awards made under the Amended and Restated 2007 Long Term Incentive Plan as it had the benefit of an exemption from Section 162(m) during a three-year transition period following our initial public offering in fiscal 2008. This transition period expires at the 2011 Annual Shareholders’ Meeting and, accordingly, compensation paid to covered employees in excess of $1,000,000 will not be deductible by the Company unless it is paid under a shareholder approved plan and otherwise meets the requirements of “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

The Compensation Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and its shareholders, including determining when to request shareholder approval of incentive plans and when to award compensation that may not qualify for a tax deduction. Consistent with the Company’s need to attract and retain talent of the caliber necessary to build a world-class financial organization, we reserve the right to approve elements of compensation and pay our executives amounts which may or may not be deductible under Section 162(m) or other provisions of the Internal Revenue Code. We also structure compensation in a manner intended to avoid the incurrence of any additional tax, interest or penalties under Section 409A of the Internal Revenue Code governing the provision of nonqualified deferred compensation to the Company’s service providers.

When determining amounts of grants under our Amended and Restated 2007 Long-Term Incentive Plan, the Compensation Committee examines the accounting cost associated with the grants. Under FASB ASC Topic 718 (formerly known as Statement of Financial Accounting Standard No. 123(R)), grants of stock options, restricted stock, restricted stock units and other stock-based payments result in an accounting charge for the Company. This charge is taken into account by the Compensation Committee in determining to take a “portfolio” approach to equity grants, awarding both stock options and restricted stock units.

Fiscal 2011 Compensation

Compensation of the Named Executive Officers

The following tables contain information about our Chief Executive Officer, our former Chief Financial Officer, currently our Global Head of Retail Operations, the three other most highly paid executive officers at the end of fiscal 2011, as well as about our former Managing Director of Europe and our former Chief Risk Officer. Please see “—Compensation Discussion and Analysis” for additional details regarding our compensation practices.

EXECUTIVE COMPENSATION

Summary Compensation Table—Fiscal 2011*

Name & Principal Position	Fiscal Year	Salary ($)	Bonus ($) (1)	RSU Stock Awards ($) (2)	Options Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (4)	Total ($)

Current Executives

Jon S. Corzine, Chairman and Chief Executive Officer (5)	2011	1,500,000	1,250,000	—	11,100,000	—	395,157	14,245,157
	2010	36,458	1,500,000	—	—	—	—	1,536,458

J. Randy MacDonald, Former Chief Financial Officer	2011	450,000	1,250,000	2,250,000	—	—	57,506	4,007,506
	2010	450,000	—	1,000,000	478,041	—	24,668	1,952,709
	2009	448,295	1,250,000	5,010,000	—	—	21,295	6,729,590

Bradley I. Abelow, President and Chief Operating Officer (6)	2011	829,545	1,250,000	—	5,495,000	—	19,098	7,593,643

Thomas F. Connolly, Global Head of Human Resources (7)	2011	250,000	300,000	727,500	—	—	5,305	1,282,805

Laurie R. Ferber, General Counsel (8)	2011	350,000	850,000	1,100,000	—	—	12,155	2,312,155
	2010	271,780	1,250,000	923,891	913,192	—	8,414	3,367,277

Former Executives

Michael K. Roseman, Chief Risk Officer (7)(9)	2011	350,000	—	150,000	—	—	1,355,740	1,855,740
	2010	350,000	850,000	—	—	—	9,740	1,209,740

James L. Rowsell, Managing Director, Europe (7)(10)	2011	259,383	—	1,250,000	—	—	4,030,229	5,539,612
	2010	339,129	1,500,000	533,333	254,955	239,385	8,606	2,875,408

*	Compensation figures for Mr. Rowsell are denominated in pounds sterling and have been converted into U.S. dollars using an average annual exchange rate of $1.5563/€1 for fiscal 2011 and of $1.5959/€1 for fiscal 2010. However, the bonus paid to Mr. Rowsell, and the stock and option awards granted to him, in fiscal 2010 reflect amounts, in U.S. dollars, approved by our Board of Directors. Similarly, the stock awards granted to him in fiscal 2011 reflect amounts, in U.S. dollars, approved by our Board of Directors.
(1)	This column includes the amount of discretionary annual cash incentive compensation paid to our named executive officers including any sign-on bonuses. Discretionary annual cash incentive compensation is denominated in U.S. dollars for all our named executive officers and is paid in the first quarter following the end of each fiscal year.
(2)	The amounts in this column represent the aggregate grant date fair value of all restricted stock units granted in the fiscal year, calculated in accordance with FASB ASC Topic 718, which is equal to our closing price on the grant date multiplied by the number of restricted stock units granted. In accordance with SEC regulations, this column does not reflect awards granted for services in fiscal 2011 that were granted after fiscal year end; the grant date value of these awards will be reflected in the fiscal 2012 Summary Compensation Table to be included in our Proxy Statement for our 2012 Annual Shareholders’ Meeting (if the named executive officers also are named executive officer in that Proxy Statement). For a discussion of the restricted stock units granted as compensation for services in fiscal 2011, see “—Compensation Discussion and Analysis—Fiscal 2011 Compensation.” The restricted stock units were all granted under our Amended and Restated 2007 Long-Term Incentive Plan, as amended.
(3)	The amounts in this column represent the aggregate grant date fair value of all stock option grants in the fiscal year, calculated in accordance with FASB ASC Topic 718. Assumptions and key variables used in the calculation of the grant date fair values for fiscal 2011 are discussed in Note 13 to our audited financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2011, filed with the SEC. In accordance with SEC regulations, this column does not reflect awards granted for services in fiscal 2011 that were granted after fiscal year end; the grant date value of these awards will be reflected in the fiscal 2012 Summary Compensation Table to be included in our Proxy Statement for our 2012 Annual Shareholders’ Meeting (if the named executive officers also are named executive officer in that Proxy Statement). For a discussion of the stock options granted as compensation for services in fiscal 2011, see “—Compensation Discussion and Analysis—Fiscal 2011 Compensation.”
(4)	Amounts in this column include the incremental cost of perquisites and other benefits received by the named executive officers, as well as matching contributions under our 401(k) plan and any employer contributions made to the U.K. defined contribution plan for Mr. Rowsell. Amounts in this column include any severance payments made to our former named executive officers. The Fiscal 2011 All Other Compensation table provides additional detail regarding the amounts in this column.
(5)	Mr. Corzine’s annual base salary is $1,500,000. The base salary reported for Mr. Corzine for fiscal 2010 is pro rated for the period of time he provided services to us in fiscal 2010. The bonus amount reported for Mr. Corzine in fiscal 2010 represents a sign-on bonus paid in fiscal 2011. The terms of Mr. Corzine’s employment agreement provided that, with respect to fiscal 2011, he would receive a minimum cash bonus of $2,000,000; however in December 2010, Mr. Corzine voluntarily lowered his cash guaranteed bonus to $750,000. As an inducement to his employment with MF Global, we granted Mr. Corzine a stock option to purchase 2,500,000 shares of Common Stock at an exercise price of $9.25 per share, and which vested in full on March 31, 2011. Mr. Corzine also serves as Chairman of our Board of Directors but does not receive any additional compensation for this service.
(6)	Mr. Abelow joined the Company in September 2010. Mr. Abelow’s annual base salary is $1,500,000. The base salary reported for Mr. Abelow for fiscal 2011 is pro rated for the period of time he provided services to us in fiscal 2011. The terms of Mr. Abelow’s employment agreement provided that he would receive a minimum cash bonus of $1,500,000; however, in December 2010, Mr. Abelow voluntarily lowered his cash guaranteed bonus to $1,000,000. As an inducement to his employment with MF Global, we granted Mr. Abelow a stock option to purchase 1,750,000 shares of Common Stock at an exercise price of $7.31 per share, and which vests in one-third annual installments on each of the first three anniversaries of the grant date.
(7)	Messrs. Roseman and Rowsell joined the Company in 2008 and 2003, respectively, but were not named executive officers prior to fiscal 2010. Mr. Connolly joined the Company in 2009 but was not a named executive officer prior to fiscal 2011. In accordance with SEC regulations, only compensation information since the fiscal year in which Messrs. Connolly, Roseman and Rowsell became a named executive officer is reported in the Summary Compensation Table.
(8)	Ms. Ferber joined the Company in June 2009. With respect to fiscal 2010 compensation, (i) the base salary for Ms. Ferber is pro rated for the period of time she provided services to us in fiscal 2010; (ii) the bonus amount reported for Ms. Ferber consists of her cash sign-on bonus of $500,000 and her guaranteed annual cash compensation of $750,000 pursuant to the terms of her employment agreement; and (iii) the stock awards reported for Ms. Ferber were made in accordance with the terms of her employment agreement. Ms. Ferber’s employment agreement requires that she repay a portion of her cash sign-on bonus if she is terminated for “cause” or if she voluntarily terminates her employment without “good reason” during the thirty-six month period commencing on her employment commencement date. With respect to fiscal 2011 compensation, $850,000 represents the cash bonus guaranteed pursuant to her employment agreement.
(9)	Mr. Roseman’s employment with the Company ended effective as of March 31, 2011. For more information on Mr. Roseman’s separation, including a description of payments made in connection with his separation, please see “—Potential Payments on Termination and Change in Control—Separation of Messrs. Rowsell and Roseman” below.
(10)	Mr. Rowsell’s employment with the Company ended effective as of October 12, 2010. A portion of the restricted stock units granted to Mr. Rowsell and reported in the column entitled Stock Awards was forfeited in fiscal 2011 in connection with his separation. For more information on Mr. Rowsell’s separation, including a description of payments made in connection with his separation, please see “—Potential Payments on Termination and Change in Control—Separation of Messrs. Rowsell and Roseman” below.

EXECUTIVE COMPENSATION

Additional Detail Regarding All Other Compensation Column

The following table provides additional detail regarding the amounts in the “All Other Compensation” column of the Summary Compensation Table for fiscal 2011.

Name	Defined Contribution Plan Contributions (1)	Life Insurance Premiums (2)	Supplemental Medical, Dental and Vision (3)	Perquisites (4)	Severance (5)	Total
Current Executives
Jon S. Corzine	$—	$1,740	$10,353	$383,064	—	$395,157
J. Randy MacDonald	4,000	1,740	10,415	41,351	—	57,506
Bradley I. Abelow	8,000	870	10,228	—	—	19,098
Thomas F. Connolly	4,000	1,305	—	—	—	5,305
Laurie R. Ferber	—	1,740	10,415	—	—	12,155
Former Executives
Michael K. Roseman	4,000	1,740	—	—	1,350,000	1,355,740
James L. Rowsell	22,048	389	—	26,846	3,980,947	4,030,229

(1)	This amount includes a Company matching contribution equal to 100% of an eligible employee’s pre-tax contributions, subject to an annual $4,000 maximum. Mr. Abelow elected to make salary deferrals which entitled him to receive a $4,000 matching contribution for calendar 2010, as well as calendar 2011, both of which were made in fiscal 2011. This amount also includes Company contributions made pursuant to our U.K. Salary Sacrifice Defined Contribution Plan for Mr. Rowsell. The amount in this column for Mr. Rowsell is denominated in pounds sterling and has been converted into U.S. dollars using an average annual exchange rate of $1.5563/£1 for fiscal 2011.
(2)	The amount in this column for Mr. Rowsell is denominated in pounds sterling and has been converted into U.S. dollars using an average annual exchange rate of $1.5563/£1 for fiscal 2011. The amount in this column for Mr. Abelow represents the pro-rated premiums paid for his partial year of employment.
(3)	This represents premiums under our U.S. executive medical reimbursement program. The amount in this column for Mr. Abelow represents the pro-rated premium paid for his partial year of employment.
(4)	The amount in this column for Mr. Corzine represents the amount we paid on his behalf for legal expenses incurred in connection with the negotiation of his employment agreement and the extension of his new employment agreement. The amount in this column for Mr. MacDonald represents the amount we reimbursed him for financial planning expenses. The amount in this column for Mr. Rowsell represents the amount we paid on his behalf for legal expenses incurred in connection with his departure from the Company. The amount in this column attributed to Mr. Rowsell was paid in pounds sterling and has been converted into U.S. dollars using an average annual exchange rate of $1.5563/£1.
(5)	The amounts in this column for Mr. Rowsell and Mr. Roseman represent severance payments that we paid under their respective employment agreements in connection with their respective departures from the Company. The amount in this column attributed to Mr. Rowsell was paid in pounds sterling and has been converted into U.S. dollars using an average annual exchange rate of $1.5563/£1.

Fiscal 2011 Grants of Plan-Based Awards

In connection with the Company’s initial public offering, we adopted a 2007 Long-Term Incentive Plan, which has since been amended and restated to comply with Section 409A of the Internal Revenue Code, as well as to reflect minor technical changes following the change to our jurisdiction of incorporation to Delaware. The Amended and Restated 2007 Long Term Incentive Plan, as amended, provides for the grant of awards in the form of restricted stock, restricted stock units, stock options, stock appreciation rights, performance and other stock-based awards, as well as cash awards. Awards under the Amended and Restated 2007 Long Term Incentive Plan may be made as part of our executives’ annual incentive awards and may be made separately.

In addition, we also have granted inducement stock option awards to certain of our employees, including Mr. Corzine and Mr. Abelow, to induce them to join our Company. These inducement stock option awards were issued outside of our Amended and Restated 2007 Long-Term Incentive Plan, although the terms and conditions of these inducement awards are substantially similar to the Amended and Restated 2007 Long-Term Incentive Plan.

In fiscal 2011, we granted equity-based awards for fiscal 2010 performance in the form of restricted stock units and stock options to certain of our named executive officers.

•

RESTRICTED STOCK UNITS.    The restricted stock units granted to our named executive officers in fiscal 2011 in recognition of fiscal 2010 performance vest in equal annual installments over the three-year period commencing on the grant date, subject to the executive’s continued employment with us through each vesting date. The Common Stock underlying the restricted stock units will generally be delivered promptly after vesting. No dividends are payable in respect of unvested restricted stock units before they are vested and paid in shares.

•

STOCK OPTIONS.    The stock options have an exercise price equal to the closing price on the grant date and vest in equal annual installments over the three-year period commencing on the grant date, subject to the executive’s continued employment with us through each vesting date. Vested stock options will remain exercisable during employment with us until the seventh anniversary of the date of grant. Notwithstanding the foregoing, the inducement option award granted to Mr. Corzine in fiscal 2011 vested on March 31, 2011, and is exercisable for a period of 10 years.

The following table details all equity-based and non-equity based awards granted to each of the named executive officers during fiscal 2011. In accordance with SEC regulations, the following table does not reflect awards granted for services in fiscal 2011 that were granted after fiscal year end; the grant date value of these awards will be reflected in the Fiscal 2012 Grant of Plan Based Awards to be included in our Proxy Statement for our 2012 Annual Shareholders’ Meeting (if the named executive officers also are named executive officer in that Proxy Statement). For a discussion of the awards made as compensation for services in fiscal 2011, see “—Compensation Discussion and Analysis—Fiscal 2011 Compensation Decisions.”

EXECUTIVE COMPENSATION

Fiscal 2011 Grant of Plan Based Awards

Name	Type of Award (1)	Grant Date (2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards (# of Common Stock)	All other Option Awards (# of Common Stock)	Exercise Price of Option Awards (3)	Grant Date Fair Value of Equity Awards (4)
			Threshold	Target	Maximum

Current Executives
Jon S. Corzine	RSU	—		—		—	—	$—	$—
	SO	4/7/2010		—		—	2,500,000	9.25	11,100,000
J. Randy MacDonald	RSU	5/27/2010		—		284,810	—	—	2,250,000
	SO	—		—		—	—	—	—
Bradley I. Abelow	RSU	—		—		—	—	—	—
	SO	9/13/2010		—		—	1,750,000	7.31	5,495,000
Thomas F. Connolly	RSU	5/27/2010		—		92,089	—	—	727,500
	SO	—		—		—	—	—	—
Laurie R. Ferber	RSU	5/27/2010		—		139,241			1,100,000
	SO	—		—		—	—	—	—

Former Executives
Michael K. Roseman	RSU	5/27/2010		—		18,987	—	—	150,000
	SO	—		—		—	—	—	—
James L. Rowsell	RSU	5/27/2010		—		158,228	—	—	1,250,000
	SO	—		—		—	—	—	—

(1)	Type of Award:
RSU = Restricted Stock Units
SO = Stock Options
(2)	Awards of restricted stock units granted to Ms. Ferber and Messrs. MacDonald, Connolly, Roseman and Rowsell were part of our annual grant cycle on May 27, 2010. In connection with his commencing employment with the Company, Mr. Corzine received a stock option to purchase 2,500,000 shares of Common Stock on April 7, 2010. In connection with his commencing employment with the Company, Mr. Abelow received a stock option to purchase 1,750,000 shares of Common Stock on September 13, 2010.
(3)	The per-share exercise price of these stock options represents the closing price of our Common Stock on the NYSE on the grant date.
(4)	Amounts in this column represent the grant date fair values of grants of time-vested restricted stock units and stock options under the Amended and Restated 2007 Long-Term Incentive Plan (without regard for any estimate of forfeiture related to service-based vesting conditions) and the inducement awards granted to Messrs. Corzine and Abelow, calculated in accordance with FASB ASC 718. For a discussion of the assumptions used to calculate these values, see Note 13 to our audited financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2011, filed with the SEC.

EXECUTIVE COMPENSATION

Holdings of Previously Awarded Equity

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding awards to acquire our Common Stock held by each named executive officer as of March 31, 2011.

	Fiscal Year Granted	Option Awards (1)				Stock Awards (2)
Name		Number Exercisable	Number Unexercisable	Exercise Price	Expiration Date	Number Unvested	Market Value Unvested (3)	Number Unearned and Unvested	Market Value Unearned and Unvested (3)

Current Executives
Jon S. Corzine	2011	2,500,000	—	$9.25	4/7/2020	—	$—	—	—
J. Randy MacDonald	2011	—	—	—	—	284,810	2,358,227
	2010	—	—	—	—	112,612	932,427	—	—
	2010	56,307	112,612	5.92	6/10/2016	—	—	—	—
	2009	—	—	—	—	166,667	1,380,003	—	—
Bradley I. Abelow	2011	—	1,750,000	7.31	9/13/2017
Thomas F. Connolly	2011	—	—	—	—	92,089	$762,497	—	—
	2010	11,262	22,522	5.92	6/10/2016
	2010	—	—	—	—	22,522	186,482	—	—
Laurie R. Ferber	2011	—	—	—	—	139,241	1,152,915	—	—
	2010	22,147	44,294	6.38	7/31/2016	—	—	—	—
	2010	94,340	188,678	5.30	6/22/2016	—	—	—	—
	2010	—	—	—	—	44,294	366,754	—	—
	2010	—	—	—	—	94,339	781,127	—	—

Former Executives
Michael K. Roseman (4)	2010	—	—	—	—	—	—	—	—
	2009	—	—	—	—	—	—	—	—
James L. Rowsell (4)	2010	—	—	—	—	—	—	—	—
	2008	—	—	—	—	—	—	—	—

(1)	Other than the inducement option award granted to Mr. Corzine in fiscal 2011, which vested on March 31, 2011, all stock options have three-year pro rata vesting schedules and an exercise price equal to the closing price of the Company’s Common Stock on the date of grant.
(2)	Other than with respect to certain of Ms. Ferber’s restricted stock units, outstanding restricted stock units have three-year pro rata vesting schedules. The restricted stock units granted to Ms. Ferber in fiscal 2010 were in connection with her joining the Company; of these restricted stock units, 94,339 vest on the third anniversary of the grant date (June 22, 2012) and 66,441 vest ratably over three years on the anniversary of the grant date, which was July 31, 2009.
(3)	The market value of unvested restricted stock awards is based on MF Global’s closing price on the NYSE on March 31, 2011 of $8.28 per share.
(4)	In connection with Messrs. Roseman’s and Rowsell’s separation from the Company, all previously granted stock option awards have been cancelled and forfeited, and all restricted stock units were either accelerated or cancelled in accordance with their employment agreements. See “—Potential Payments on Termination and Change in Control”—”Separation of Messrs. Rowsell and Roseman”.

EXECUTIVE COMPENSATION

Option Exercises and Shares Vested During Fiscal 2011

The following table sets forth the amounts realized by each of the named executive officers as a result of the exercise of stock options or the vesting of stock awards in fiscal 2011.

Fiscal 2011 Option Exercises and Shares Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise	Value Realized on Exercise	Number of Shares Acquired Upon Vesting	Value Realized On Vesting

Current Executives
Jon S. Corzine	—	—	—	$—
J. Randy MacDonald (1)	—	—	222,973	1,806,238
Bradley I. Abelow	—	—	—	—
Thomas F. Connolly (2)	—	—	11,262	$76,919
Laurie R. Ferber(3)	—	—	22,147	144,620

Former Executives
Michael K. Roseman (4)	—	—	18,987	157,212
James L. Rowsell (5)	—	—	63,363	412,436

(1)	During fiscal 2011, Mr. MacDonald had 166,666 restricted stock units vest on April 2, 2010 and 56,307 restricted stock units vest on June 10, 2010. Of the 166,666 and 56,307 restricted stock units that vested, 62,595 and 24,663, respectively, were withheld for payment of tax liability arising in connection with the vesting of restricted stock units.
(2)	During fiscal 2011, Mr. Connolly had 11,262 restricted stock units vest on June 10, 2010. Of the 11,262 restricted stock units that vested, 3,542 were withheld for payment of tax liability arising in connection with the vesting of restricted stock units.
(3)	During fiscal 2011, Ms. Ferber had 22,147 restricted stock units vest on July 31, 2010. Of the 22,147 restricted stock units that vested, 8,729 were withheld for payment of tax liability arising in connection with the vesting of restricted stock units.
(4)	During fiscal 2011, Mr. Roseman had 18,987 restricted stock units vest on March 31, 2011. Of the 18,987 restricted stock units that vested, 6,418 were withheld for payment of tax liability arising in connection with the vesting of restricted stock units.
(5)	During fiscal 2011, Mr. Rowsell had 30,030 and 33,333 restricted stock units vest on June 10 and July 18, 2010, respectively. Of the 30,030 and 33,333 restricted stock units that vested, 15,316 and 17,000, respectively, were withheld for payment of tax liability arising in connection with the vesting of restricted stock units.

Pension Benefits

We do not currently sponsor or maintain any defined benefit pension plans or retirement benefit plans providing specified retirement payments and benefits for our named executive officers.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation

We do not sponsor or maintain any nonqualified defined contribution or other nonqualified deferred compensation plans for the benefit of our named executive officers.

Potential Payments on Termination and Change in Control

Our named executive officers would be entitled to payments and benefits upon a termination of employment under certain circumstances and upon a future change in control. These potential payments and benefits may be provided pursuant to the terms of their employment arrangements with us and/or the award agreements applicable to equity-based compensation.

Effects of Termination of Employment

TERMINATION WITHOUT “CAUSE” OR TERMINATION FOR “GOOD REASON”.    If one of Mr. Corzine, Mr. MacDonald, Mr. Abelow or Ms. Ferber resigns for “good reason” or is terminated without “cause”, such named executive officer will be entitled to the following:

•	Payment of the executive’s accrued and unpaid compensation and a pro rata bonus based on the achievement of actual performance goals;

•	A lump sum payment equal to two times the executive’s base salary and target annual cash bonus and target annual long-term incentive bonus;

•	Continued health benefits for a period of up to 18 months (or, in the case of Mr. Corzine, up to two years);

•	Life insurance coverage for a period of up to two years; and

•

Accelerated vesting of the executive’s equity-based awards and, unless otherwise provided in an award agreement, 12 months (or, in the case of Mr. MacDonald, 36 months) to exercise any vested stock options (but not beyond the stated expiration date).

For the purposes of the employment agreements with Mr. Corzine, Mr. MacDonald, Mr. Abelow or Ms. Ferber and equity awards, (1) “cause” generally means an intentional failure to substantially perform his or her duties, engaging in illegal or gross misconduct in connection with our business, conviction of or entering a guilty or no-contest plea to a felony, willful and material breach of our code of conduct and

EXECUTIVE COMPENSATION

business ethics or of the restrictive covenants in these agreements, willfully obstructing a governmental, self-regulatory or board authorized investigation or the executive being disqualified from serving in a capacity that is reasonably necessary to perform his or her obligations to us and (2) “good reason” generally means any material adverse change in the officer’s employment with us, a failure by us to provide the executive with certain specified authority or responsibilities, a relocation of the officer’s place of employment by more than 35 miles or any material breach of the employment agreement by us, and a failure by us to provide the executive with certain reporting relationships, a purported termination of the executive’s employment that is in breach of the employment agreement or a failure to cause a successor to assume the employment agreement.

TERMINATION DUE TO DEATH OR DISABILITY.    Upon termination due to death or disability, each such named executive officer shall also be entitled to payment of any accrued and unpaid compensation, as well as a pro rata bonus based on the achievement of actual performance goals and a lump sum payment equal to one times the executive’s base salary. Each of the named executive officers is entitled to accelerated vesting of his or her equity-based awards in the case of termination due to death or disability and will have 12 months (or, in the case of Ms. Ferber, 36 months) to exercise such options (but not beyond the stated expiration date).

TERMINATION FOR “CAUSE” OR TERMINATION WITHOUT “GOOD REASON”.    Upon a termination for “cause” or a resignation without “good reason”, each such named executive officer is entitled to payment of any accrued compensation only, and not any bonuses. Furthermore, upon such a termination, all unvested options are cancelled and any previously vested options will cease to be exercisable.

TERMINATION DUE TO NON-RENEWAL.    Each of the employment agreements with Mr. Corzine, Mr. MacDonald, Mr. Abelow and Ms. Ferber are for a fixed term, which the Company may elect to extend by giving the executive advance notice of extension. If an executive’s employment (other than Mr. Corzine’s employment) terminates in connection with the non-renewal of the employment agreement, MF Global is not obligated to pay the executive any cash severance payments but the executive will receive the bonus earned for the year ending on the expiration of the agreement. In addition, certain of the service-based vesting and non-performance-based exercise conditions for equity awards will be deemed satisfied unless the agreement is not extended at the executive’s election, in which case a portion of such awards will be forfeited.

RESTRICTIONS ON COMPETITION OR SOLICITATION OF EMPLOYEES.    Each of Mr. Corzine, Mr. MacDonald, Mr. Abelow and Ms. Ferber will be subject to non-solicitation of customers and employees and non-competition requirements following termination of employment. If the executive’s termination of employment is in connection with a non-renewal of the executive’s employment agreement, the Company must pay the executive a specified lump sum cash amount ($2,000,000 for Messrs. Abelow and MacDonald and Ms. Ferber) in order for the non-compete provisions to apply following a termination of his or her employment in connection with the non-renewal of the agreement.

Change in Control Provisions

All awards under the Amended and Restated 2007 Long-Term Incentive Plan will become fully vested and exercisable, as applicable, in the event of a future change in control of MF Global (as defined in the Amended and Restated 2007 Long-Term Incentive Plan). Our Compensation Committee has full discretion to provide additional conditions to vesting for any future awards under the Amended and Restated 2007 Long-Term Incentive Plan.

The employment agreements with Mr. Corzine, Mr. MacDonald, Mr. Abelow and Ms. Ferber do not provide any single trigger change in control payments or any enhanced severance or other change in control benefits. However, payments owed to an executive on termination may be subject to an additional “golden parachute” excise tax under Section 4999 of the Internal Revenue Code if they follow a change in control. The employment agreements for the continuing named executive officers provide that, if any payments or benefits are subject to the Section 4999 excise tax, the payments will be reduced to one dollar less than the amount that would subject the executive to the excise tax if the reduction results in the executive receiving a greater amount on a net-after tax basis than would be received if the executive received the payments and paid the excise tax.

Quantification of Termination Payments and Benefits

The following table details the payments and benefits that each of the named executive officers would have been provided under the employment agreements if their employment had been terminated on March 31, 2011 under the circumstances described. The Company initially entered into an employment agreement with Mr. Connolly for a period of two years. This employment agreement expired on March 31, 2011. Although Mr. Connolly is currently an at-will employee, as of March 31, 2011, he had an employment agreement in place, which was used for the basis of the calculations provided in the table below.

EXECUTIVE COMPENSATION

Termination and Change in Control Payments and Benefits

Name	Termination Reason	Pro Rata Annual Bonus (1)	Severance (2)	Continued Insurance and Benefits (3)	Unvested Stock Awards (4)	Unvested Stock Options (5)	Total (6)

Jon S. Corzine
	By Us for Cause or by Executive without Good Reason	$—	$—	$—	$—	$—	$—
	By Us without Cause or by Executive with Good Reason	3,000,000	9,000,000	61,942	—	—	12,061,942
	Death or Disability	3,000,000	1,500,000	—	—	—	4,500,000
	Change in Control without a Termination	—	—	—	—	—	—

J. Randy MacDonald
	By Us for Cause or by Executive without Good Reason	—	—	—	—	—	—
	By Us without Cause or by Executive with Good Reason	4,000,000	8,900,000	50,549	4,670,657	265,764	17,886,970
	Death or Disability	4,000,000	450,000	—	4,670,657	265,764	9,386,421
	Change in Control without a Termination	—	—	—	4,670,657	265,764	4,936,421

Bradley I. Abelow
	By Us for Cause or by Executive without Good Reason	—	—	—	—	—	—
	By Us without Cause or by Executive with Good Reason	3,000,000	9,000,000	50,549	—	1,697,500	13,748,049
	Death or Disability	3,000,000	1,500,000	—	—	1,697,500	6,197,500
	Change in Control without a Termination	—	—	—	—	1,697,500	1,697,500

Thomas F. Connolly
	By Us for Cause or by Executive without Good Reason	—	—	—	—	—	—
	By Us without Cause or by Executive with Good Reason	600,000	425,000	31,446	948,979	53,152	2,058,577
	Death or Disability	600,000	250,000	—	948,979	53,152	1,852,131
	Change in Control without a Termination	—	—	—	948,979	53,152	1,002,131

Laurie R. Ferber
	By Us for Cause or by Executive without Good Reason	—	—	—	—	—	—
	By Us without Cause or by Executive with Good Reason	1,600,000	3,900,000	50,549	2,300,797	646,419	8,497,765
	Death or Disability	1,600,000	350,000	—	2,300,797	646,419	4,897,216
	Change in Control without a Termination	—	—	—	2,300,797	646,419	2,947,216

(1)	If one of our named executive officers resigns for “good reason” or is terminated without “cause”, or is terminated on account of his or her death or disability, the executive is entitled to a pro rata bonus based on the achievement of actual performance goals, but for purposes of this table, we are using the executive’s target annual bonus. With respect to Mr. MacDonald and Mr. Connolly, we have used target annual bonuses for fiscal 2010 as provided in each of their respective employment agreements, as targets were not set by the Compensation Committee for fiscal 2011. With respect to Ms. Ferber, we have used the guaranteed cash and equity amounts for fiscal 2011 as contemplated by her employment agreement as targets were not set by the Compensation Committee for fiscal 2011.
(2)	Severance payments in the event of a termination without cause are determined by multiplying the sum of salary plus cash target plus equity target by a severance multiplier, which, in the case of all named executives other than Mr. Connolly is two, and, with respect to Mr. Connolly, is 0.5. With respect to Mr. MacDonald and Mr. Connolly, we have used target annual bonuses for fiscal 2010 as provided in each of their respective employment agreements, as targets were not set by the Compensation Committee for fiscal 2011. With respect to Ms. Ferber, we have used the guaranteed cash and equity amounts for fiscal 2011 as contemplated by her employment agreement as targets were not set by the Compensation Committee for fiscal 2011. Severance payments in the event of a named executive officer’s death or disability only include such officer’s base salary.
(3)	These values are merely estimates and are based on approximate costs of medical, dental, hospitalization, life and disability insurance plans, as applicable in the United States for fiscal 2012. These values do not reflect any vested or accrued benefits to which the executives are otherwise entitled under the terms of the applicable benefit plans. Where life insurance has been guaranteed to the employee for more than 12 months, MF Global will be required to pay the conversion cost of employee’s existing life insurance policy. Conversion rates will likely vary depending on the named executive officer whose life insurance policy we would convert, as well as other factors that are beyond our control.
(4)	The amounts in this column represent the total market value of restricted stock units that become vested on termination or as a result of a change in control based on MF Global’s closing price on the NYSE on March 31, 2011 of $8.28 per share. Restricted stock unit holdings at the end of fiscal 2011 are detailed in the Outstanding Equity Awards at Fiscal Year-End table.
(5)	The amounts in this column represent the “spread” value of options that become vested and exercisable on termination or a change in control based on the closing sale price of MF Global’s closing price on the NYSE on March 31, 2011 of $8.28. Stock option holdings at the end of fiscal 2011 are detailed in the Outstanding Equity Awards at Fiscal Year-End table.
(6)	If any payments or benefits payable in connection with a change in control to a named executive officer would be subject to the additional “golden parachute” excise tax under Section 4999 of the Internal Revenue Code, the payments and/or benefits will be reduced to one dollar less than the amount which would trigger the excise tax if the reduction results in the executive receiving a greater amount on a net-after tax basis than would be received if the executive received the parachute payments and paid the excise tax.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Separation of Messrs. Roseman and Rowsell

Mr. Michael Roseman’s employment with the Company ended effective March 31, 2010. In connection with his separation from the Company, Mr. Roseman was paid severance totaling $1,350,000 under his employment agreement. Mr. Roseman’s severance payment was calculated by adding his fiscal 2011 target cash bonus amount ($500,000), his fiscal 2011 target equity bonus amount ($500,000) and his fiscal 2011 salary ($350,000). All of Mr. Roseman’s unvested restricted stock units vested as of March 31, 2011.

Mr. James Rowsell’s employment with the Company ended effective October 12, 2010. In connection with his separation from the Company, Mr. Rowsell was paid severance totaling $3,980,947 (based on a conversion rate into U.S. dollars using an average annual exchange rate of $1.5563/€1) under his employment agreement. Mr. Rowsell’s severance payment included a lump sum payment of €2,552,648, a payment of €500 as consideration for agreeing to certain confidentiality obligations; and a payment of €4,808 for accrued, but unused vacation days. All of Mr. Rowsell’s unvested restricted stock units were forfeited as of October 12, 2010, and his unexercised, vested stock options were forfeited 90 days following his last day of employment.

OTHER MATTERS

Shareholder Proposals for 2012 Annual Shareholders’ Meeting

All suggestions from shareholders are given careful attention. Proposals to be considered for inclusion in next year’s Proxy Statement pursuant to SEC Rule 14a-8 should be sent to the Company Secretary of MF Global at our principal executive offices, 717 Fifth Avenue, New York, New York 10022 on or before March 9, 2012. In addition, unrelated to SEC Rule 14a-8 of the Exchange Act, under our by-laws, if a shareholder wishes to submit any other proposal for the 2012 Annual Shareholders’ Meeting (that will not be included in the Proxy Statement for that meeting), such proposal must be received no later than 90 days nor earlier than 120 days before the first anniversary of the 2011 Annual Shareholders’ Meeting unless the date of the 2012 Annual Shareholders’ Meeting (excluding any adjournment) is more than 30 days before or more than 60 days after the anniversary of the 2011 Annual Shareholders’ Meeting, in which case, shareholders must submit their proposals to the Company Secretary no earlier than 120 days before the 2012 Annual Shareholders’ Meeting and no later than the later of (i) 90 days before the 2012 Annual Shareholders’ Meeting or (ii) 10 days following the day on which public announcement of the 2012 Annual Shareholders’ Meeting is first made by MF Global. A copy of the current MF Global by-laws may be obtained from the Company Secretary of MF Global at 717 Fifth Avenue, New York, New York 10022. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

Incorporation by Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by MF Global under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Report of the Audit and Risk Committee” (to the extent permitted by SEC rules) shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

Consent to Electronic Delivery of Annual Shareholders’ Meeting Materials

This Proxy Statement and our Annual Report on Form 10-K for fiscal 2011 are available on our website at www.mfglobalinvestorrelations.com under the link “SEC Filings”. If you would like to help protect the environment and reduce the costs incurred by our postage and printing expenses, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via email or the Internet. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. If you are a registered shareholder, you may sign up for this service at our voting website. If you hold your shares through a bank, broker or other nominee, contact the record holder for information regarding electronic delivery of materials. Your consent to electronic delivery will remain in effect until you revoke it. If you choose electronic delivery, you may incur costs, such as cable, telephone and Internet access charges, for which you will be responsible.

Exhibit A: 2011 Executive Incentive Plan

MF Global Holdings Ltd.

2011 Executive Incentive Plan

1 General Purpose

The purpose of the MF Global Holdings Ltd. 2011 Executive Incentive Plan (the “Plan”) is to (i) attract, retain and motivate selected senior executives and other key employees of MF Global Holdings Ltd. (“MF Global”) and its subsidiaries and affiliates (together with MF Global, and their respective successors and assigns, the “Company”) to contribute to the Company’s profitability and success by means of a performance-based annual incentive plan and (ii) preserve the corporate tax deductibility of incentive compensation paid to senior executives and other key employees. It is intended that any incentive award payable under the Plan be considered “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (and the regulations thereunder, including applicable written notices, procedures and rulings of the Internal Revenue Service) (the “Code”).

2 Administration

2.1 General.    The Plan shall be administered by a committee (the “EIP Committee”) of the Company’s Board of Directors which, to the extent required by Section 162(m)(4)(C) of the Code, shall be comprised solely of two or more “outside directors” as defined in Treasury Regulation Section 1.162-27(e)(3). However, the failure of the EIP Committee to be so comprised shall not invalidate any action or determination made by the EIP Committee.

2.2 Compensation Committee (or Subcommittee) to Serve as EIP Committee.    Unless the Board of Directors determines otherwise, the Compensation Committee (or its successor) shall serve as the EIP Committee. However, to the extent required by Section 162(m)(4)(C) of the Code, if at the time a relevant action is taken or determination is made under the Plan, each member of the Compensation Committee is not an “outside director,” then such action may be taken or determination may be made either (i) by a subcommittee comprised solely of two or more “outside directors” or (ii) by the Compensation Committee but with each such member who is not an “outside director” abstaining or recusing himself or herself from the action. Any such action, authorized by such a subcommittee or by the Compensation Committee upon the applicable abstention or recusal, shall be the action of the EIP Committee for purposes of the Plan and all references in the Plan to the EIP Committee shall include such subcommittee or the Compensation Committee upon the applicable abstention or recusal.

2.3 Role and Authority of the EIP Committee.    The EIP Committee shall have full authority to administer the Plan, including, without limitation, the authority, in its sole and absolute discretion, to: (i) make all determinations and take all actions necessary or advisable in administering the Plan (including, without limitation, selecting individuals for participation, setting Performance Goal(s) (defined herein), determining the size of an incentive award and certifying the achievement of Performance Goal(s)); (ii) construe, interpret and implement the Plan; (iii) prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations governing its own operations; (iv) correct any defect, supply any omission and reconcile any inconsistency in the Plan; and (v) amend the Plan to reflect changes in or interpretations of applicable law, rules or regulations. For the avoidance of doubt, the express grant of a specific power or authority shall not be construed as limiting the power or authority of the EIP Committee.

2.4 EIP Committee Decisions Final.    The determination of the EIP Committee on all matters relating to the Plan, the terms and conditions of an incentive award and any amounts payable hereunder shall be final, binding and conclusive for all purposes and upon all parties, including the Company, Participants, employees, any person claiming any rights or benefits under the Plan from or through any Participant or employee, and shareholders.

2.5 Non-Uniform Determinations.    The EIP Committee’s determinations under the Plan need not be uniform and may be made by the EIP Committee selectively among individuals who receive, or are eligible to receive, incentive awards (whether or not such individuals are similarly situated).

2.6 Delegation.    The EIP Committee may allocate among its members and may delegate some or all of its authority or administrative responsibility to such individual or individuals who are not members of the EIP Committee as it shall deem necessary or appropriate; provided, however, that the EIP Committee may not delegate any of its authority or administrative responsibility hereunder if such delegation would cause any incentive award payable under the Plan not to be considered “performance-based compensation” to a “covered employee” (in each case within the meaning of Section 162(m) of the Code), and any such delegation or attempted delegation shall not be effective and shall be void ab initio.

2.7 No Liability.    Each member of the EIP Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company, the Company’s independent certified public accountants, or other professional retained by the Company to assist in the administration of the Plan. No member of the EIP Committee, nor any officer or employee of the Company acting on behalf of the EIP Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the EIP Committee and any officer or employee of the Company acting on the EIP Committee’s behalf shall, to the fullest extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

3 Participation

Participants in the Plan shall be selected for each Performance Period (defined herein) from those employees of the Company who are, or are expected to be, “covered employees” (as defined in Section 162(m) of the Code), executive officers subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, or who are respect to a particular Performance Period is referred to as a “Participant.” The EIP Committee may, in its discretion, add Participants to, or remove Participants from, the Plan at any time during a Performance Period or otherwise, except that no Participant may be added after the earlier of the 90th day after the commencement of a Performance Period or the time at which 25 percent of the Performance Period has elapsed (or otherwise at a time that is not consistent with Section 162(m) of the Code).

No employee shall, at any time, have a right to be selected as a Participant in the Plan, or to be entitled automatically to an incentive award, or, having been selected as a Participant for one Performance Period, to be a Participant in any subsequent or future Performance Period.

4 Incentive Awards; Performance Goal(s) and Performance Periods

4.1 Incentive Awards.    Incentive awards may be earned by Participants for a specified performance period (determined in accordance with Section 4.2 hereof) (the “Performance Period”); provided, however, that (i) the making of an incentive award under the Plan shall be contingent upon the achievement of one or more pre-established, objective performance goal(s) determined by the EIP Committee (“Performance Goal(s)”) for such Performance Period; (ii) the outcome of such Performance Goal(s) must have been substantially uncertain at the time established; (iii) the method for calculating the amount of the incentive award must be in the form of an objective formula or standard; (iv) the achievement of the Performance Goals must be certified by the EIP Committee prior to payment; and (v) payment to a Participant may not exceed the amount established by the EIP Committee for the actual level of performance achieved.

4.2 Performance Periods.    Unless otherwise determined by the EIP Committee, each Performance Period shall commence on the first day of the Company’s fiscal year (i.e., April 1) and end on the last day of the fiscal year (i.e., March 31). The EIP Committee may establish Performance Periods of other duration, including multi-year Performance Periods and shorter Performance Periods for individuals who are hired or become eligible to participate in the Plan after the commencement of a Performance Period. Unless otherwise determined by the EIP Committee, the first Performance Period under the Plan shall have commenced as of April 1, 2011 and shall end on March 31, 2012.

4.3 Performance Goals.    Within 90 days after the commencement of a Performance Period or, if earlier, before 25 percent of such Performance Period elapses, the EIP Committee shall establish in writing the Performance Goal(s) for such Performance Period and the amount of incentive award that may be earned by Participants upon the level of performance achievement, which amount may also be expressed as percentage(s) of an incentive pool or other measure prescribed by the EIP Committee. When the EIP Committee establishes Performance Goal(s), the EIP Committee shall also specify the manner in which the level of achievement of such Performance Goal(s) shall be calculated and, if applicable, the relevant weighting assigned to such Performance Goal(s).

If the amount payable to each Participant is stated in terms of a percentage of an incentive pool, the sum of the individual percentages of the incentive pool shall not exceed 100 percent and the reduction or forfeiture of one Participant’s incentive award shall not increase the amount payable to another Participant.

Performance Goal(s) shall be based upon one or more of the business criteria set forth in Section 4.4 hereof.

4.4 Performance Criteria.    The Performance Goal(s) shall be based on one or more of the following business criteria as the EIP Committee may deem appropriate: (i) earnings, including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization or extraordinary or special items or book value per share of common stock of the Company (a “Share”); (ii) income before or after giving effect to compensation expense; (iii) earnings per Share (basic or diluted); (iv) operating profit; (v) economic income; (vi) revenue, revenue growth or rate of revenue growth; (vii) return on assets (gross or net), return on investment, return on capital or return on equity; (viii) returns on sales or revenues; (ix) operating expenses; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations or cash flow in excess of cost of capital; (xi) the Company’s cost of borrowing or credit quality; (xii) economic value created; (xiii) cumulative earnings per Share growth; (xiv) operating margin or profit margin; (xv) Share price or total shareholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) planning accuracy (as measured by comparing planned results to actual results); (xviii) market share; (xix) risk management; (xx) performance relative to budget, forecast or market expectations; and (xxi) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, acquisitions, divestitures, joint ventures and similar transactions.

Furthermore, Performance Goal(s) may be (a) measured in absolute or relative terms; (b) measured on a pre-tax, after-tax, GAAP or non-GAAP basis; (c) measured by the performance of an individual, the Company as a whole or a subsidiary, business unit, product line or segment of the Company or one or more divisions, product lines or specific markets; (d) based upon an increase or positive result, maintaining the status quo or limiting economic losses; (e) measured against one or more companies, competitors or peer groups referenced in the Company’s annual report or proxy statement; (f) measured against the market as a whole and/or compared to the performance of a published or special index deemed applicable by the EIP Committee; and/or (g) different from Participant to Participant and from incentive award to incentive award.

Adjustment for Extraordinary Events. In establishing the Performance Goal(s), the EIP Committee may, no later than the date such Performance Goal(s) are established in accordance with Section 4.3 hereof, provide for the adjustment of such Performance Goal(s), in recognition of unusual or nonrecurring events (including any recapitalization, reclassification, merger, amalgamation, consolidation, split-up, spin-off, reorganization, combination, reductions in force or any other change in corporate structure or in the event of any extraordinary distribution, as well as acquisitions and dispositions of businesses and assets or reductions in force) affecting the Company or any subsidiary, business unit or segment of the Company, or the financial statements of the Company, or any subsidiary, business unit or segment, or in response to changes in applicable laws, regulations, accounting principles or methods, tax rates and regulations, currency fluctuations or business conditions.

4.5 EIP Committee’s Negative Discretion.    Notwithstanding anything to the contrary in the Plan, the EIP Committee may, in its sole discretion, reduce the amount of any incentive award (on a formula and/or discretionary basis) prior to payment, regardless of the level of achievement of the applicable Performance Goal(s).

4.6 Certification; Determination of Bonus.    Following the completion of each Performance Period and prior to payment of an incentive award, the EIP Committee shall certify in writing whether the Performance Goal(s) for such Performance Period have been achieved and, if they have, specify the amount that is to be awarded to each Participant.

5 Payment of Incentive Awards; Maximum Incentive Award; Taxes

5.1 Timing of Payment.    Subject to Sections 4.6 and 8.3 hereof, the applicable incentive award (if any) shall be paid to each Participant no later than June 15th of the Company’s fiscal year following the fiscal year in which the Performance Period during which it is earned ends. However, the Company may, in its discretion, determine to make payments at a later date, provided that such timing of payment is compliant with or exempt under Section 409A of the Internal Revenue Code.

5.2 Maximum Incentive Award.    Under no circumstance shall incentive award(s) paid to any single Participant under the Plan during any fiscal year exceed $10,000,000.

5.3 Tax Withholding.    Incentive awards shall be subject to applicable tax withholdings and deductions required by law. Accordingly, the Company shall deduct or withhold from payments under the Plan an amount sufficient in the opinion of the Company to satisfy such obligations.

6 Termination of Employment; Forfeiture and Recoupment

6.1 Termination of Employment.    Unless otherwise determined by the EIP Committee in accordance with the requirements of Section 162(m) of the Code, if a Participant’s employment or service with the Company terminates for any reason prior to the end of the applicable Performance Period, the Participant’s incentive award, and all rights of the Participant to such incentive award for such Performance Period, will be cancelled.

6.2 Forfeiture and Recoupment Events.    Incentive awards are subject to any recoupment policy of the Company as in effect from time to time, and incentive awards may be subject to reduction, cancellation, forfeiture or recoupment in accordance with any such policy. Furthermore, an incentive award may be reduced, cancelled, forfeited or recouped by the Company (before or after payment) if the EIP Committee determines that a Participant (a) received an incentive award based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria; (b) knowingly engaged in providing inaccurate information or knowingly failing to timely correct inaccurate information relating to financial statements or performance metrics; or (c) materially violated the Company’s Code of Business Conduct and Ethics or other written policies established by the Company. The EIP Committee may, in its sole discretion, impose additional forfeiture or recoupment conditions on any incentive award.

7 Effective Date; Term

The Plan became effective upon adoption by the Board on May 11, 2011, subject to approval by the shareholders of the Company. Prior to such shareholder approval, the EIP Committee may set Performance Goals and grant incentive awards conditioned on shareholder approval. If such shareholder approval is not obtained at or before the payment of an incentive award under the Plan, the Plan and any incentive awards hereunder shall be void ab initio and be of no further force and effect. Unless earlier terminated in accordance with Section 8.1 hereof, no incentive award shall be made under the Plan with respect to Performance Periods beginning after March 31, 2016.

8 General Provisions

8.1 Amendment or Termination.    The Board of Directors or the Compensation Committee (or a subcommittee thereof) may amend, suspend or terminate the Plan or any portion thereof at any time, provided that any such action complies with the requirements of Section 162(m) of the Code.

8.2 Section 162(m) of the Code.    The Company intends that the Plan and incentive awards granted under the Plan will satisfy the applicable requirements of Section 162(m) of the Code. Any provision of the Plan, and any interpretation or determination under the Plan by the EIP Committee, which is inconsistent with this intent, shall be disregarded.

8.3 Section 409A of the Code.    The Company intends the Plan and incentive awards under the Plan to be exempt from the requirements of Section 409A of the Code as a “short term deferral” and shall be construed and interpreted in accordance with such intent. Notwithstanding the foregoing, the EIP Committee may from time to time establish procedures pursuant to which Participants will be permitted or required to defer receipt of incentive awards under the Plan, provided that such deferrals shall comply with the applicable requirements of Section 409A of the Code. In addition, if any portion of an incentive award payable to a “covered employee” that is intended to be qualified performance-based compensation for any reason is not deductible, payment of that portion shall, at the EIP Committee’s discretion, be deferred until the earliest date it may be paid and deducted; provided, however, that any such deferral shall be made in compliance with the applicable requirements of Section 409A of the Code.

8.4 Incentive Awards are Special Incentive Payments.    Incentive awards under the Plan will constitute a special incentive payment to the Participant and will not be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement with the Participant, unless such plan or agreement specifically provides otherwise.

8.5 Nonassignability; No Third-Party Beneficiaries.    A Participant shall not assign, encumber or transfer his or her rights and interests under thePlan and any attempt to do so will be void ab initio. The Plan shall not confer on any person other than the Company and any Participant any rights or remedies hereunder.

8.6 No Employment Rights.    Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Company for the Performance Period or thereafter or affect any right which the Company may have to terminate such employment.

8.7 Right to Offset.    To the extent incentive awards do not constitute “non-qualified deferred compensation” under Section 409A of the Code, the Company shall have the right to offset against its obligation to deliver any such incentive awards amounts of whatever nature that the Participant then owes to the Company.

8.8 Consent to Data Transfer.    Each Participant consents to the holding and processing of personal data provided by the Participant to the Company or any third-party service provider, for all purposes relating to the operation of the Plan.

8.9 Governing Law.    All rights and obligations under the Plan shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

Upon arrival, please present this admission ticket and photo identification and any other required documents. You can also use this proxy card to physically attend the meeting.

Electronic Proxy Instructions

You can submit your proxy by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two methods outlined below to submit your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on August 10, 2011.

To submit your proxy by Internet
• Log on to the Internet and go to www.investorvote.com/MF • Follow the steps outlined on the secured website

To submit your proxy by telephone

•    Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call

•    Or dial 1-781-575-2300 from outside the United States

•    Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual Shareholders’ Meeting Proxy Card	[ID NUMBER]

❑ IF YOU HAVE NOT SUBMITTED YOUR PROXY VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ❑

A . Proposals — The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2, 4, 5 and 6. The Board of Directors recommends you vote “1 Year” on Proposal 3.

1. Election of eight Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 – David P. Bolger	☐	☐	☐	02 – Jon S. Corzine	☐	☐	☐	03 – Eileen S. Fusco	☐	☐	☐
04 – David Gelber	☐	☐	☐	05 – Martin J. Glynn	☐	☐	☐	06 – Edward L. Goldberg	☐	☐	☐
07 – David I. Schamis	☐	☐	☐	08 – Robert S. Sloan	☐	☐	☐

	For	Against	Abstain
2. Advisory vote to approve the compensation of the officers disclosed in this Proxy Statement, or a “say-on-pay” vote.	☐	☐	☐
	1 Year	2 Years	3 Years
3. Advisory vote to approve the frequency of future say-on-pay votes, or a “say-when-on-pay” vote.	☐	☐	☐
	For	Against	Abstain
4. Approval of the 2011 Executive Incentive Plan.	☐	☐	☐
	For	Against	Abstain
5. Ratification of the appointment of PricewaterhouseCoopers LLP as MF Global’s independent registered public accounting firm for fiscal 2012.	☐	☐	☐
	For	Against	Abstain
6. Approval of the issuance of shares of Common Stock upon the exercise of warrants issued in connection with our 1.875% convertible senior notes due 2016 in excess of New York Stock Exchange limits for issuances without shareholder approval.	☐	☐	☐

B. Non-Voting Items.

Change of Address—Please print your new address below.

C. Authorized Signatures—This section must be completed for your proxy to be counted—Date and Sign Below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy)—Please print date below.	Signature 1—Please keep signature within the box.	Signature 2—Please keep signature within the box.
/ /

❑ IF YOU HAVE NOT SUBMITTED YOUR PROXY VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ❑

Proxy – MF Global Holdings Ltd.

2011 Annual Shareholders’ Meeting

Omni Berkshire Place

21 East 52nd Street

New York, New York 10022

Proxy Solicited by Board of Directors for Annual Shareholders’ Meeting—August 11, 2011

Jon S. Corzine, Bradley I. Abelow and Laurie R. Ferber, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Shareholders’ Meeting of MF Global Holdings Ltd. to be held on Thursday, August 11, 2011 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposal 1, Proposal 2, Proposal 4, Proposal 5 and Proposal 6 and to vote “1 Year” on Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may lawfully be brought before the Annual Shareholders’ Meeting or any adjournment or postponement thereof.

(ITEMS TO BE VOTED APPEAR ON REVERSE SIDE.)